     As filed with the Securities and Exchange Commission on December 29, 1995

                                                               File No. 811-7264




                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                      FORM N-1A

                                REGISTRATION STATEMENT
                                        UNDER
                          THE INVESTMENT COMPANY ACT OF 1940     X

                                   AMENDMENT NO. 4                       X

                           GREATER CHINA GROWTH PORTFOLIO
                           ------------------------------
                  (Exact Name of Registrant as Specified in Charter)


                                  24 Federal Street
                             Boston, Massachusetts  02110
                             ----------------------------
                       (Address of Principal Executive Offices)


          Registrant's Telephone number, including Area Code: (617) 482-8260
                                                              --------------


                                     Thomas Otis
                   24 Federal Street, Boston, Massachusetts  02110
                   -----------------------------------------------
                       (Name and Address of Agent for Service)

                                  EXPLANATORY NOTE



              This Registration Statement, as amended, has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by investment companies, common or commingled trust funds, organizations or trusts described in Section 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

                                       PART A

              Responses to Items 1 through 3 and 5A have been omitted pursuant to Paragraph 4 of Instruction F of the General Instructions to Form N-1A.

     Item 4.  General Description of Registrant

              Greater China Growth Portfolio (the "Portfolio") is a diversified, open-end management investment company, is organized as a trust under the laws of the State of New York, and is treated as a partnership for federal tax purposes. Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may be made only by U.S. and foreign investment companies, common and commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

              The Portfolio's investment objective is to seek long-term capital appreciation. The Portfolio seeks to achieve its objective by investing primarily in equity securities of companies that, in the opinion of the Portfolio's investment adviser, will benefit from the economic development and growth of the People's Republic of China ("China"). A significant percentage of the Portfolio's assets will be invested in the securities markets of countries in the China region, consisting of Hong Kong, China, Taiwan, South Korea, Singapore, Malaysia, Thailand, Indonesia and the Philippines (collectively, the "China Region").

              Additional information about the investment policies of the Portfolio appears in Part B. The Portfolio is not intended to be a complete investment program, and a prospective investor should take into account its objectives and other investments when considering the purchase of an interest in the Portfolio. The Portfolio's investment objective is nonfundamental and may be changed when authorized by a vote of the Trustees without obtaining the approval of the investors in the Portfolio. The Portfolio cannot assure achievement of its investment objective. In addition, investments in issuers of the China Region involve risks not typically associated with issuers in the United States. See "Special Investment Methods and Risk Factors" for further information.

     The Portfolio's Investment Opportunities in the China Region


              The following is a general discussion of the economies and securities markets in which the Portfolio may invest. There can be no assurance that the Portfolio will be able to capitalize on the factors described herein. Opinions expressed herein are the good faith opinions of the Portfolio's investment adviser, Lloyd George Investment Management (Bermuda) Limited (the "Adviser"). Unless otherwise indicated, all amounts are expressed in United States dollars.


              Over the past twenty years the performance of the major Asian securities markets has generally been better than that of markets in Europe and the United States. In the past five years, the newly emerging securities markets of the China Region have demonstrated significant growth in market capitalization, in numbers of listed securities and in the volume of transactions. Over the same period, the underlying economies of the region have grown against a background of the high savings rates characteristic of many Asian societies and generally moderate inflation. According to the Asian Development Bank forecasts, the economies of Southeast Asia, excluding Japan, are forecast to grow by 7.4% in 1996.


              The average growth in gross domestic product ("GDP") from 1990 to 1995 for the main countries in Southeast Asia, compared with the United States, was as follows:

              Thailand                 8.92%
              China                    9.97%
              Malaysia                 8.65%
              Singapore                8.22%
              South Korea              6.04%
              Indonesia                6.87%
              Taiwan                   6.50%
              Hong Kong                5.18%
              Philippines              2.50%
              United States            2.12%


              A particularly significant factor within the region over the last 13 years has been the increasing influence that China has had in the determination of the economic development of certain countries. This influence has been principally in providing manufacturing facilities and a market for goods and services, and in creating a demand for export outlets, both directly and indirectly.

              The stages of China's economic development are discussed below. The effect by 1992 was an increase in economic integration among the countries in the China Region. The links between China and Hong Kong, between China and Taiwan and between China and other countries within the region, where there is a significant Chinese element of the population, have by now been strengthened to a degree which makes a reversal unlikely. Moreover, although these links have been developed to a stage where economic co-operation in trade operates smoothly, the full potential of the market, both in terms of domestic consumption and of export growth, has hardly begun to be realized. It is based upon this potential that the Adviser perceives an investment opportunity that may be exploited by the Portfolio.

              China. China's population, estimated at 1.3 billion, is the highest of any country in the world. China has had for many centuries a well deserved reputation for being closed to foreigners, with trade with the outside world being carried on under terms of extreme restriction and under central control. Such conditions were maintained in the first thirty years of the Communist regime, which began in 1949; however, there have been several stages of evolution, from the institution of an industrialization program in the 1950s to a modernization policy commencing in 1978 that combined economic development with the beginnings of opening the country.

              The economic reform plan thus begun was designed to bring in foreign investment capital and technological skills. The result has been a move towards a more mixed economy away from the previous centrally planned economy. The process of devolving responsibility for all aspects of enterprise to local management and authorities continues, even though the system of socialism with Chinese characteristics involves considerable influence by the central government on production and marketing.

              The economic plans covering the last decade of the century include objectives to quadruple the country's 1980 industrial and agricultural output by the year 2000, to increase the export element of the economy and to continue to open the country with further development of the designated special investment areas. Average annual GDP growth rate between 1989 and 1994 was 9.2%. The current Five Year Plan anticipates an annual growth rate of 6%, but some senior leaders have called for this to be increased significantly.

              In order to attract foreign investment China has since 1978 designated certain areas of the country where overseas investors can receive special investment incentives and tax concessions. There are five Special Economic Zones (Shenzhen, Shantou and Zhuhai in Guangdong Province, Xiamen in Fujian Province and Hainan Island, which itself is a province). Fourteen coastal cities have been designated as "open cities" and certain Open Economic Zones have been established in coastal areas. Shanghai has established the Pudong New Area. Twenty-seven High and New Technology Industrial Development Zones have been approved where preferential treatment is given to enterprises which are confirmed as technology intensive.

              As a result, foreign direct investment in China has increased substantially in the last ten years. The contracted value of foreign investment in China was over $70.8 billion in 1994. Investment by Taiwan in Fujian Province continues to grow. Most of Hong Kong's manufacturing investment has been in Guangdong Province, and more than 2.5 million workers are now employed in the Province working for Hong Kong companies.


              Since the beginning of 1992, China has indicated a willingness to speed up reform of the economy. GDP grew by 11.8% in 1994 with gross industrial output rising by 21.4%. Most notably among the high echelons of the Chinese leadership, Deng Xiaoping has made a number of vigorously pro-reform statements since he visited Shenzhen in January 1992 to demonstrate support for the way in which the province of Guangdong is conducting its affairs. Other senior Chinese Leaders have reaffirmed the principle of economic reform.

              Exports continue to rise strongly, although China remains vulnerable to United States economic conditions and possible trade sanctions, unless it liberalizes current import restrictions and improves its human rights record. However, imports are also expected to rise and may outstrip exports in terms of growth rates.

              1993 figures show the extent to which Southeast China, and Guangdong Province in particular, is ahead of the rest of the country in economic performance. Its industrial output grew by over 50.5% during 1993; exports increased by more than 11.8% during 1993 following a 34% growth in 1992. In 1993 Guangdong Province accounted for some 40.7% of total exports and for more than 10.3% of GDP although having only 5.5% of the population.


              There are currently two officially recognized securities exchanges in China - The Shanghai Securities Exchange, which opened in December 1990, and The Shenzhen Securities Exchange, which opened in July 1991. Shares traded on these Exchanges are of two types - "A" shares, which can be traded only by Chinese investors, and "B" shares, which can be traded only by individuals and corporations not resident in China. In Shanghai, all "B" Shares are denominated in Chinese renminbi ("RMB"), but all transactions in "B" Shares must be settled in U.S. dollars and all distributions made on "B" Shares are payable in U.S. dollars, the exchange rate being the weighted average exchange rate for the U.S. dollar as published by the Shanghai Foreign Exchange Adjustment Centre. In Shenzhen, the purchase and sale prices for "B" Shares are quoted in Hong Kong dollars. Dividends and other lawful revenue derived from "B" Shares are calculated in RMB but payable in Hong Kong dollars, the rate of exchange being the average rate published by the Shenzhen Foreign Exchange Adjustment Centre. There are no foreign exchange restrictions on the repatriation of gains made on or income derived from "B" Shares, subject to the payment of taxes imposed by China thereon.

              Company law relating to companies limited by shares and regulations regarding the issuing of shares by equity joint ventures have not yet been developed on a national basis. The Shenzhen municipality issued regulations in 1992 relating to joint stock companies, and the Shanghai municipality has a draft joint stock company law under review. Regulations governing the trading of securities on both the Shenzhen and the Shanghai stock exchanges have been issued by each municipality; there is no national securities legislation as yet.

              As of December 6, 1995, 184 companies had shares listed on The Shanghai Securities Exchange, of which 36 also had "B" Shares listed. The total market capitalization of the "B" Shares of these companies as at that date (which includes equities and bonds) was approximately U.S. $1.52 billion. As of the same date, 125 companies had shares listed on The Shenzhen Securities Exchange, of which 33 also had "B" Shares listed. The total market capitalization of the "B" Shares as at that date was approximately HK $6.41 billion (U.S. $625.6 billion).


              Hong Kong. As a trade entrepot and finance center, Hong Kong's viability has been inexorably linked to mainland China since the establishment of the Colony in 1841. Hong Kong remains China's largest trade partner and its leading foreign investor. In 1995, visible trade between Hong Kong and China exceeded $33.4 billion.

              In the last two decades there has been a structural change in Hong Kong's economy, with growth in the services sector outpacing manufacturing growth. With more and more labor intensive manufacturing relocating to Southern China, Hong Kong has developed its services sector, which in 1993 contributed 72.5% of Gross Domestic Product.

              In recent years large numbers of Hong Kong based companies have set up factories in the southern province of Guangdong, where it is estimated that Hong Kong companies employ between 2.5 and 3 million workers. The low cost of setting up a factory in China and low wage rates have been the primary attractions. While few Hong Kong companies in the service sector derive the majority of their sales from China, activity there is increasing notably in the construction, utilities, communications and tourism sectors. Examples include China Light and Power, Hong Kong Telecom and Hopewell Holdings. Although less noticeable than Hong Kong's investment in China, there has been considerable growth in Chinese investment in Hong Kong over the last decade and particularly in the last five years. In contrast to Japanese investment, Chinese investment in Hong Kong typically involves the purchase of stakes in existing companies. This has traditionally been in the banking and import/export sectors. Recently, investment in property, manufacturing and infrastructure projects has increased. The most active Chinese enterprise in Hong Kong, the Bank of China Group, is the second largest banking group in Hong Kong. Much as China has become the manufacturing capital for Hong Kong companies, Hong Kong is the primary funding center for the development of China through direct investment, syndicated loans, commercial paper and share issues in Hong Kong by Chinese companies.

              In view of the growing economic interaction between Hong Kong and Southern China, it is increasingly meaningful to consider the concept of a

     Greater Hong Kong economy consisting of Hong Kong and Guangdong Province, with a combined population of 72 million and average per capita GDP of $2,130 in 1993. Given the human, financial and technological resources in Hong Kong and the low wage rates and infrastructural requirements of China, the economic rationale for further integration of the two economies is considerable. In ensuring the role of Hong Kong in the economy of Southern China, the challenge of policy makers in Hong Kong is to see that the colony's infrastructure is capable of accommodating the sustained 15% annual growth of the Guangdong economy, and with it increasing trade and investment flows. Towards this end, the Hong Kong government in 1989 unveiled PADS, the Port and Airport Development Strategy. The project, estimated to cost $21 billion, is designed to allow Hong Kong's cargo handling capacity to increase by four times between 1988 and 2011 and its air traffic handling capacity to increase from 15 million passengers in 1988 to 50 million in 2011. Representatives of the Hong Kong and Chinese governments are currently discussing the future of the PADS project and its financing.

              In the past, political considerations have hindered closer economic integration between Hong Kong and China. It was largely in response to the United Nations embargo on trade with China in the 1950s and 1960s that Hong Kong developed a significant manufacturing base. In the last several years, however, there has been an improvement in relations between China and Hong Kong. In September 1991, Hong Kong and China concluded the Sino-British Memorandum of Understanding, providing a framework for the PADS project. Of even greater importance, the Basic Law, the outline for Hong Kong's government post 1997, calls for Hong Kong's capitalist system to remain intact for an additional fifty years after 1997 and sets out details for the integration of Hong Kong into China after 1997.

              Taiwan. Between 1960 and 1994, Taiwan's GNP grew from less than $2 billion to over $240 billion. The economic growth has been accompanied by a transformation of domestic production from labor intensive to capital intensive industries in the 1970s and finally to higher technology industries in the 1980s. With over $92 billion, Taiwan has the world's largest foreign exchange reserves. Taiwan companies continue to be attracted by China's low labor costs, inexpensive land and less rigid environmental rules. It is estimated that accumulated Taiwanese investment in China exceeds $3 billion. Taiwanese listed companies included a number that invested indirectly in China, primarily in the textiles, food and rubber industries. Given the proximity of Taiwan to China, the cultural homogeneity and the compelling economic incentive for further investment, the primary obstacle to greater investment flows has been the prohibition by Taiwanese authorities of direct investment in China. Based on discussions with Taiwanese companies and the trend toward greater liberalization by the government of investment in China, the Adviser believes that over the next several years the scope for investment by Taiwanese companies in China will widen substantially and that many more companies listed on The Taiwan Stock Exchange Corp. will have significant interests in China.

              Other Countries. Given the proximity of Hong Kong and Taiwan to China, and their ethnic and cultural ties, the Adviser believes there will be an increase in the number and commitment of listed companies in those two countries doing business in China. Although less visible to the public, listed companies elsewhere in Asia are also becoming increasingly active in China.

              While Guangdong Province has been the leading recipient of foreign investment in China, there has also been considerable foreign investment by Japanese companies in the Northeastern Provinces of Liaoning, Jilin, and Heilongiang. As the major trading partner of these provinces, Japan is primarily manufacturing light industrial products for re-export. Major Japanese projects have been set up in the electronics and natural resources sectors in China.

              While Thailand has been traditionally known as a recipient of foreign investment, Chinese-managed listed companies in the banking, textiles and packaging sectors have indicated their intention of expanding into China. In Singapore, shipping, construction and hotel companies have been the first sectors to do business in China while several Malaysian companies in the manufacturing sector have invested in joint ventures in China. The Adviser believes that growing China exposure will enhance the earnings growth of such companies, making them attractive for investment.

              See Appendix B to Part B for further information about the economic characteristics of and risks associated with investing in China Region countries.

     How the Portfolio Invests its Assets

              The Portfolio seeks to achieve its objective through investing in a carefully selected and continuously managed portfolio consisting primarily of equity securities of companies that, in the opinion of the Adviser, will benefit from the economic development and growth of China ("China growth companies"). A significant percentage of the Portfolio's assets will be invested in the securities markets of countries in the China Region (or Greater China), consisting of Hong Kong, China, Taiwan, South Korea, Singapore, Malaysia, Thailand, Indonesia and the Philippines. The Portfolio will, under normal market conditions, invest at least 65% of its total assets in equity securities of China growth companies ("Greater China investments"). However, it is expected that substantially all of the Portfolio's assets will normally be invested in equity securities, warrants and equity options. China growth companies consist of companies that (a) are located in or whose securities are principally traded in a China Region country, (b)(i) have at least 50% of their assets in one or more China Region countries or (ii) derive at least 50% of their gross sales revenues or profits from providing goods or services to or from within one or more China Region countries, and (c)(i) have at least 35% of their assets in China or (ii) derive at least 35% of their gross sales revenues or profits from providing goods or services to or from within China or (iii) have manufacturing or other operations in China that are significant to such companies. Greater China investments are typically listed on stock exchanges or traded in the over-the-counter markets in countries in the China Region. The principal offices of these companies, however, may be located outside these countries. The Portfolio may invest 25% or more of its total assets in the securities of issuers located in any one country in the China Region. The Portfolio has invested more than 25% of its total assets in issuers located in Hong Kong, but the Adviser currently expects that the Portfolio ordinarily will not invest more than 10% of its total assets in any other country.


              Equity securities, for purposes of the 65% policy, will be limited to common and preferred stocks; equity interests in trusts, partnerships, joint ventures and other unincorporated entities or enterprises; special classes of shares available only to foreign investors in markets that restrict the ownership by foreign investors to certain classes of equity securities; convertible preferred stocks; and other convertible investment grade debt instruments. A debt security is investment grade if it is rated BBB or above by Standard & Poor's Ratings Group ("S&P") or Baa or above by Moody's Investors Service, Inc. ("Moody's") or determined to be of comparable quality by the Adviser.
     Debt securities rated BBB by S&P or Baa by Moody's have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity to make principal and interest payments than is the case with higher grade debt securities. The Portfolio will promptly dispose of any convertible debt instrument that is rated or determined by the Adviser to be below investment grade subsequent to acquisition by the Portfolio. Direct investments in China growth companies will not exceed 10% of the Portfolio's total assets. See "Special Investment Methods and Risk Factors -- Direct Investments" for a discussion of the risks associated with direct investments.


              In addition to its investments in equity securities, the Portfolio may invest up to 5% of its net assets in options on equity securities and up to 5% of its net assets in warrants, including options and warrants traded in over-the-counter markets. The Portfolio will not, under normal market conditions, invest more than 35% of its total assets in equity securities other than Greater China investments, warrants, options on securities and indices, options on currency, futures contracts and options on futures, forward foreign currency exchange contracts, currency swaps and any other non-equity investments. See "Special Investment Methods and Risk Factors" below and Part B for a description of certain active management techniques available to the Portfolio. The Portfolio will not invest in debt securities, other than investment grade convertible debt instruments, except for temporary defensive purposes, as described below. The Portfolio will not invest more than 10% of its assets in the securities of issuers in any country outside the China Region.


              The Portfolio may, for temporary defensive purposes, invest some or all of its total assets in debt securities of foreign and United States companies, foreign governments and the U.S. Government, and their respective agencies, instrumentalities, political subdivisions and authorities, as well as in high quality money market instruments denominated in U.S. dollars or a foreign currency.




     Special Investment Methods And Risk Factors

              Investing in Foreign Securities. Investing in securities issued by foreign companies and governments involves considerations and possible risks not typically associated with investing in securities issued by the U.S. Government and domestic corporations. The values of foreign investments are affected by changes in currency rates or exchange control regulations, application of foreign tax laws, including withholding taxes, changes in governmental administration or economic or monetary policy (in this country or abroad) or changed circumstances in dealings between nations. Costs are incurred in connection with conversions between various currencies. In addition, foreign brokerage commissions and other costs of investing are generally higher than in the United States, and foreign securities markets may be less liquid, more volatile and less subject to governmental supervision than in the United States.
     Investments in foreign issuers could be affected by other factors not present in the United States, including expropriation, confiscatory taxation, lack of uniform accounting and auditing standards and potential difficulties in enforcing contractual obligations. Transactions in the securities of foreign issuers could be subject to settlement delays.


              More than 25% of the Portfolio's total assets, adjusted to reflect currency transactions and positions, may be denominated in any single currency. Concentration in a particular currency will increase the Portfolio's exposure to adverse developments affecting the value of such currency. An issuer of securities purchased by the Portfolio may be domiciled in a country other than the country in whose currency the securities are denominated.


              Because the Portfolio will, under normal market conditions, invest at least 65% of its total assets in Greater China investments, its investment performance will be especially affected by events affecting China Region companies. The value and liquidity of Greater China investments may be affected favorably or unfavorably by political, economic, fiscal, regulatory or other developments in the China Region or neighboring regions. The extent of economic development, political stability and market depth of different countries in the China Region varies widely. Certain China Region countries, including China, Indonesia, Malaysia, the Philippines and Thailand, are either comparatively underdeveloped or in the process of becoming developed. Greater China investments typically involve greater potential for gain or loss than investments in securities of issuers in developed countries. In comparison to the United States and other developed countries, developing countries may have relatively unstable governments and economies based on only a few industries. Given the Portfolio's investments, the Portfolio will likely be particularly sensitive to changes in China's economy as the result of any reversals of economic liberalization, political unrest or changes in China's trading status.


              Securities Trading Markets. The securities markets in the China Region are substantially smaller, less liquid and more volatile than the major securities markets in the United States. A high proportion of the shares of many issuers may be held by a limited number of persons and financial institutions, which may limit the number of shares available for investment by the Portfolio. The prices at which the Portfolio may acquire investments may be affected by trading by persons with material non-public information and by securities transactions by brokers in anticipation of transactions by the Portfolio in particular securities. Similarly, volume and liquidity in the bond markets in the China Region are less than in the United States and, at times, price volatility can be greater than in the United States. The limited liquidity of securities markets in the China Region may also affect the Portfolio's ability to acquire or dispose of securities at the price and time it wishes to do so. Accordingly, during periods of rising securities prices in the more illiquid China Region securities markets, the Portfolio's ability to participate fully in such price increases may be limited by its investment policy of investing not more than 15% of its net assets in illiquid securities. Conversely, the Portfolio's inability to dispose fully and promptly of positions in declining markets will cause the Portfolio's net asset value to decline as the value of the unsold positions is marked to lower prices. In addition, China Region securities markets are susceptible to being influenced by large investors trading significant blocks of securities.


              The Chinese, Hong Kong and Taiwan stock markets are undergoing a period of growth and change which may result in trading volatility and difficulties in the settlement and recording of transactions, and in interpreting and applying the relevant law and regulations. In particular, the securities industry in China is not well developed. China has no securities laws of nationwide applicability. The municipal securities regulations adopted by Shanghai and Shenzhen municipalities are very new, as are their respective securities exchanges and other self-regulatory organizations. In addition, Chinese stockbrokers and other intermediaries may not perform as efficiently as their counterparts in the United States and other more developed securities markets.


              The Portfolio will invest in China Region countries with emerging economies or securities markets. Political and economic structures in many of such countries may be undergoing significant evolution and rapid development, and such countries may lack the social, political and economic stability characteristic of the United States. Certain of such countries may have, in the past, failed to recognize private property rights and have at times nationalized or expropriated the assets of private companies. As a result, the risks described above, including the risks of nationalization or expropriation of assets, may be heightened.
     In addition, unanticipated political or social developments may affect the values of the Portfolio's investments in those countries and the availability to the Portfolio of additional investments in those countries.

              The exchanges on which the Portfolio may purchase securities in the China Region, which are believed to provide sufficiently liquid markets so that the securities acquired by the Portfolio on such markets need not be considered illiquid securities, currently include: Hong Kong -- The Stock Exchange of Hong Kong Limited; South Korea -- The Korea Stock Exchange; Malaysia -- The Kuala Lumpur Stock Exchange; Singapore -- The Stock Exchange of Singapore Limited; Taiwan -- The Taiwan Stock Exchange Corp.; Thailand -- The Securities Exchange of Thailand; Indonesia -- The Jakarta Stock Exchange; Philippines -- The Manila and Makati Stock Exchange; China -- The Shanghai Securities Exchange and The Shenzhen Stock Exchange.

              Economies of countries in the China Region may differ favorably or unfavorably from the U.S. economy in such respects as rate of growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. As export-driven economies, the economies of countries in the China Region are affected by developments in the economies of their principal trading partners. Revocation by the United States of China's "Most Favored Nation" trading status, which the U.S. President and Congress reconsider annually, would adversely affect the trade and economic development of China and Hong Kong. Hong Kong and Taiwan have limited natural resources, resulting in dependence on foreign sources for certain raw materials and economic vulnerability to global fluctuations of price and supply.

              China governmental actions can have a significant effect on the economic conditions in the China Region, which could adversely affect the value and liquidity of the Portfolio's investments. Although the Chinese Government has recently begun to institute economic reform policies, there can be no assurances that it will continue to pursue such policies or, if it does, that such policies will succeed.

              China does not have a comprehensive system of laws, although substantial changes have occurred in this regard in recent years. The corporate form of organization has only recently been permitted in China and national regulations governing corporations were introduced only in May 1992. Prior to the introduction of such regulations Shanghai had adopted a set of corporate regulations applicable to corporations located or listed in Shanghai, and the relationship between the two sets of regulations is not clear. Consequently, until a firmer legal basis is provided, even such fundamental corporate law tenets as the limited liability status of Chinese issuers and their authority to issue shares remain open to question. Laws regarding fiduciary duties of officers and directors and the protection of shareholders are not well developed. China's judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may be impossible to obtain swift and equitable enforcement of such law, or to obtain enforcement of the judgment by a court of another jurisdiction. The bankruptcy laws pertaining to state enterprises have rarely been used and are untried in regard to an enterprise with foreign shareholders, and there can be no assurance that such shareholders, including the Portfolio, would be able to realize the value of the assets of the enterprise or receive payment in convertible currency. As the Chinese legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local laws by national laws may adversely affect foreign investors, including the Portfolio. The uncertainties faced by foreign investors in China are exacerbated by the fact that many laws, regulations and decrees of China are not publicly available, but merely circulated internally.

              Direct Investments. The Portfolio may invest up to 10% of its total assets in direct investments in China growth companies. Direct investments include (i) the private purchase from an enterprise of an equity interest in the enterprise in the form of shares of common stock or equity interests in trusts, partnerships, joint ventures or similar enterprises, and (ii) the purchase of such an equity interest in an enterprise from a principal investor in the enterprise. In each case, the Portfolio will, at the time of making the investment, enter into a shareholder or similar agreement with the enterprise and one or more other holders of equity interests in the enterprise. The Adviser anticipates that these agreements will, in appropriate circumstances, provide the Portfolio with the ability to appoint a representative to the board of directors or similar body of the enterprise and for eventual disposition of the Portfolio's investment in the enterprise. Such a representative of the Portfolio will be expected to provide the Portfolio with the ability to monitor its investment and protect its rights in the investment and will not be appointed for the purpose of exercising management or control of the enterprise.

              Certain of the Portfolio's direct investments, particularly in China, will probably include investments in smaller, less seasoned companies. These companies may have limited product lines, markets or financial resources, or they may be dependent on a limited management group. The Adviser does not anticipate making direct investments in start-up operations, although it is expected that in some cases the Portfolio's direct investments will fund new operations for an enterprise which itself is engaged in similar operations or is affiliated with an organization that is engaged in similar operations. Such direct investments may be made in entities that are reasonably expected in the foreseeable future to become China growth companies, either by expanding current operations or establishing significant operations in China.

              Direct investments may involve a high degree of business and financial risk that can result in substantial losses. Because of the absence of any public trading market for these investments, the Portfolio may take longer to liquidate these positions than would be the case for publicly traded securities. Although these securities may be resold in privately negotiated transactions, the prices on these sales could be less than those originally paid by the Portfolio. Furthermore, issuers whose securities are not publicly traded may not be subject to public disclosure and other investor protection requirements applicable to publicly traded securities. If such securities are required to be registered under the securities laws of one or more jurisdictions before being resold, the Portfolio may be required to bear the expenses of registration. In addition, in the event the Portfolio sells unlisted securities, any capital gains realized on such transactions may be subject to higher rates of taxation than taxes payable on the sale of listed securities.

              Other Investment Practices. The Portfolio may engage in the following investment practices, some of which may derive their value from another instrument, security or index. In addition, the Portfolio may temporarily borrow up to 5% of the value of its total assets to satisfy redemption requests or settle securities transactions.


              Derivative Instruments. The Portfolio may purchase or sell derivative instruments (which are instruments that derive their value from another instrument, security, index or currency) to enhance return, to hedge against fluctuations in securities prices, interest rates, or currency exchange rates, or as a substitute for the purchase or sale of securities or currencies. The Portfolio's transactions in derivative instruments may be in the U.S. or abroad and may include the purchase or sale of futures contracts on securities, securities indices, other indices, other financial instruments or currencies; options on futures contracts; exchange-traded and over-the-counter options on securities, indices or currencies; and forward foreign currency exchange contracts. The Portfolio's transactions in derivative instruments involve a risk of loss or depreciation due to unanticipated adverse changes in securities prices, interest rates, the other financial instruments' prices or currency exchange rates, the inability to close out a position, or default by the counterparty. The loss on derivative instruments (other than purchased options) may exceed the Portfolio's initial investment in these instruments. In addition, the Portfolio may lose the entire premium paid for purchased options that expire before they can be profitably exercised by the Portfolio. The Portfolio incurs transaction costs in opening and closing positions in derivative instruments. There can be no assurance that the Adviser's use of derivative instruments will be advantageous to the Portfolio.


              The Portfolio may purchase call and put options on any securities in which the Portfolio may invest or options on any securities index composed of securities in which the Portfolio may invest. The Portfolio does not intend to write a covered option on any security if after such transaction more than 15% of its net assets, as measured by the aggregate value of the securities underlying all covered calls and puts written by the Portfolio, would be subject to such options. The Portfolio does not intend to purchase an option on any security if, after such transaction, more than 5% of its net assets, as measured by the aggregate of all premium paid for all such options held by the Portfolio, would be so invested.


              To the extent that the Portfolio enters into futures contract, options on futures contracts and options on foreign currencies traded on an exchange regulated by the Commodity Futures Trading Commission ("CFTC"), in each case that are not for bona fide hedging purposes (as defined by the CFTC), the aggregate initial margin and premiums required to establish these positions (excluding the amount by which options are "in-the-money") may not exceed 5% of the liquidation value of the Portfolio's portfolio, after taking into account unrealized profits and unrealized losses on any contracts the Portfolio has entered into.


              Forward contracts are individually negotiated and privately traded by currency traders and their customers. A forward contract involves an obligation to purchase or sell a specific currency (or basket of currencies) for an agreed price at a future date, which may be any fixed number of days from the date of the contract. The Portfolio may engage cross-hedging by using forward contracts in one currency (or basket of currencies) to hedge against fluctuations in the value of securities denominated in a different currency if the Adviser determines that there is an established historical pattern of correlation between the two currencies (or the basket of currencies and the underlying currency). Use of a different foreign currency magnifies the Portfolio's exposure to foreign currency exchange rate fluctuations. The Portfolio may also use forward contracts to shift its exposure to foreign currency exchange rate changes from one currency to another.


              The Portfolio may enter into currency swaps for both hedging and non-hedging purposes. Currency swaps involve the exchange of rights to make or receive payments in specified currencies. Because currency swaps are individually negotiated, the Portfolio expects to achieve an acceptable degree of correlation between its portfolio investments and its currency swap positions. Currency swaps usually involve the delivery of the entire principal value of one designated currency in exchange for the other designated currency. Therefore, the entire principal value of a currency swap is subject to the risk that the other party to the swap will default on its contractual delivery obligations. The use of currency swaps is a highly specialized activity that involves special investment techniques and risks. If the Adviser is incorrect in its forecasts of market values and currency exchange rates, the Portfolio's performance will be adversely affected.


              Lending of Portfolio Securities. The Portfolio may seek to earn additional income by lending portfolio securities to broker-dealers or other institutional borrowers. As with other extensions of credit there are risks of delay in recovery or even loss of rights in the securities loaned if the borrower of the securities fails financially. However, the loans will be made only to organizations deemed by the Adviser to be sufficiently creditworthy and when, in the judgment of the Adviser, the consideration that can be earned from securities loans of this type justifies the attendant risk.


              Repurchase Agreements. The Portfolio may enter into repurchase agreements with respect to its permitted investments, but currently intends to do so only with member banks of the Federal Reserve System or with primary dealers in U.S. Government securities. In the event of the bankruptcy of the other party to a repurchase agreement, the Portfolio might experience delays in recovering its cash. To the extent that, in the meantime, the value of the securities the Portfolio purchased may have decreased, the Portfolio could experience a loss. At no time will the Portfolio commit more than 15% of its net assets to repurchase agreements that mature in more than seven days and other illiquid securities.


              Other Investment Companies. The Portfolio reserves the right to invest up to 10% of its total assets, calculated at the time of purchase, in the securities of other investment companies unaffiliated with the Adviser or Eaton Vance Management ("Eaton Vance") that have the characteristics of closed-end investment companies. The Portfolio may not invest more than 5% of its total assets in the securities of any one investment company or acquire more than 3% of the voting securities of any other investment company. The Portfolio will indirectly bear its proportionate share of any management fees paid by investment companies in which it invests in addition to the advisory fee paid by the Portfolio. The value of closed-end investment company securities, which are usually traded on an exchange, is affected by the demand for the securities themselves, independent of the demand for the underlying portfolio assets and, accordingly, such securities can trade at a discount from their net asset values.

              Portfolio Turnover. While it is the policy of the Portfolio to seek long-term capital appreciation, and generally not to engage in trading for short-term gains, the Portfolio will effect portfolio transactions without regard to its holding period if, in the judgment of the Adviser, such transactions are advisable in light of a change in circumstances of a particular company or within a particular industry, or in light of general market, economic or political conditions.
     Accordingly, the Portfolio may engage in short-term trading under such circumstances. Portfolio expenses increase with turnover of securities. It is anticipated that the annual portfolio turnover rate of the Portfolio will be not more than 100%.

              Certain Investment Policies. The Portfolio has adopted certain fundamental investment restrictions and policies which are enumerated in detail in Part B and which may not be changed unless authorized by an investor vote. Among these fundamental restrictions, the Portfolio may not (1) borrow money except from banks or through reverse repurchase agreements and in an amount not exceeding one-third of its total assets; or (2) with respect to 75% of its total assets, invest more than 5% of its total assets in the securities of any one issuer, other than U.S. Government securities, or acquire more than 10% of the outstanding voting securities of any one issuer. Except with respect to the Portfolio's borrowing limitation, investment restrictions are considered at the time of acquisition of assets; the sale of portfolio assets is not required in the event of a subsequent change in circumstances. As a matter of fundamental policy, the Portfolio will invest less than 25% of its total assets in the securities, other than U.S. Government securities, of issuers in any one industry. However, the Portfolio is permitted to invest 25% or more of its total assets in (i) the securities of issuers located in any one country in the China Region and (ii) assets denominated in the currency of any one country.


              Except for the fundamental investment restrictions and policies specifically identified above and those enumerated in Part B, the investment objective and policies of the Portfolio are not fundamental policies and accordingly may be changed by the Trustees of the Portfolio without obtaining the approval of the investors in the Portfolio. If any changes are made, the Portfolio might have an investment objective different from the objective that an investor considered appropriate at the time of its initial investment.

              As a matter of nonfundamental policy, the Portfolio (i) does not intend to borrow for leverage purposes and may not purchase any securities if, at the time of such purchase, permitted borrowings exceed 5% of the value of the Portfolio's total assets, and (ii) is not permitted to invest more than 15% of its net assets in unmarketable securities, over-the-counter options, repurchase agreements maturing in more than seven days and other illiquid securities.

              Under the Investment Company Act of 1940 (the "1940 Act") and the rules promulgated thereunder, the Portfolio's investments in the securities of any company that, in its most recent fiscal year, derived more than 15% of its gross revenues from securities-related activities is limited to 5% of any class of the issuer's equity securities and 10% of the outstanding principal amount of the issuer's debt securities, provided that the Portfolio's aggregate investments in the securities of any such issuer do not exceed 5% of the Portfolio's total assets. Some of the companies available for investment in China and the China Region, including enterprises being privatized by such countries, may be financial services businesses that engage in securities-related activities. The Portfolio's ability to invest in such enterprises may thus be limited.

     Item 5.  Management of the Portfolio

              The Portfolio is organized as a trust under the laws of the State of New York. The Portfolio intends to comply with all applicable federal and state securities laws.


              Investment Adviser. The Portfolio has engaged Lloyd George Management (Hong Kong) Limited ("LGM-HK") as its investment adviser. Pursuant to a service agreement effective on January 1, 1996 between LGM-HK and its affiliate, Lloyd George Investment Management (Bermuda) Limited ("LGIM-B"), LGIM-B, acting under the general supervision of the Portfolio's Board of Trustees, manages the Portfolio's investments and affairs. LGM-HK supervises LGIM-B's performance of this function and retains its contractual obligations under its investment advisory agreement with the Portfolio. LGM-HK and LGIM-B are referred to collectively as the Advisers. The Portfolio is co-managed by Robert Lloyd George and Scobie Dickinson Ward.


              Each Adviser is registered as an investment adviser with the Securities and Exchange Commission (the "Commission"). Each Adviser is a subsidiary of Lloyd George Management (B.V.I.) Limited ("LGM"). LGM and its subsidiaries act as investment adviser to various individual and institutional clients with total assets under management of more than $1 billion. Eaton Vance's parent, Eaton Vance Corp., owns 24% of the Class A shares issued by LGM.


              LGM was established in 1991 to provide investment management services with respect to equity securities of companies trading in Asian securities markets, especially those of emerging markets. LGM currently manages Pacific Basin and Asian portfolios for both private clients and institutional investors seeking long-term capital growth. LGM's core investment team consists of nine experienced investment professionals based in Hong Kong who have worked together over a number of years successfully managing client portfolios in Pacific Basin and Asian stock markets. LGM also has offices in Bombay, India and in London, England. The team has a unique knowledge of, and experience with, Pacific Basin and Asian emerging markets. LGM is ultimately controlled by the Hon. Robert J.D. Lloyd George, President and Trustee of the Portfolio and Chairman and Chief Executive Officer of the Advisers. LGM's only activity is portfolio management.





              LGM and the Advisers have adopted a disciplined management style, providing a blend of Asian and multinational expertise with the most rigorous international standards of fundamental security analysis. Although focused primarily in Asia, LGM and the Advisers maintain a network of international contacts in order to monitor international economic and stock market trends and offer clients a global management service.


     The Honourable Robert Lloyd George. Chairman. Born in London in 1952 and educated at Eton College, where he was a King's Scholar, and at Oxford University. Prior to founding LGM, Mr. Lloyd George was Managing Director of Indosuez Asia Investment Services Ltd. Previously, he spent four years with the Fiduciary Trust Company of New York researching international securities, in the United States and Europe, for the United Nations Pension Fund. Mr. Lloyd George is the author of numerous published articles and three books - "A Guide to Asian Stock Markets" (Longmans, Hong Kong, 1989), "The East West Pendulum" (Woodhead - Faulkner, Cambridge, 1991) and "North South -- an Emerging Markets Handbook (Probus, England, 1994).


     William Walter Raleigh Kerr. Finance Director and Chief Operating Officer. Born in 1950 and educated at Ampleforth and Oxford. Mr. Kerr qualified as a Chartered Accountant at Thomson McLintock & Co. before joining The Oldham Estate Company plc as Financial Controller. Prior to joining LGM, Mr. Kerr was a Director of Banque Indosuez's corporate finance subsidiary, Financiere Indosuez Limited, in London. Prior to that Mr. Kerr worked for First Chicago Limited.





     Scobie Dickinson Ward. Director. Born in 1966 and a cum laude graduate of both Phillips Academy Andover and Harvard College. Mr. Ward joined Indosuez Asia Investment Services in 1989, where he managed the $100 million Himalayan Fund, and the Indosuez Tasman Fund, investing in Australia and New Zealand. Messrs. Ward and Lloyd George manage Eaton Vance's Emerging Markets Portfolio and South Asia Portfolio (which invests in India and the Indian subcontinent).

     M. F. Tang. Director. Born in 1946 and educated in Hong Kong. Mr. Tang is a Fellow of the Chartered Association of Certified Accountants. Mr. Tang joined LGM having worked for Australian Mutual Provident Society in Sydney where he was a Portfolio Manager responsible for Asian Equities. Prior thereto Mr. Tang worked for Barclays Australia Investment Services Ltd. From 1978 to 1986 Mr. Tang worked for Barings International Investment Management and prior to that he spent six years with Peat Marwick Mitchell & Co. Mr. Tang is fluent in the Cantonese and Mandarin dialects of the Chinese language.

     Pamela Chan. Director. Born in Hong Kong in 1957 and graduated from Mills College in Oakland, California. She was an investment executive for Jardine Fleming from 1982-1984 before moving to Australia where she worked as a Fund Manager for Rothschild and Aetna. She joined Sun Life Assurance Society PLC in England in 1987 where she was the head of South East Asian

     Equities and a Director. She joined LGM in April 1994 where she is a portfolio manager and a member of the Pension Management Committee.


     Adaline Mang-Yee Ko. Director. Born in 1943 and educated at University of Birmingham, England and at London Business School where she received her MBA. Ms. Ko has over 13 years of experience working with Far East Asian equities. From 1982-1988, she worked at Save & Prosper Group Ltd. as an investment manager. In 1988, Ms. Ko transferred to Robert Fleming & Co. Ltd. In 1990, she was promoted to Director of Fleming Investment Management Ltd. In 1992, she was promoted to Head of the Pacific Region Portfolios Group where she supervised a team of 5 with responsibility for over $1.5 billion in assets under management. Ms. Ko joined LGM in 1995.


              Effective January 1, 1996, LGM-HK will pay to LGIM-B the entire amount of the advisory fee payable by the Portfolio under its investment advisory agreement with LGM-HK. Under this agreement, LGM-HK is entitled to receive a monthly advisory fee of 0.0625% (equivalent to 0.75% annually) of the average daily net assets of the Portfolio up to $500 million, which fee declines at intervals above $500 million. As at August 31, 1995, the Portfolio had net assets of $590,417,058. For the fiscal year ended August 31, 1995, the Portfolio paid LGM-HK advisory fees equivalent to 0.74% of the Portfolio's average daily net assets for such year.


              LGIM-B also furnishes for the use of the Portfolio office space and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolio. LGIM-B places the portfolio securities transactions of the Portfolio with many broker-dealer firms and uses its best efforts to obtain execution of such transactions at prices which are advantageous to the Portfolio and at reasonably competitive commission rates. Subject to the foregoing, LGIM-B may consider sales of shares of other investment companies sponsored by Eaton Vance or Boston Management and Research as a factor in the selection of broker-dealer firms to execute portfolio transactions.







              Administrator. Eaton Vance, its affiliates and its predecessor companies have been managing assets of individuals and institutions since 1924 and managing investment companies since 1931. Eaton Vance acts as investment adviser to investment companies and various individual and institutional clients with assets under management of approximately $16 billion. Eaton Vance is a wholly-owned subsidiary of Eaton Vance Corp., a publicly held holding company. Eaton Vance Corp., through its subsidiaries and affiliates, engages in investment management and marketing activities, fiduciary and banking services, oil and gas operations, real estate investment, consulting and management, and development of precious metals properties. Eaton Vance Corp. also owns 24% of the Class A shares issued by LGM.



              Acting under the general supervision of the Board of Trustees, Eaton Vance administers the business affairs of the Portfolio. Eaton Vance's services include monitoring and providing reports to the Trustees concerning the investment performance achieved by the Adviser for the Portfolio, recordkeeping, preparation and filing of documents required to comply with federal and state securities laws, supervising the activities of the custodian of the Portfolio, providing assistance in connection with Trustees' and investors' meetings and other administrative services necessary to conduct the business of the Portfolio. Eaton Vance does not provide any investment management or advisory services to the Portfolio. Eaton Vance also furnishes for the use of the Portfolio office space and all necessary office facilities, equipment and personnel for administering the business affairs of the Portfolio.



              Under its administration agreement with the Portfolio, Eaton Vance receives a monthly fee in the amount of 1/48 of 1% (equal to 0.25% annually) of the average daily net assets of the Portfolio up to $500 million, which fee declines at intervals above $500 million. For the fiscal year ended August 31, 1995, Eaton Vance earned administration fees from the Portfolio equivalent to 0.24% of the Portfolio's average daily net assets for such year. The combined advisory and administration fees payable by the Portfolio are higher than similar fees charged by most other investment companies.



              The Portfolio will be responsible for all of its costs and expenses not expressly stated to be payable by the Advisers under the investment advisory agreement or by Eaton Vance under the administration agreement.


     Item 6.  Capital Stock and Other Securities


              The Portfolio is organized as a trust under the laws of the State of New York and intends to be treated as a partnership for federal tax purposes. Under the Declaration of Trust, the Trustees are authorized to issue interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value.
     Investors in the Portfolio will each be liable for all obligations of the

     Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance exists and the Portfolio itself is unable to meet its obligations.



              The Declaration of Trust provides that the Portfolio will terminate 120 days after the complete withdrawal of any investor in the Portfolio unless either the remaining investors, by unanimous vote at a meeting of such investors, or a majority of the Trustees of the Portfolio, by written instrument consented to by all investors, agree to continue the business of the Portfolio. This provision is consistent with treatment of the Portfolio as a partnership for federal income tax purposes. The Portfolio anticipates that the Trustees of the Portfolio and any other investors would vote to continue the business of the Portfolio following such a withdrawal. However, if such favorable vote did not occur, the Portfolio would be required to cease operations within 120 days of such event in accordance with its Declaration of Trust.


              Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable by the Portfolio, except as set forth above. The Portfolio is not required and has no current intention to hold annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors. The investment objective and all nonfundamental investment policies of the Portfolio may be changed by the Trustees of the Portfolio without obtaining the approval of the investors in the Portfolio.


              Information regarding pooled investment entities or funds which invest in the Portfolio may be obtained by contacting Eaton Vance Distributors, Inc. ("EVD"), 24 Federal Street, Boston, MA 02110 (617) 482-8260. Smaller investors in the Portfolio may be adversely affected by the actions of a larger investor in the Portfolio. For example, if a large investor withdraws from the Portfolio, the remaining investors may experience higher pro rata operating expenses, thereby producing lower returns. Additionally, the Portfolio may hold fewer securities, resulting in increased portfolio risk, and experience decreasing economies of scale.

     However, this possibility exists as well for historically structured funds which have large or institutional investors.







              As of December 12, 1995, the controlling investors in the Portfolio owned the following percentages of the Portfolio's outstanding voting securities:


              Investor                                           Percentage

              EV Marathon Greater China Growth Fund              55.5%
              EV Traditional Greater China Growth Fund           40.8%



              The net asset value of the Portfolio is determined each day on which the New York Stock Exchange (the "Exchange") is open for trading ("Portfolio Business Day") and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the 1940 Act. This determination is made each Portfolio Business Day as of the close of regular trading on the Exchange (normally 4:00 p.m., New York time) (the "Portfolio Valuation Time").



              Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day as of the Portfolio Valuation Time. The value of each investor's interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, determined on the prior Portfolio Business Day, which represents that investor's share of the aggregate interests in the Portfolio on such prior day. Any additions or withdrawals for the current Portfolio Business Day will then be recorded. Each investor's percentage of the aggregate interests in the Portfolio will then be recomputed as the percentage equal to a fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio on the current Portfolio Business Day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio on the current Portfolio Business Day by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio for the current Portfolio Business Day.



              The Portfolio will allocate at least annually among its investors each investor's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit. The Portfolio will make distributions at appropriate times and in sufficient amounts to enable investors to satisfy the tax distribution requirements that apply to the investors and that must be satisfied in order to avoid federal income and/or excise tax on the investors. The Portfolio's net investment income consists of all income accrued on the Portfolio's assets, less all actual and accrued expenses of the Portfolio, determined in accordance with generally accepted accounting principals.



              Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any federal income tax. (See Part B, Item 20.) However, each investor in the Portfolio will be taxable on its allocable share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its federal income tax liability. The determination of each such share will be made in accordance with the governing instruments of the Portfolio, which are intended to comply with the requirements of the Code and regulations promulgated thereunder.



              It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio which seeks to qualify as a regulated investment company under the Code will be able to satisfy the requirements for such qualification.


     Item 7.  Purchase of Interests in the Portfolio

              Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. See "General Description of Registrant" above.


              An investment in the Portfolio may be made without a sales load. All investments received by the Portfolio will be effected as of the next Portfolio Valuation Time. The net asset value of the Portfolio is determined at the Portfolio Valuation Time on each Portfolio Business Day. The Portfolio will be closed for business and will not determine its net asset value on the following business holidays: New Year's Day, Presidents' Day, Good Friday (a New York Stock Exchange holiday), Memorial

     Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The Portfolio's net asset value is computed in accordance with procedures established by the Portfolio's Trustees.



              The Portfolio's net asset value is determined as of the close of regular trading on the Exchange by Investors Bank & Trust Company (as custodian and agent for the Portfolio), based on market or fair value in the manner authorized by the Trustees, with special provisions for valuing debt obligations, short-term investments, foreign securities, direct investments, hedging instruments and assets not having readily available
     market quotations, if any.   The net asset value is computed by
     subtracting the liabilities of the Portfolio from the value of its total assets. For further information regarding the valuation of the Portfolio's assets, see Part B.






              There is no minimum initial or subsequent investment in the Portfolio. The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

              The placement agent for the Portfolio is EVD. The principal business address of EVD is 24 Federal Street, Boston, Massachusetts 02210. EVD receives no compensation for serving as the placement agent for the Portfolio.

     Item 8.  Redemption or Decrease of Interest


              An investor in the Portfolio may withdraw all of (redeem) or any portion of (decrease) its interest in the Portfolio if a withdrawal request in proper form is furnished by the investor to the Portfolio. All withdrawals will be effected as of the next Portfolio Valuation Time. The proceeds of a withdrawal will be paid by the Portfolio normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay the proceeds of a withdrawal (whether a redemption or decrease) by a distribution in kind of portfolio securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the interest (whether complete or partial) being withdrawn. If an investor received a distribution in kind upon such withdrawal, the investor could incur brokerage and other charges in converting the securities to cash. The Portfolio has filed with the Commission a notification of election on Form N-18F-1 committing to pay in cash all requests for withdrawals by any investor, limited in amount with respect to such investor during any 90 day period to the lesser of (a)

     $250,000 or (b) 1% of the net asset value of the Portfolio at the beginning of such period.


              Investments in the Portfolio may not be transferred.


              The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted or, to the extent otherwise permitted by the 1940 Act, if an emergency exists, or during any other period permitted by order of the Commission for the protection or investors.


     Item 9.  Pending Legal Proceedings

              Not applicable.

                                       PART B

     Item 10.         Cover Page

              Not applicable.

     Item 11.         Table of Contents                                     Page

              General Information and History  . . . . . . . . . . . . . .  B-1
              Investment Objectives and Policies . . . . . . . . . . . . .  B-1
              Management of the Portfolio  . . . . . . . . . . . . . . . .  B-17
              Control Persons and Principal Holder
                   of Securities . . . . . . . . . . . . . . . . . . . . .  B-19
              Investment Advisory and Other Services . . . . . . . . . . .  B-20
              Brokerage Allocation and Other Practices . . . . . . . . . .  B-23
              Capital Stock and Other Securities . . . . . . . . . . . . .  B-26
              Purchase, Redemption and Pricing of
                  Securities . . . . . . . . . . . . . . . . . . . . . . .  B-27
              Tax Status . . . . . . . . . . . . . . . . . . . . . . . . .  B-28
              Underwriters . . . . . . . . . . . . . . . . . . . . . . . .  B-29
              Calculations of Performance Data . . . . . . . . . . . . . .  B-29
              Financial Statements . . . . . . . . . . . . . . . . . . . .  B-29

     Item 12.         General Information and History

              Not applicable.

     Item 13.         Investment Objectives and Policies

              Part A contains additional information about the investment objective and policies of Greater China Growth Portfolio (the "Portfolio"). This Part B should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A.





     Foreign Investments

              Investing in securities issued by companies whose principal business activities are outside the United States may involve significant risks not present in domestic investments. For example, there is generally less publicly available information about foreign companies, particularly those not subject to the disclosure and reporting requirements of the U.S. securities laws. Foreign issuers are generally not bound by uniform accounting, auditing, and financial reporting requirements and standards of practice comparable to those applicable to domestic issuers. Investments in foreign securities also involve the risk of possible adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, limitation on the removal of funds or other assets of the Portfolio, political or financial instability or diplomatic and other developments which could affect such investments. Further, economies of particular countries or areas of the world may differ favorably or unfavorably from the economy of the United States. It is anticipated that in most cases the best available market for foreign securities will be on exchanges or in over-the-counter markets located outside of the United States. Foreign stock markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S. companies. In addition, foreign brokerage commissions are generally higher than commissions on securities traded in the United States and may be non-negotiable. In general, there is less overall governmental supervision and regulation of foreign securities markets, broker-dealers, and issuers than in the United States.

     Foreign Currency Transactions


              Because investments in companies whose principal business activities are located outside of the United States will frequently involve currencies of foreign countries, and because assets of the Portfolio may temporarily be held in bank deposits in foreign currencies during the completion of investment programs, the value of the assets of the Portfolio as measured in U.S. dollars may be affected favorably or unfavorably by changes in foreign currency exchange rates and exchange control regulations. Currency exchange rates can also be effected unpredictably by intervention by U.S. or foreign governments or central banks, or the failure to intervene, or by currency controls or political developments in the U.S. or abroad. The Portfolio may conduct its foreign currency exchange transactions on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market or through entering into swaps, forward contracts, options or futures on currencies. In spot transactions, foreign exchange dealers do not charge a fee for conversion, but they do realize a profit based on the difference (the "spread") between the prices at which they are buying and selling various currencies. Thus, a dealer may offer to sell a foreign currency to the Portfolio at one rate, while offering a lesser rate of exchange should the Portfolio desire to resell that currency to the dealer.


     Currency Swaps


              Currency swaps require maintenance of a segregated account as described under "Asset Coverage for Derivative Investments" below. The Portfolio will not enter into any currency swap unless the credit quality of the unsecured senior debt or the claims-paying ability of the other party thereto is considered to be investment grade by Lloyd George Investment Management (Bermuda) Limited ("LGIM-B" or an "Adviser") (LGIM-B and Lloyd George Management (Hong Kong) Limited ("LGM-HK") are collectively referred to as the "Advisers"). If there is a default by the other party to such a transaction, the Portfolio will have contractual remedies pursuant to the agreements related to the transaction. The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the swap market has become relatively liquid in comparison with the markets for other similar instruments which are traded in the interbank market.


     Forward Foreign Currency Exchange Transactions






              The Portfolio may enter into forward foreign currency exchange contracts in several circumstances. First, when the Portfolio enters into a contract for the purchase or sale of a security denominated in a foreign currency, or when the Portfolio anticipates the receipt in a foreign currency of dividend or interest payments on such a security which it holds, the Portfolio may desire to "lock in" the U.S. dollar price of the security or the U.S. dollar equivalent of such dividend or interest payment, as the case may be. By entering into a forward contract for the purchase or sale, for a fixed amount of dollars, of the amount of foreign currency involved in the underlying transactions, the Portfolio will attempt to protect itself against an adverse change in the relationship between the U.S. dollar and the subject foreign currency during the period between the date on which the security is purchased or sold, or on which the dividend or interest payment is declared, and the date on which such payments are made or received.

              Additionally, when management of the Portfolio believes that the currency of a particular foreign country may suffer a substantial decline against the U.S. dollar, it may enter into a forward contract to sell, for a fixed amount of dollars, the amount of foreign currency approximating the value of some or all of the securities held by the Portfolio denominated in such foreign currency. The precise matching of the forward contract amounts and the value of the securities involved will not generally be possible because the future value of such securities in foreign currencies will change as a consequence of market movements in the value of those securities between the date on which the contract is entered into and the date it matures. The precise projection of short-term currency market movements is not possible, and short-term hedging provides a means of fixing the dollar value of only a portion of the Portfolio's foreign assets.


     Special Risks Associated With Currency Transactions

              Transactions in forward contracts, as well as futures and options on foreign currencies, are subject to the risk of governmental actions affecting trading in or the prices of currencies underlying such contracts, which could restrict or eliminate trading and could have a substantial adverse effect on the value of positions held by the Portfolio. In addition, the value of such positions could be adversely affected by a number of other complex political and economic factors applicable to the countries issuing the underlying currencies.



              Furthermore, unlike trading in most other types of instruments, there is no systematic reporting of last sale information with respect to the foreign currencies underlying forward contracts, futures contracts and options. As a result, the available information on which the Portfolio's trading systems will be based may not be as complete as the comparable data on which the Portfolio makes investment and trading decisions in connection with securities and other transactions. Moreover, because the foreign currency market is a global, twenty-four hour market, events could occur on that market which will not be reflected in the forward, futures or options markets until the following day, thereby preventing the Portfolio from responding to such events in a timely manner.



              Settlements of over-the-counter forward contracts or of the exercise of foreign currency options generally must occur within the country issuing the underlying currency, which in turn requires parties to such contracts to accept or make delivery of such currencies in conformity with any United States or foreign restrictions and regulations regarding the maintenance of foreign banking relationships, fees, taxes or other charges.



              Unlike currency futures contracts and exchange-traded options, options on foreign currencies and forward contracts are not traded on contract markets regulated by the CFTC or (with the exception of certain foreign currency options) the Securities and Exchange Commission (the "SEC" or the "Commission"). To the contrary, such instruments are traded through financial institutions acting as market-makers. (Foreign currency options are also traded on the Philadelphia Stock Exchange subject to SEC regulation). In an over-the-counter trading environment, many of the protections associated with transactions on exchanges will not be available. For example, there are no daily price fluctuation limits, and adverse market movements could therefore continue to an unlimited extent over a period of time. Although the purchaser of an option cannot lose more than the amount of the premium plus related transaction costs, this entire amount could be lost. Moreover, an option writer could lose amounts substantially in excess of its initial investment due to the margin and collateral requirements associated with such option positions.

     Similarly, there is no limit on the amount of potential losses on forward contracts to which the Portfolio is a party.



              In addition, over-the-counter transactions can only be entered into with a financial institution willing to take the opposite side, as principal, of the Portfolio's position unless the institution acts as broker and is able to find another counterparty willing to enter into the transaction with the Portfolio. If no such counterparty is available, it will not be possible to enter into a desired transaction. There also may be no liquid secondary market in the trading of over-the-counter contracts, and the Portfolio may be unable to close out options purchased or written, or forward contracts entered into, until their exercise, expiration or maturity. This in turn could limit the Portfolio's ability to realize profits or to reduce losses on open positions and could result in greater losses.



              Furthermore, over-the-counter transactions are not backed by the guarantee of an exchange's clearing corporation. The Portfolio will therefore be subject to the risk of default by, or the bankruptcy of, the financial institution serving as its counterparty. One or more of such institutions also may decide to discontinue its role as market-maker in a particular currency, thereby restricting the Portfolio's ability to enter into desired hedging transactions. The Portfolio will enter into over-the-counter transactions only with parties whose creditworthiness has been reviewed and found satisfactory by the Adviser.



              Over-the-counter options on foreign currencies, like exchange-traded commodity futures contracts and commodity option contracts, are within the exclusive regulatory jurisdiction of the CFTC. The CFTC currently permits the trading of such options, but only subject to a number of conditions regarding the commercial purpose of the purchaser of such options. The Portfolio is not able to determine at this time whether or to what extent the CFTC may impose additional restrictions on the trading of over-the-counter options on foreign currencies at some point in the future, or the effect that any such restrictions may have on the hedging strategies to be implemented by the Portfolio.



              CFTC regulations require that the Portfolio not enter into non-hedging transactions in commodity futures contracts or commodity option contracts for which the aggregate initial margin and premiums exceed 5% of the fair market value of the Portfolio's net assets.
     Premiums paid to purchase over-the-counter options on foreign currencies, and initial margin deposited in connection with the writing of such options, are required to be included in determining compliance with this requirement. This could, depending upon the Portfolio's existing positions in futures contracts and options on futures contracts, limit the Portfolio's ability to purchase or write options on foreign currencies. Conversely, the existence of open positions in options on foreign currencies could limit the ability of the Portfolio to enter into desired transactions in other options or futures contracts.



              While forward contracts and currency swaps are not presently subject to regulation by the CFTC, the CFTC may in the future assert or be granted authority to regulate such instruments. In such event, the Portfolio's ability to utilize forward contracts and currency swaps in the manner set forth above and in Part A could be restricted.



              Options on foreign currencies traded on a national securities exchange are within the jurisdiction of the SEC, as are other securities traded on such exchanges. As a result, many of the protections provided to traders on organized exchanges will be available with respect to such transactions. In particular, all foreign currency options positions entered into on a national securities exchange are cleared and guaranteed by the Options Clearing Corporation ("OCC"), thereby reducing the risk of counterparty default. Further, a liquid secondary market in options traded on a national securities exchange may be more readily available than in the over-the-counter market, potentially permitting the Portfolio to liquidate open positions at a profit prior to exercise or expiration, or to limit losses in the event of adverse market movements.



              The purchase and sale of exchange-traded foreign currency options, however, are subject to the risks of the availability of a liquid secondary market described above, as well as the risks regarding adverse market movements, margining of options written, the nature of the foreign currency market, possible intervention by governmental authorities and the effect of other political and economic events. In addition, exchange-traded options on foreign currencies involve certain risks not presented by the over-the-counter market. For example, exercise and settlement of such options must be made exclusively through the OCC, which has established banking relationships in applicable foreign countries for this purpose. As a result, the OCC may, if it determines that foreign governmental restrictions or taxes would prevent the orderly settlement of foreign currency option exercises, or would result in undue burdens on the OCC or its clearing member, impose special procedures for exercise and settlement, such as technical changes in the mechanics of delivery of currency, the fixing of dollar settlement prices or prohibitions on exercise.

     Repurchase Agreements


              Under a repurchase agreement the Portfolio buys a security at one price and simultaneously promises to sell that same security back to the seller at a higher price. At no time will the Portfolio commit more than 5% of its net assets to repurchase agreements that mature in more than seven days and other illiquid securities. The Portfolio's repurchase agreements will provide that the value of the collateral underlying the repurchase agreement will always be at least equal to the repurchase price, including any accrued interest earned on the repurchase agreement, and will be marked to market daily.


     Reverse Repurchase Agreements

              The Portfolio may enter into reverse repurchase agreements.
     Under a reverse repurchase agreement, the Portfolio temporarily transfers possession of a portfolio instrument to another party, such as a bank or broker-dealer, in return for cash. At the same time, the Portfolio agrees to repurchase the instrument at an agreed upon time (normally within seven days) and price, which reflects an interest payment. The Portfolio expects that it will enter into reverse repurchase agreements when it is able to invest the cash so acquired at a rate higher than the cost of the agreement, which would increase the income earned by the Portfolio. The Portfolio could also enter into reverse repurchase agreements as a means of raising cash to satisfy redemption requests without the necessity of selling portfolio assets.


              When the Portfolio enters into a reverse repurchase agreement, any fluctuations in the market value of either the securities transferred to another party or the securities in which the proceeds may be invested would affect the market value of the Portfolio's assets. As a result, such transactions may increase fluctuations in the market value of the Portfolio's assets. While there is a risk that large fluctuations in the market value of the Portfolio's assets could affect the Portfolio's net asset value, this risk is not significantly increased by entering into reverse repurchase agreements, in the opinion of the Adviser. Because reverse repurchase agreements may be considered to be the practical equivalent of borrowing funds, they constitute a form of leverage. If the Portfolio reinvests the proceeds of a reverse repurchase agreement at a rate lower than the cost of the agreement, entering into the agreement will lower the Portfolio's yield.


              At all times that a reverse repurchase agreement is outstanding, the Portfolio will maintain cash or high grade liquid securities in a segregated account at its custodian bank with a value at least equal to its obligation under the agreement. Securities and other assets held in the segregated account may not be sold while the reverse repurchase agreement is outstanding, unless other suitable assets are substituted.

     While the Adviser does not consider reverse repurchase agreements to involve a traditional borrowing of money, reverse repurchase agreements will be included within the aggregate limitation on "borrowings" contained in the Portfolio's investment restriction (1) set forth below.

     Writing and Purchasing Call and Put Options

              A call option written by the Portfolio obligates the Portfolio to sell specified securities to the holder of the option at a specified price at any time before the expiration date. The Portfolio will write a covered call option on a security for the purpose of increasing its return on such security and/or to partially hedge against a decline in the value of the security. In particular, when the Portfolio writes an option which expires unexercised or is closed out by the Portfolio at a profit, it will retain the premium paid for the option, which will increase its gross income and will offset in part the reduced value of the portfolio security underlying the option, or the increased cost of acquiring the security for its portfolio. However, if the price of the underlying security moves adversely to the Portfolio's position, the option may be exercised and the Portfolio will be required to purchase or sell the underlying security at a disadvantageous price, which may only be partially offset by the amount of the premium, if at all. The Portfolio does not intend to write a covered option on any security if after such transaction more than 15% of its net assets, as measured by the aggregate value of the securities underlying all covered calls and puts written by the Portfolio, would be subject to such options. The Portfolio will only write a put option on a security which it intends to ultimately acquire for its portfolio. A put option written by the Portfolio would obligate the Portfolio to purchase specified securities from the option holder at a specified price upon exercise of the option at any time before the expiration date.

              The Portfolio may purchase put or call options on securities or securities indices in anticipation of changes in the value of its existing portfolio securities or in the prices of securities that the Portfolio intends to purchase at a later date. In the event that the expected changes occur, the Portfolio may be able to offset adverse changes in the value of its portfolio, in whole or in part, through the options purchased. The premium paid for a put or call option plus any transaction costs will reduce the benefit, if any, realized by the Portfolio upon exercise or liquidation of the option. Unless the price of the underlying security changes sufficiently, the option may expire without value to the Portfolio.

              The Portfolio may terminate its obligations under a call or put option by purchasing an option identical to the one it has written. Such purchases are referred to as "closing purchase transactions."

              The Portfolio would normally purchase call options in anticipation of an increase in the market value of securities of the type in which the Portfolio may invest. The purchase of a call option would entitle the Portfolio, in return for the premium paid, to purchase specified securities at a specified price during the option period. The

     Portfolio would ordinarily realize a gain if, during the option period, the value of such securities exceeded the sum of the exercise price, the premium paid and transaction costs; otherwise, the Portfolio would realize a loss on the purchase of the call option.

              The Portfolio would normally purchase put options in anticipation of a decline in the market value of securities in its portfolio ("protective puts") or securities of the type in which it is permitted to invest. The purchase of a put option would entitle the Portfolio, in exchange for the premium paid, to sell specified securities at a specified price during the option period. The purchase of protective puts is designed merely to offset or hedge against a decline in the market value of the securities held by the Portfolio. The Portfolio would ordinarily realize a gain if, during the option period, the value of the underlying securities decreased below the exercise price sufficiently to cover the premium and transaction costs; otherwise, the Portfolio would realize a loss on the purchase of the put option. Gains and losses on the purchase of protective put options would tend to be offset by countervailing changes in the value of underlying portfolio securities.

              The Portfolio would also be able to enter into closing sale transactions in order to realize gains or minimize losses on options purchased by the Portfolio. The Portfolio does not intend to purchase any options if after such transaction more than 5% of its net assets, as measured by the aggregate of all premiums paid for all such options held by the Portfolio, would be so invested.

              The Portfolio would write and purchase put and call options on securities indices for the same purposes as the writing and purchase of options on securities. Options on securities indices are similar to options on securities, except that the exercise of securities index options requires cash payments and does not involve the actual purchase or sale of securities. In addition, securities index options are designed to reflect price fluctuations in a group of securities or segment of the securities market rather than price fluctuations in a single security.

     Special Risks Associated With Options on Securities

              An options position may be closed out only on an options exchange which provides a secondary market for an option of the same series. Although the Portfolio will generally purchase or write only those options for which there appears to be an active secondary market, there is no assurance that a liquid secondary market on an exchange will exist for any particular option, or at any particular time. For some options no secondary market on an exchange may exist. In such event, it might not be possible to effect closing transactions in particular options, with the result that the Portfolio would have to exercise its options in order to realize any profit and would incur transaction costs upon the sale of underlying securities pursuant to the exercise of put options. If the Portfolio as a covered call option writer is unable to effect a closing purchase transaction in a secondary market, it will not be able to sell the underlying security until the option expires or it delivers the underlying security upon exercise.


              Reasons for the absence of a liquid secondary market on an exchange include the following: (i) there may be insufficient trading interest in certain options; (ii) restrictions may be imposed by an exchange on opening transactions or closing transactions or both; (iii) trading halts, suspensions or other restrictions may be imposed with respect to particular classes or series of options or underlying securities; (iv) unusual or unforeseen circumstances may interrupt normal operations on an exchange; (v) the facilities of an exchange, the OCC or another clearing organization may not at all times be adequate to handle current trading volume; or (vi) one or more exchanges could, for economic or other reasons, decide or be compelled at some future date to discontinue the trading of options (or a particular class or series of options), in which event the secondary market on that exchange (or in that class or series of options) would cease to exist, although outstanding options on that exchange that had been issued by the OCC or another clearing organization as a result of trades on that exchange would continue to be exercisable in accordance with their terms.


              The Portfolio will pay brokerage commissions in connection with writing options and effecting closing purchase transactions, as well as for purchases and sales of underlying securities. The writing of options could result in significant increases in the portfolio turnover rate of the Portfolio, especially during periods when market prices of the underlying securities appreciate.


              There is no assurance that higher than anticipated trading activity or other unforeseen events might not, at times, render certain of the facilities of the OCC or other clearing organization inadequate, and thereby result in the institution by an exchange of special procedures which may interfere with the timely execution of customers' orders.


              The amount of the premiums which the Portfolio may pay or receive may be adversely affected as new or existing institutions, including other investment companies, engage in or increase their option purchasing and writing activities.


     Futures Contracts



              A change in the level of currency exchange rates or securities prices may affect the value of the securities held by the Portfolio (or of securities that the Portfolio expects to purchase). To hedge against changes in rates or prices, the Portfolio may enter into (i) futures contracts for the purchase or sale of securities and currency, (ii) futures contracts on securities indices and (iii) futures contracts on other financial instruments and indices. In the United States futures contracts are traded on exchanges or boards of trade that are licensed and regulated by the CFTC and must be executed through a futures commission merchant or brokerage firm which is a member of the relevant exchange.
     The Portfolio may also enter into futures contracts traded on a foreign exchange if it is determined by the Adviser that trading on such exchange does not subject the Portfolio to risks, including credit and liquidity risks, that are materially greater than the risks associated with trading on United States exchanges.



              The Portfolio will engage in futures and related options transactions for bona fide hedging purposes as defined in or permitted by CFTC regulations. The Portfolio will determine that the price fluctuations in the futures contracts and options on futures used for hedging purposes are substantially related to price fluctuations in securities (or the currency in which they are denominated) held by the Portfolio or which it expects to purchase. The Portfolio's futures transactions will be entered into for traditional hedging purposes -- that is, futures contracts will be sold to protect against a decline in the price of securities that the Portfolio owns, or futures contracts will be purchased to protect the Portfolio against an increase in the price of securities it intends to purchase. As evidence of this hedging intent, the Portfolio expects that on 75% or more of the occasions on which it takes a long futures (or option) position (involving the purchase of futures contracts), the Portfolio will have purchased, or will be in the process of purchasing, equivalent amounts of related securities in the cash market at the time when the futures (or option) position is closed out. However, in particular cases, when it is economically advantageous for the Portfolio to do so, a long futures position may be terminated (or an option may expire) without the corresponding purchase of securities. The Portfolio will engage in transactions in futures contracts and related options only to the extent such transactions are consistent with the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), for maintaining the qualification of an investor in the Portfolio as a regulated investment company (a "RIC") for federal income tax purposes (see "Item 20").


              The Portfolio will be required, in connection with transactions in futures contracts and the writing of options on futures, to make margin deposits, which will be held by the Portfolio's custodian for the benefit of the futures commission merchant through whom the Portfolio engages in such futures and options transactions. Cash or high grade liquid debt securities required to be segregated in connection with a "long" futures position taken by the Portfolio will also be held by the custodian in a segregated account and will be marked to market daily.

     Portfolio Turnover

              The Portfolio cannot accurately predict its portfolio turnover rate, but it is anticipated that the annual turnover rate will generally not exceed 100% (excluding turnover of securities having a maturity of one year or less). A 100% annual turnover rate would occur, for example, if all the securities held in the portfolio were replaced once in a period of one year. A high turnover rate (100% or more) necessarily involves greater expenses to the Portfolio. The Portfolio engages in portfolio trading (including short-term trading) if it believes that a transaction including all costs will help in achieving its investment objective either by increasing income or by enhancing the Portfolio's net asset value.
     High portfolio turnover may result in the realization of substantial net short-term capital gains.

     Lending Portfolio Securities


              If the Adviser decides to make securities loans, the Portfolio may seek to increase its income by lending portfolio securities to broker-dealers or other institutional borrowers. Under present regulatory policies of the SEC, such loans are required to be secured continuously by collateral in cash, cash equivalents or U.S. Government securities held by the Portfolio's custodian and maintained on a current basis at an amount at least equal to the market value of the securities loaned, which will be marked to market daily. Cash equivalents include certificates of deposit, commercial paper and other short-term money market instruments. The financial condition of the borrower will be monitored by the Adviser on an ongoing basis. The Portfolio would continue to receive the equivalent of the interest or dividends paid by the issuer on the securities loaned and would also receive a fee, or all or a portion of the interest on investment of the collateral. The Portfolio would have the right to call a loan and obtain the securities loaned at any time on up to five business days' notice. The Portfolio would not have the right to vote any securities having voting rights during the existence of a loan, but could call the loan in anticipation of an important vote to be taken among holders of the securities or the giving or holding of their consent on a material matter affecting the investment. If the Adviser decides to make securities loans, it is intended that the value of the securities loaned would not exceed one-third of the Portfolio's total assets.


     Investment Restrictions

              Whenever an investment policy or investment restriction set forth in Part A or this Part B states a maximum percentage of assets that may be invested in any security or other asset or describes a policy regarding quality standards, such percentage limitation or standard shall be determined immediately after and as a result of the Portfolio's acquisition of such security or other asset. Accordingly, any later increase or decrease resulting from a change in values, assets or other circumstances, other than a subsequent rating change below investment grade made by a rating service, will not compel the Portfolio to dispose of such security or other asset.


              The Portfolio has adopted the following investment restrictions which may not be changed without the approval by the holders of a majority of the outstanding voting securities of the Portfolio, which as used in this Part B means the lesser of (a) 67% or more of the outstanding voting securities of the Portfolio present or represented by proxy at a meeting if the holders of more than 50% of the outstanding voting securities of the Portfolio are present or represented at the meeting or (b) more than 50% of the outstanding voting securities of the Portfolio. The Portfolio may not:


              (1) issue senior securities (as defined in the Investment Company Act of 1940 and rules thereunder) or borrow money, except that the Portfolio may borrow:

                      (i) from banks to purchase or carry securities, commodities, commodities contracts or other investments;

                      (ii) from banks for temporary or emergency purposes not in excess of 10% of its gross assets taken at market value; or

                      (iii)    by entering into reverse repurchase agreements,

     if, immediately after any such borrowing, the value of the Portfolio's total assets, including all borrowings then outstanding, is equal to at least 300% of the aggregate amount of borrowings then outstanding. Any such borrowings may be secured or unsecured. The Portfolio may issue securities (including senior securities) appropriate to evidence such indebtedness, including reverse repurchase agreements.

              (2) Pledge its assets, except that the Portfolio may pledge not more than one-third of its total assets (taken at current value) to secure borrowings made in accordance with investment restriction (1) above; for the purpose of this restriction the deposit of assets in a segregated account with the Portfolio's custodian in connection with any of the Portfolio's investment transactions is not considered to be a pledge.

              (3) Purchase securities on margin (but the Portfolio may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities).

              (4) Make short sales of securities or maintain a short position, unless at all times when a short position is open the Portfolio either owns an equal amount of such securities or owns securities convertible into or exchangeable, without the payment of any additional consideration, for securities of the same issue as, and equal in amount to, the securities sold short.

              (5) Purchase securities issued by any other open-end investment company or investment portfolio, except as they may be acquired as part of a merger, consolidation or acquisition of assets, and except as otherwise permitted by the Investment Company Act of 1940.

              (6) Purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors, trustees or security holders is an officer or Trustee of the Portfolio or is a member, officer, director or trustee of any investment adviser of the Portfolio, if after the purchase of the securities of such issuer by the Portfolio one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities or both (all taken at current value) of such issuer and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities or both (all taken at current value).

              (7) Underwrite securities issued by other persons, except insofar as the Portfolio may technically be deemed to be an underwriter under the Securities Act of 1933 in selling or disposing of a portfolio security.

              (8) Make loans to other persons, except by (a) the acquisition of money market instruments, debt securities and other obligations in which the Portfolio is authorized to invest in accordance with its investment objective and policies, (b) entering into repurchase agreements and (c) lending portfolio securities.

              (9) Purchase the securities of any one issuer (other than obligations issued or guaranteed by the U.S. Government or any of its agencies or instrumentalities) if, with respect to 75% of its total assets and as a result of such purchase (a) more than 5% of the total assets of the Portfolio (taken at current value) would be invested in the securities of such issuer, or (b) the Portfolio would hold more than 10% of the outstanding voting securities of that issuer.

              (10) Purchase any security if, as a result of such purchase, 25% or more of the total assets of the Portfolio (taken at current value) would be invested in the securities of issuers having their principal business activities in the same industry (the electric, gas and telephone utility industries being treated as separate industries for the purpose of this restriction); provided, that there is no limitation with respect to obligations issued or guaranteed by the U.S. Government or any of its agencies or instrumentalities.

              (11) Invest for the purpose of gaining control of a company's management.

              (12) Purchase or sell real estate, although the Portfolio may purchase and sell securities which are secured by interests in real estate, securities of issuers which invest or deal in real estate and real estate that is acquired as the result of the ownership of securities.

              (13) Purchase or sell physical commodities (other than currency) or contracts for the purchase or sale of physical commodities (other than currency).

              (14) Buy investment securities from or sell them to any of its officers or Trustees or the investment adviser, as principal; provided, however, that any such person or firm may be employed as a broker upon customary terms.

              (15) Purchase oil, gas or other mineral leases or purchase partnership interests in oil, gas or other mineral exploration or development programs.

              For the purpose of investment restrictions (1), (2) and (3), the arrangements (including escrow, margin and collateral arrangements) made by the Portfolio with respect to transactions in all types of options, futures contracts, options on futures contracts, forward contracts, currencies, and commodities and options thereon shall not be considered to be (i) a borrowing of money or the issuance of securities (including senior securities) by the Portfolio, (ii) a pledge of its assets or (iii) the purchase of a security on margin.


              In order to permit the sale in certain states of shares of certain open-end investment companies which are investors in the Portfolio, the Portfolio may make commitments more restrictive than the fundamental policies described above. Should the Portfolio determine that any such commitment is no longer in the best interests of the Portfolio and its investors, it will revoke such commitment.



              The Portfolio has adopted the following investment policies which may be changed without investor approval. The Portfolio may not invest more than 15% of its net assets in investments which are not readily marketable, including restricted securities and repurchase agreements with a maturity longer than seven days. Restricted securities for the purposes of this limitation do not include securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933 and commercial paper issued pursuant to Section 4(2) of said Act that the Board of Trustees of the Portfolio, or its delegate, determines to be liquid . The Portfolio does not intend to invest in Rule 144A securities or make short sales of securities during the coming year. Except for obligations issued or guaranteed by the U.S. Government or any of its agencies or instrumentalities, the Portfolio will not knowingly purchase a security issued by a company (including predecessors) with less than three years operating history (unless such security is rated at least B or a comparable rating at the time of purchase by at least one nationally recognized statistical rating organization) if, as a result of such purchase, more than 5% of the Portfolio's total assets (taken at current value) would be invested in such securities. The Portfolio will not purchase warrants if, as a result of such purchase, more than 5% of the Portfolio's net assets (taken at current value) would be invested in warrants, and the value of such warrants which are not listed on the New York or American Stock Exchange may not exceed 2% of the Portfolio's net assets; this policy does not apply to or restrict warrants acquired by the Portfolio in units or attached to securities, inasmuch as such warrants are deemed to be without value. The Portfolio will not purchase any securities if at the time of such purchase, permitted borrowings under investment restriction (1) above exceed 5% of the value of the Portfolio's total assets.






     Item 14.         Management of the Portfolio


              The Portfolio's Trustees and officers are listed below. Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. The business address of the Advisers is 3808 One Exchange Square, Central, Hong Kong. Those Trustees who are "interested persons" of the Portfolio, the Advisers, Eaton Vance Management ("Eaton Vance"), Boston Management and Research ("BMR"), Eaton Vance Corp. ("EVC") or Eaton Vance, Inc. ("EV") as defined in the Investment Company Act of 1940 (the "1940 Act") by virtue of their affiliation with any one or more of the Portfolio, the Advisers, Eaton Vance, BMR, EVC or EV, are indicated by an asterisk (*).



                              TRUSTEES OF THE PORTFOLIO



     HON. ROBERT LLOYD GEORGE (42), President and Trustee.*

     Chairman and Chief Executive of Lloyd George Management (B.V.I.) Limited. Chairman and Chief Executive Officer of the Advisers. Managing Director of Indosuez Asia Investment Services, Ltd. from 1984 to 1991.
     Address:  3808 One Exchange Square, Central, Hong Kong.



     JAMES B. HAWKES (54), Vice President and Trustee.*
     Executive Vice President of Eaton Vance, BMR, EVC and EV, and a Director of EVC and EV. Director of Lloyd George Management (B.V.I.) Limited. Director or Trustee and officer of various investment companies managed by Eaton Vance or BMR.
     Address: Eaton Vance Management, 24 Federal Street, Boston, Massachusetts 02110.



     SAMUEL L. HAYES, III (60), Trustee.
     Jacob H. Schiff Professor of Investment Banking, Harvard University Graduate School of Business Administration. Director or Trustee of various investment companies managed by Eaton Vance or BMR.
     Address: Harvard University Graduate School of Business Administration, Soldiers Field Road, Boston, Massachusetts 02134.



     STUART HAMILTON LECKIE (49), Trustee.
     Chairman--Asia Pacific Fidelity Investments Management (HK) Ltd.
     Address: Citibank Tower, 3 Garden Road, Hong Kong.



     HON. EDWARD K.Y. CHEN (50), Trustee.
     President of Lingnan College in Hong Kong. Professor and Director of the Centre of Asian Studies at the University of Hong Kong from 1979-1995. Director of First Pacific Company and a Board Member of the Mass Transit Railway Corporation. Member of the Executive Council of the Hong Kong Government since 1992 and Chairman of the Consumer Council since 1991.
     Address:  President's Office, Lingnan College, Tuen Mun, Hong Kong.



                              OFFICERS OF THE PORTFOLIO



     SCOBIE DICKINSON WARD (29), Vice President, Assistant Secretary and Assistant Treasurer.
     Director of Lloyd George Management (B.V.I.) Limited. Director of the Advisers. Investment Manager of Indosuez Asia Investment Services, Ltd. from 1990 to 1991.
     Address:  3808 One Exchange Square, Central, Hong Kong.

     WILLIAM WALTER RALEIGH KERR (44), Vice President, Secretary and Assistant Treasurer.
     Director, Finance Director and Chief Operating Officer of the Advisers. Director of Lloyd George Management (B.V.I.) Limited.
     Address:  3808 One Exchange Square, Central, Hong Kong.



     JAMES L. O'CONNOR (50), Vice President and Treasurer.
     Vice President of Eaton Vance, BMR and EV. Officer of various investment companies managed by Eaton Vance or BMR.
     Address: Eaton Vance Management, 24 Federal Street, Boston, Massachusetts 02110.



     THOMAS OTIS (63), Vice President and Assistant Secretary.
     Vice President and Secretary of Eaton Vance, BMR, EVC and EV. Officer of various investment companies managed by Eaton Vance or BMR.
     Address: Eaton Vance Management, 24 Federal Street, Boston, Massachusetts 02110.



     JANET E. SANDERS (60), Assistant Secretary.
     Vice President of Eaton Vance, BMR and EV. Officer of various investment companies managed by Eaton Vance or BMR.
     Address: Eaton Vance Management, 24 Federal Street, Boston, Massachusetts 02110.



     WILLIAM J. AUSTIN, JR. (44), Assistant Treasurer.
     Assistant Vice President of BMR, Eaton Vance and EV. Officer of various investment companies managed by Eaton Vance or BMR.
     Address: Eaton Vance Management, 24 Federal Street, Boston, Massachusetts 02110



     A. JOHN MURPHY (33), Assistant Secretary.
     Assistant Vice President of BMR, Eaton Vance and EV since March 1, 1994; employee of Eaton Vance since March 1993. State Regulations Supervisor, The Boston Company (1991-1993) and Registration Specialist, Fidelity Management & Research Co. (1986-1991). Officer of various investment companies managed by Eaton Vance or BMR. Mr. Murphy was elected Assistant Secretary of the Portfolio on March 27, 1995.
     Address: Eaton Vance Management, 24 Federal Street, Boston, Massachusetts 02110

     ERIC G. WOODBURY (38), Assistant Secretary.
     Vice President of BMR, Eaton Vance and EV since February 1993; formerly, associate attorney at Dechert, Price & Rhoads and Gaston & Snow. Officer of various investment companies managed by Eaton Vance or BMR. Mr. Woodbury was elected Assistant Secretary of the Portfolio on June 19, 1995.
     Address: Eaton Vance Management, 24 Federal Street, Boston, Massachusetts 02110



              The fees and expenses of those Trustees of the Portfolio who are not members of the Eaton Vance organization (the noninterested Trustees) are paid by the Portfolio. (The Trustees of the Portfolio who are members of the Eaton Vance organization receive no compensation from the Portfolio). During the fiscal year ended August 31, 1995, the noninterested Trustees of the Portfolio earned the following compensation in their capacities as Trustees of the Portfolio and, during the year ended September 30, 1995, earned the following compensation in their capacities as Trustees of the funds in the Eaton Vance fund complex(1):



                                       Aggregate
                                       Compensation     Total Compensation
     Name                              from Portfolio   from Fund Complex
     ----                              --------------   -----------------



     Hon. Edward
     K.Y. Chen                         $15,000            $15,000



     Samuel L.
     Hayes, III                          5,000            150,000(2)



     Stuart Hamilton
     Leckie                             15,000             15,000



     (1) The Eaton Vance fund complex consists of 211 registered investment companies or series thereof.
     (2)      Includes $33,750 of deferred compensation.

              Trustees of the Portfolio (except Messrs. Chen and Leckie) who are not affiliated with BMR may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of a Trustees Deferred Compensation Plan (the "Plan"). Under the Plan, an eligible Trustee may elect to have his deferred fees invested by the Portfolio in the shares of one or more funds in the Eaton Vance Family of Funds, and the amount paid to the Trustees under the Plan will be determined based upon the performance of such investments. Deferral of Trustees' fees in accordance with the Plan will have a negligible effect on the Portfolio's assets, liabilities, and net income per share, and will not obligate the Portfolio to retain the services of any Trustee or obligate the Portfolio to pay any particular level of compensation to the Trustee. The Portfolio is not a participant in the Plan.



              The Advisers are subsidiaries of Lloyd George Management (B.V.I.) Limited ("LGM"), which is ultimately controlled by the Hon. Robert J.D. Lloyd George, President and Trustee of the Portfolio and Chairman and Chief Executive Officer of the Advisers. Mr. Hawkes is a Trustee and officer of the Portfolio and Mr. Hayes is a Trustee of the Portfolio.








              While the Portfolio is a New York trust, the Advisers, together with Messrs. Lloyd George, Leckie, Chen, Ward and Kerr, are not residents of the United States, and substantially all of their respective assets may be located outside of the United States. It may be difficult for investors to effect service of process within the United States upon the individuals identified above, or to realize judgments of courts of the United States predicated upon civil liabilities of the Advisers and such individuals under the federal securities laws of the United States. The Portfolio has been advised that there is substantial doubt as to the enforceability in the countries in which the Advisers and such individuals reside of such civil remedies and criminal penalties as are afforded by the federal securities laws of the United States.



              The Portfolio's Declaration of Trust provides that it will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in wilful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

     Item 15.         Control Persons and Principal Holder of Securities


              As of December 12, 1995, EV Marathon Greater China Growth Fund and EV Traditional Greater China Growth Fund (the "Funds"), both series of Eaton Vance Growth Trust, were the controlling investors in the Portfolio by virtue of owning the following percentages of the outstanding interests in the Portfolio:



              Investor                                           Percentage


              EV Marathon Greater China Growth Fund              55.5%
              EV Traditional Greater China Growth Fund           40.8%


              Each Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, it will hold a meeting of shareholders and will cast its vote as instructed by its shareholders. It is anticipated that any other investor in the Portfolio which is an investment company registered under the 1940 Act would follow the same or a similar practice.

     Item 16.         Investment Advisory and Other Services


              Adviser.  The Portfolio engages Lloyd George Management (Hong
     Kong) Limited ("LGM-HK") as its investment adviser. Pursuant to a service agreement effective on January 1, 1996 between LGM-HK and its affiliate, Lloyd George Investment Management (Bermuda) Limited ("LGIM-B"), LGIM-B, acting under the general supervision of the Portfolio's Board of Trustees, is responsible for managing the Portfolio's investments. LGM-HK supervises LGIM-B's performance of this function and retains its contractual obligations under its investment advisory agreement with the Portfolio. LGIM-B is responsible for effecting all security transactions on behalf of the Portfolio, including the allocation of principal transactions and portfolio brokerage and the negotiation of commissions. See Item 17. Under the investment advisory agreement, LGM-HK is entitled to receive a monthly advisory fee computed by applying the annual asset rate applicable to that portion of the average daily net assets of the Portfolio throughout the month in each Category as indicated below:


                                                                     Annual
     Category         Average Daily Net Assets                   Asset Rate

        1             less than $500 million . . . . . . . . . . . . .   0.75%
        2             $500 million but less than $1 billion . . . . . .  0.70
        3             $1 billion but less than $1.5 billion . . . . . .  0.65
        4             $1.5 billion but less than $2 billion . . . . . .  0.60
        5             $2 billion but less than $3 billion . . . . . . .  0.55
        6             $3 billion and over . . . . . . . . . . . . . . .  0.50


              Effective January 1, 1996, LGM-HK will pay to LGIM-B the entire amount of the advisory fee payable by the Portfolio under its investment advisory agreement with LGM-HK.



              As of August 31, 1995, the Portfolio had net assets of $590,417,058. For the fiscal year ended August 31, 1995, LGM-HK earned advisory fees of $4,763,655 (equivalent to 0.74% of the Portfolio's average daily net assets for such year). For the fiscal year ended August 31, 1994, LGM-HK earned advisory fees of $4,100,334 (equivalent to 0.74% of the Portfolio's average daily net assets for such year). For the period from the start of business, October 28, 1992, to the fiscal year ended August 31, 1993, LGM-HK earned advisory fees of $411,209 (equivalent to 0.75% (annualized) of the Portfolio's average daily net assets for such period).



              The directors of LGM-HK are the Honorable Robert Lloyd George, William Walter Raleigh Kerr, M.F. Tang and Scobie Dickinson Ward. The Hon. Robert J.D. Lloyd George is Chairman and Chief Executive Officer of each Adviser and Mr. Kerr is an officer of each Adviser. The directors of LGIM-B are the Honorable Robert Lloyd George, William Walter Raleigh Kerr, Scobie Dickinson Ward, M.F. Tang, Peter Bubenzer and Judith Collis. The business address of these individuals is 3808 One Exchange Square, Central, Hong Kong.



              The Portfolio's investment advisory agreement with LGM-HK remains in effect until February 28, 1996; it may be continued from year to year after February 28, 1996 so long as such continuance is approved at least annually (i) by the vote of a majority of the Trustees of the Portfolio who are not interested persons of the Portfolio cast in person at a meeting specifically called for the purpose of voting on such approval and
     (ii) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio. The agreement may be terminated at any time without penalty on sixty (60) days' written notice by the Board of Trustees of either party or by vote of the majority of the outstanding voting securities of the Portfolio, and the agreement will terminate automatically in the event of its assignment. The agreement provides that LGM-HK may render services to others. The agreement also provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under the agreement on the part of LGM-HK, LGM-HK shall not be liable to the Portfolio or to any investor for any act or omission in the course of or connected with rendering services or for any losses sustained in the purchase, holding or sale of any security.



              Administrator. See Part A for a description of the services Eaton Vance performs as the administrator of the Portfolio. Under Eaton Vance's administration agreement with the Portfolio, Eaton Vance receives a monthly administration fee from the Portfolio. The fee is computed by applying the annual asset rate applicable to that portion of the average daily net assets of the Portfolio throughout the month in each Category as indicated below:


                                                                     Annual
     Category         Average Daily Net Assets                   Asset Rate

        1             less than $500 million . . . . . . . . . . . .     0.25%
        2             $500 million but less than $1 billion  . . . .     0.23333
        3             $1 billion but less than $1.5 billion  . . . .     0.21667
        4             $1.5 billion but less than $2 billion  . . . .     0.20
        5             $2 billion but less than $3 billion  . . . . .     0.18333
        6             $3 billion and over  . . . . . . . . . . . . .     0.16667


              As of August 31, 1995, the Portfolio had net assets of $590,417,058. For the fiscal year ended August 31, 1995, Eaton Vance earned administration fees of $1,571,184 (equivalent to 0.24% of the Portfolio's average daily net assets for such year). For the fiscal year ended August 31, 1994, Eaton Vance earned administration fees of $1,383,471 (equivalent to 0.25% of the Portfolio's average daily net assets for such year). For the period from the start of business, October 28, 1992, to the fiscal year ended August 31, 1993, Eaton Vance earned administration fees of $137,070 (equivalent to 0.25% (annualized) of the Portfolio's average daily net assets for such period).



              Eaton Vance's administration agreement with the Portfolio remains in effect until February 28, 1996; it may be continued from year to year after February 28, 1996 so long as such continuance is approved annually by the vote of a majority of the Trustees of the Portfolio. The agreement may be terminated at any time without penalty on sixty (60) days' written notice by the Board of Trustees of either party thereto, or by a vote of a majority of the outstanding voting securities of the Portfolio. The agreement will terminate automatically in the event of its assignment.
     The agreement provides that, in the absence of Eaton Vance's willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties to the Portfolio under such contract or agreement, Eaton Vance will not be liable to the Portfolio for any loss incurred.
     The agreement was initially approved by the Trustees, including the non-interested Trustees, of the Portfolio at a meeting held on October 8, 1992.



              The Portfolio will be responsible for all of its costs and expenses not expressly stated to be payable by Eaton Vance under the administration agreement. Such costs and expenses to be borne by the Portfolio include, without limitation, custody and transfer agency fees and expenses, including those incurred for determining net asset value and keeping accounting books and records, expenses of pricing and valuation services; the cost of certificates evidencing ownership of interests in the Portfolio; membership dues in investment company organizations; brokerage commissions and fees; fees and expenses of registering under the securities laws; expenses of reports to investors; proxy statements and other expenses of investors' meetings; insurance premiums, printing and mailing expenses; interest, taxes and corporate fees; legal and accounting expenses; compensation and expenses of Trustees not affiliated with the Advisers or Eaton Vance; and investment advisory fees. The Portfolio will also bear expenses incurred in connection with litigation in which the Portfolio is a party and any legal obligation to indemnify its officers and Trustees with respect thereto.



              Eaton Vance and EV are both wholly-owned subsidiaries of EVC.
     BMR is a wholly-owned subsidiary of Eaton Vance. Eaton Vance and BMR are both Massachusetts business trusts, and EV is the trustee of Eaton Vance and BMR. The Directors of EV are Landon T. Clay, H. Day Brigham, Jr., M. Dozier Gardner, James B. Hawkes and Benjamin A. Rowland, Jr. The Directors of EVC consist of the same persons and John G.L. Cabot and Ralph
     Z. Sorenson. Mr. Clay is chairman and Mr. Gardner is president and chief executive officer of EVC, Eaton Vance, BMR and EV. All of the issued and outstanding shares of Eaton Vance and of EV are owned by EVC. All of the issued and outstanding shares of BMR are owned by Eaton Vance. All shares of the outstanding Voting Common Stock of EVC are deposited in a Voting Trust which expires December 31, 1996, the Voting Trustees of which are Messrs. Brigham, Clay, Gardner, Hawkes and Rowland. The Voting Trustees have unrestricted voting rights for the election of Directors of EVC. All of the outstanding voting trust receipts issued under said Voting Trust are owned by certain of the officers of Eaton Vance and BMR who are also officers and Directors of EVC and EV. As of November 30, 1995, Messrs. Clay, Gardner and Hawkes each owned 24% of such voting trust receipts and

     Messrs. Rowland and Brigham owned 15% and 13%, respectively, of such voting trust receipts. Messrs. Hawkes and Otis are officers or Trustees of the Portfolio and are members of the EVC, Eaton Vance, BMR and EV organizations. Messrs. Austin, Murphy, O'Connor and Woodbury and Ms. Sanders are officers of the Portfolio and are members of the Eaton Vance, BMR and EV organizations. Eaton Vance will receive the fees from, and its wholly-owned subsidiary, Eaton Vance Distributors, Inc., will receive compensation for the sale of shares of, one or more investors in the Portfolio.



              EVC and its affiliates and their officers and employees from time to time have transactions with various banks, including the custodian of the Portfolio, Investors Bank & Trust Company. It is Eaton Vance's opinion that the terms and conditions of such transactions were not and will not be influenced by existing or potential custodial or other relationships between the Portfolio and such banks.



              Eaton Vance owns all of the stock of Energex Energy Corporation, which is engaged in oil and gas operations. In addition, Eaton Vance owns all of the stock of Northeast Properties, Inc., which is engaged in real estate investment, consulting and management. EVC owns all of the stock of Fulcrum Management, Inc. and MinVen, Inc., which are engaged in the development of precious metal properties. EVC also owns 24% of the Class A shares issued by the parent of each Adviser. EVC, Eaton Vance, BMR and EV may also enter into other businesses.



              Custodian. Investors Bank & Trust Company ("IBT"), 89 South Street, Boston, Massachusetts, acts as custodian for the Portfolio. IBT has the custody of all cash and securities of the Portfolio purchased in the United States, maintains the Portfolio's general ledger and computes the daily net asset value of interests in the Portfolio. In such capacities IBT attends to details in connection with the sale, exchange, substitution, transfer or other dealings with the Portfolio's investments, receives and disburses all funds, and performs various other ministerial duties upon receipt of proper instructions from the Portfolio.


              Portfolio securities, if any, purchased by the Portfolio in the U.S. are maintained in the custody of IBT or of other domestic banks or depositories. Portfolio securities purchased outside of the U.S. are maintained in the custody of foreign banks and trust companies that are members of IBT's Global Custody Network, or foreign depositories used by such foreign banks and trust companies. Each of the domestic and foreign custodial institutions holding portfolio securities has been approved by the Board of Trustees of the Portfolio in accordance with regulations under the 1940 Act.

              IBT charges fees which are competitive within the industry.
     These fees for the Portfolio relate to: (1) custody services based upon a percentage of the market values of Portfolio securities; (2) bookkeeping and valuation services provided at an annual rate; (3) activity charges, primarily the result of the number of portfolio transactions; and (4) reimbursement of out-of-pocket expenses. These fees are then reduced by a credit for cash balances of the Portfolio at the custodian equal to 75% of the 91-day U.S. Treasury Bill auction rate applied to the Portfolio's average daily collected balances. Landon T. Clay, a Director of EVC and an officer, Trustee or Director of other entities in the Eaton Vance organization, owns approximately 13% of the voting stock of Investors Financial Services Corp., the holding company parent of IBT. Management believes that such ownership does not create an affiliated person relationship between the Portfolio and IBT under the 1940 Act. For the fiscal year ended August 31, 1995, the Portfolio paid IBT $661,381 for its services as custodian.


              Independent Certified Public Accountants. Deloitte & Touche LLP, 125 Summer Street, Boston, Massachusetts, are the independent certified public accountants of the Portfolio, providing audit services, tax return preparation, and assistance and consultation with respect to the preparation of filings with the Commission.

     Item 17.         Brokerage Allocation and Other Practices


              Decisions concerning the execution of portfolio security transactions, including the selection of the market and the broker-dealer firm, are made by the Adviser.



              The Adviser places the portfolio security transactions of the Portfolio and of certain other accounts managed by the Adviser for execution with many firms. The Adviser uses its best efforts to obtain execution of portfolio transactions at prices which are advantageous to the Portfolio and (when a disclosed commission is being charged) at reasonably competitive commission rates. In seeking such execution, the Adviser will use its best judgment in evaluating the terms of a transaction, and will give consideration to various relevant factors including, without limitation, the size and type of the transaction, the general execution and operational capabilities of the broker-dealer, the nature and character of the market for the security, the confidentiality, speed and certainty of effective execution required for the transaction, the reputation, reliability, experience and financial condition of the broker-dealer, the value and quality of the services rendered by the broker-dealer in other transactions, and the reasonableness of the commission, if any. Transactions on stock exchanges and other agency transactions involve the payment by the Portfolio of negotiated brokerage commissions. Such commissions vary among different broker-dealer firms, and a particular broker-dealer may charge different commissions according to such factors as the difficulty and size of the transaction and the volume of business done with such broker-dealer. Transactions in foreign securities usually involve the payment of fixed brokerage commissions, which are generally higher than those in the United States. There is generally no stated commission in the case of securities traded in the over-the-counter markets, but the price paid or received by the Portfolio usually includes an undisclosed dealer markup or markdown. In an underwritten offering the price paid by the Portfolio includes a disclosed fixed commission or discount retained by the underwriter or dealer. Although commissions paid on portfolio transactions will, in the judgment of the Adviser, be reasonable in relation to the value of the services provided, commissions exceeding those which another firm might charge may be paid to broker-dealers who were selected to execute transactions on behalf of the Portfolio and the Adviser's other clients in part for providing brokerage and research services to the Adviser.


              As authorized in Section 28(e) of the Securities Exchange Act of 1934, a broker or dealer who executes a portfolio transaction on behalf of the Portfolio may receive a commission which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. This determination may be made on the basis of either that particular transaction or on the basis of the overall responsibilities which the Adviser and its affiliates have for accounts over which they exercise investment discretion. In making any such determination, the Adviser will not attempt to place a specific dollar value on the brokerage and research services provided or to determine what portion of the commission should be related to such services. Brokerage and research services may include advice as to the value of securities, the advisability of investing in, purchasing, or selling securities, and the availability of securities or purchasers or sellers of securities; furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts; and effecting securities transactions and performing functions incidental thereto (such as clearance and settlement); and the "Research Services" referred to in the next paragraph.


              It is a common practice in the investment advisory industry for the advisers of investment companies, institutions and other investors to receive research, statistical and quotation services, data, information and other services, products and materials which assist such advisers in the performance of their investment responsibilities ("Research Services") from broker-dealers which execute portfolio transactions for the clients of such advisers and from third parties with which such broker-dealers have arrangements. Consistent with this practice, the Adviser may receive Research Services from broker-dealer firms with which the Adviser places the portfolio transactions of the Portfolio and from third parties with which these broker-dealers have arrangements. These Research Services may include such matters as general economic and market reviews, industry and company reviews, evaluations of securities and portfolio strategies and transactions and recommendations as to the purchase and sale of securities and other portfolio transactions, financial, industry and trade publications, news and information services, pricing and quotation equipment and services, and research oriented computer hardware, software, data bases and services. Any particular Research Service obtained through a broker-dealer may be used by the Adviser in connection with client accounts other than those accounts which pay commissions to such broker-dealer. Any such Research Service may be broadly useful and of value to the Adviser in rendering investment advisory services to all or a significant portion of its clients, or may be relevant and useful for the management of only one client's account or of a few clients' accounts, or may be useful for the management of merely a segment of certain clients' accounts, regardless of whether any such account or accounts paid commissions to the broker-dealer through which such Research Service was obtained. The advisory fee paid by the Portfolio is not reduced because the Adviser receives such Research Services. The Adviser evaluates the nature and quality of the various Research Services obtained through broker-dealer firms and attempts to allocate sufficient commissions to such firms to ensure the continued receipt of Research Services which the Adviser believes are useful or of value to it in rendering investment advisory services to its clients.


              Subject to the requirement that the Adviser shall use its best efforts to seek to execute portfolio security transactions of the Portfolio at advantageous prices and at reasonably competitive commission rates or spreads, the Adviser is authorized to consider as a factor in the selection of any broker-dealer firm with whom portfolio orders may be placed the fact that such firm has sold or is selling shares of any investment company sponsored by Eaton Vance. This policy is not inconsistent with a rule of the National Association of Securities Dealers, Inc., which rule provides that no firm which is a member of the Association shall favor or disfavor the distribution of shares of any particular investment company or group of investment companies on the basis of brokerage commissions received or expected by such firm from any source.

              Securities considered as investments for the Portfolio may also be appropriate for other investment accounts managed by the Adviser or its affiliates. The Adviser will attempt to allocate equitably portfolio transactions among the Portfolio and the portfolios of its other investment accounts whenever decisions are made to purchase or sell securities by the Portfolio and one or more of such other accounts simultaneously. In making such allocations, the main factors to be considered are the respective investment objectives of the Portfolio and such other accounts, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment by the Portfolio and such accounts, the size of investment commitments generally held by the Portfolio and such accounts and the opinions of the persons responsible for recommending investments to the Portfolio and such accounts. While this procedure could have a detrimental effect on the price or amount of the securities available to the Portfolio from time to time, it is the opinion of the Trustees of the Portfolio that the benefits available from the Adviser's organization outweigh any disadvantage that may arise from exposure to simultaneous transactions.


              For the fiscal year ended August 31, 1995, the Portfolio paid brokerage commissions of $2,608,520 with respect to portfolio transactions. Of this amount, approximately $2,341,272 was paid in respect of portfolio security transactions aggregating approximately $387,659,617 to firms that provided some Research Services to the Adviser's organization. For the fiscal year ended August 31, 1994, the Portfolio paid brokerage commissions of $4,177,780 with respect to portfolio transactions. All of this amount was paid in respect of portfolio security transactions aggregating approximately $814,062,509 to firms that provided some Research Services to the Adviser's organization. For the period from the start of business, October 28, 1992, to the fiscal year ended August 31, 1993, the Portfolio paid brokerage commissions of $1,224,597 with respect to portfolio transactions. Of this amount, approximately $1,218,619 was paid in respect of portfolio security transactions aggregating approximately $180,689,369 to firms that provided some Research Services to the Adviser's organization. Many of such firms may have been selected in any particular transaction primarily because of their execution capabilities.


     Item 18.         Capital Stock and Other Securities

              Under the Portfolio's Declaration of Trust, the Trustees are authorized to issue interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's interest in the Portfolio are issued only upon the written request of an investor.

              Each investor is entitled to vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate interest in the Portfolio may elect all of the Trustees if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required and has no current intention to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the

     Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of its investment).

              The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to its percentage of the interests in the Portfolio), except that if the Trustees recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to its percentage of the interests of the Portfolio) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of its investment) or
     (ii) by the Trustees by written notice to its investors.


              In accordance with the Declaration of Trust, there normally will be no meetings of the investors for the purpose of electing Trustees unless and until such time as less than a majority of the Trustees holding office have been elected by investors. In such an event, the Trustees of the Portfolio then in office will call an investors' meeting for the election of Trustees. Except for the foregoing circumstances, and unless removed by action of the investors in accordance with the Portfolio's Declaration of Trust, the Trustees shall continue to hold office and may appoint successor Trustees.



              The Declaration of Trust provides that no person shall serve as a Trustee if investors holding two-thirds of the outstanding interests have removed him from that office either by a written declaration or by votes cast at a meeting called for that purpose. The Declaration of Trust further provides that under certain circumstances, the investors may call a meeting to remove a Trustee and that the Portfolio is required to provide assistance in communicating with investors about such a meeting.



              The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate interest in the Portfolio. The Portfolio intends to maintain fidelity and errors and omissions insurance deemed adequate by the Trustees. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance exists and the Portfolio itself is unable to meet its obligations.

              The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

     Item 19.         Purchase, Redemption and Pricing of Securities

              Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. See "Purchase of Interests in the Portfolio" and "Redemption or Decrease of Interest" in Part A.


              The Trustees of the Portfolio have established the following procedures for the fair valuation of the Portfolio's assets under normal market conditions. Marketable securities listed on foreign or U.S. securities exchanges or in the NASDAQ National Market System generally are valued at closing sale prices or, if there were no sales, at the mean between the closing bid and asked prices therefor on the exchange where such securities are principally traded or on such National Market System (such prices may not be used, however, where an active over-the-counter market in an exchange listed security better reflects current market value). Unlisted or listed securities for which closing sale prices are not available are valued at the mean between the latest bid and asked prices. An option is valued at the last sale price as quoted on the principal exchange or board of trade on which such option or contract is traded, or in the absence of a sale, at the mean between the last bid and asked price. Futures positions on securities or currencies are generally valued at closing settlement prices. All other securities are valued at fair value as determined in good faith by or pursuant to procedures established by the Trustees.


              Short term debt securities with a remaining maturity of 60 days or less are valued at amortized cost. If securities were acquired with a remaining maturity of more than 60 days, their amortized cost value will be based on their value on the sixty-first day prior to maturity. Other fixed income and debt securities, including listed securities and securities for which price quotations are available, will normally be valued on the basis of valuations furnished by a pricing service.


              Generally, trading in the foreign securities owned by the Portfolio is substantially completed each day at various times prior to the close of the Exchange. The values of these securities used in determining the net asset value of the Portfolio's interests are computed as of such times. Occasionally, events affecting the value of foreign securities may occur between such times and the close of the Exchange which will not be reflected in the computation of the Portfolio's net asset value (unless the Portfolio deems that such events would materially affect its net asset value, in which case an adjustment would be made and reflected in such computation). Foreign securities and currency held by the Portfolio will be valued in U.S. dollars; such values will be computed by the custodian based on foreign currency exchange rate quotations supplied by Reuters Information Service.


     Item 20.         Tax Status


              The Portfolio has been advised by tax counsel that, provided the Portfolio is operated at all times during its existence in accordance with certain organizational and operational documents, the Portfolio should be classified as a partnership under the Code, and it should not be a "publicly traded partnership" within the meaning of Section 7704 of the Code. Consequently, the Portfolio does not expect that it will be required to pay any federal income tax, and each investor in the Portfolio will be required to take into account in determining its federal income tax liability its share of the Portfolio's income, gains, losses, deductions and tax preference items.



              Under Subchapter K of the Code, a partnership is considered to be either an aggregate of its members or a separate entity, depending upon the factual and legal context in which the question arises. Under the aggregate approach, each partner is treated as an owner of an undivided interest in partnership assets and operations. Under the entity approach, the partnership is treated as a separate entity in which partners have no direct interest in partnership assets and operations. The Portfolio has been advised by tax counsel that, in the case of an investor in the Portfolio that seeks to qualify as a RIC under the Code, the aggregate approach should apply, and each such investor should accordingly be deemed to own a proportionate share of each of the assets of the Portfolio and to be entitled to the gross income of the Portfolio attributable to that share for purposes of all requirements of Sections 851(b) and 852(b)(5) of the Code. Further, the Portfolio has been advised by tax counsel that each investor in the Portfolio that seeks to qualify as a RIC should be deemed to hold its proportionate share of the Portfolio's assets for the period the Portfolio has held the assets or for the period the investor has been a partner, for purposes of Subchapter K of the Code, in the Portfolio, whichever is shorter. Investors should consult their tax advisers regarding whether the entity or the aggregate approach applies to their investment in the Portfolio in light of their particular tax status and any special tax rules applicable to them.



              In order to enable an investor in the Portfolio that is otherwise eligible to qualify as a RIC, the Portfolio intends to satisfy the requirements of Subchapter M of the Code relating to sources of income and diversification of assets as if they were applicable to the Portfolio and to distribute its net investment income and net realized capital gains in a manner that will enable an investor that is a RIC to comply with those requirements. The Portfolio will allocate at least annually among its investors each investor's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit in accordance with the Code and applicable Treasury regulations.



              The Portfolio anticipates that it will be subject to foreign taxes on its income (including, in some cases, capital gains) from foreign securities. Tax conventions between certain countries and the U.S. may reduce or eliminate such taxes.



              Foreign exchange gains and losses realized by the Portfolio and allocated to the investors in connection with the Portfolio's investments in foreign securities and certain foreign currency options, futures or forward contracts or foreign currency may be treated as ordinary income and losses under special tax rules. Certain options, futures or forward contracts of the Portfolio may be required to be marked to market (i.e., treated as if closed out) on the last day of each taxable year, and any gain or loss realized with respect to these contracts may be required to be treated as 60% long-term and 40% short-term gain or loss. Positions of the Portfolio in foreign securities and offsetting options, futures or forward contracts may be treated as "straddles" and be subject to other special rules that may affect the amount, timing and character of the Portfolio's income, gain or loss and its allocations among investors. Certain uses of foreign currency and foreign currency derivatives such as options, futures, forward contracts and swaps and investment by the Portfolio in the stock of certain "passive foreign investment companies" may be limited or a tax election may be made, if available, in order to enable an investor that is a RIC to preserve its qualification as a RIC or to avoid imposition of a tax on such an investor.


              The foregoing discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies and financial institutions. Investors should consult their own tax advisers with respect to special tax rules that may apply in their particular situations, as well as the state, local or foreign tax consequences of investing in the Portfolio.

     Item 21.         Underwriters


              The placement agent for the Portfolio is Eaton Vance Distributors, Inc., which receives no compensation for serving in this capacity. U.S. and foreign investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.


     Item 22.         Calculations of Performance Data

              Not applicable.


     Item 23.         Financial Statements


              The following audited financial statements of the Portfolio, which are included in the Annual Report to Shareholders of EV Classic Greater China Growth Fund for the fiscal year ended August 31, 1995, are incorporated by reference into this Part B and have been so incorporated in reliance upon the report of Deloitte and Touche LLP, independent certified public accountants, as experts in accounting and auditing.



              Portfolio of Investments as at August 31, 1995
              Statement of Assets and Liabilities as at August 31, 1995 Statement of Operations for the year ended August 31, 1995 Statement of Changes in Net Assets for the year ended August 31, 1995, and for the year ended to August 31, 1994
              Supplementary Data for the year ended August 31, 1995, for the year ended August 31, 1994, and for the period from the start of business, October 28, 1992, to August 31, 1993
              Notes to Financial Statements
              Independent Auditors' Report



              For purposes of the EDGAR filing of this amendment to the Portfolio's registration statement, the Portfolio incorporates by reference the above audited financial statements of the Portfolio contained in the Annual Report to Shareholders of EV Classic Greater China Growth Fund for the fiscal year ended August 31, 1995, as previously filed electronically with the Securities and Exchange Commission (Accession Number 0000950109-95-004352).

                                                                      APPENDIX A


                     THE SECURITIES MARKETS IN CHINA AND HONG KONG

         The information set forth in this Part B regarding China, its economy and the Stock Exchange of Hong Kong Ltd. has been extracted from various government and private publications. The Board of Trustees make no representation as to the accuracy of such information, nor has the Board of Trustees attempted to verify it.

         In this Part B, unless otherwise specified, all references to "U.S. dollars," "U.S.$" or "$" are to United States dollars, to "RMB" or "renminbi" are to Chinese renminbi and to "H.K. dollars" or "H.K.$" are to Hong Kong dollars. On December 6, 1995, the exchange rate as published in The Asian Wall Street Journal was 8.310 renminbi = U.S. $1.00 and 7.737 H.K. dollars = U.S. $1.00 and, unless otherwise specified, all renminbi and Hong Kong dollars have been so converted at such exchange rates. No representation is made that the renminbi, H.K. dollar or U.S. dollar amounts in this Part B could have been or could be converted into U.S. dollars, renminbi or H.K. dollars, as the case may be, at any particular rate or at all. See "Appendix B: People's Republic of China--Exchange Rate" for information regarding historical rates of exchange between the Chinese renminbi and the U.S. dollar.


     HISTORY OF THE CHINESE SECURITIES MARKETS

         The first securities exchange in China, the "Shanghai Gufen Gongsou" (Shanghai Stock Confederation), was organized in the 1890s in Shanghai. The first officially recognized exchange was established in 1914 in Shanghai, which focused principally on the trading of government bonds. Additional exchanges were opened in Beijing in 1918 and in Tianjin in 1921. By the period following World War II, Shanghai had become one of the major financial centers in Asia. However, when the Chinese communist party assumed power in 1949, China's securities markets were closed and all securities were abolished.

         The Beijing and Tianjin securities exchanges reopened in 1950 and 1949, respectively, but were closed again in 1952. Securities markets were nonexistent in China until the early 1980s when they reemerged in various cities following initiation of China's economic reform program in 1978. There currently are two officially recognized exchanges in China, the Shanghai Securities Exchange ("SHSE"), which commenced trading on December 19, 1990, and the Shenzhen Stock Exchange ("SZSE"), which commenced trading on July 3, 1991. A number of organized securities markets exist in other cities in China, but these are primarily over-the-counter markets. Initially, shares on both exchanges were made available only to Chinese investors and were traded only in RMB, thus avoiding the issues of repatriation of profits and the remittance of foreign currency that would arise with the participation of foreign investors in the market. Recently, however, these issues have been addressed in legislation concerning a special class of shares, commonly referred to as "B" shares, which are denominated in RMB and are offered exclusively for investment by foreign investors and such other investors as the authorities may approve. The first issues of "B" shares were listed and traded on the SHSE on February 21, 1992, and on the SZSE on February 28, 1992.

     REGULATION AND OPERATION OF THE CHINESE SECURITIES MARKETS

          Prior to the establishment of the SHSE and SZSE, trading of securities in China was conducted in over-the-counter ("OTC") markets in a number of major cities, including Shanghai, Chongqing, Wuhan, Guangzhou and Shenyang. The OTC markets have no fixed location for trading; transactions are negotiated by telephone or similar means. The SHSE and SZSE confine trading of listed shares to the two exchanges, while unlisted stocks continue to be traded in the OTC markets. In addition to the two exchanges and the OTC markets, a nationwide computer system for trading of treasury bills and bonds, the Securities Trading Automated Quotations System ("STAQ"), commenced operations on December 5, 1990 and currently links 54 licensed trading corporations in 16 cities.

         Currently, trading of treasury bills constitutes the majority of the activity in the Chinese securities markets, while trading of equity securities constitutes only a small portion of the trading activity. The OTC markets trade only treasury bills and equity securities that are not listed on the SHSE or the SZSE. The SHSE and the SZSE trade both treasury bills and shares of listed companies. Shares are divided into four types based on the type of entity holding them: (1) State shares held by designated State entities on behalf of the State; (2) shares held by Chinese corporations; (3) shares held by Chinese individuals; and (4) shares held by foreign investors. The first three categories are generally referred to as "A" shares. The fourth category is referred to as "B" shares. State shares cannot be sold or transferred without the approval of the State asset administrative departments. "A" shares are quoted and traded in renminbi, while "B" shares are quoted in renminbi but traded in foreign currencies (currently Hong Kong dollars and U.S. dollars).

          China has not yet promulgated a national securities law. Although the State Council has promulgated Interim Regulations for Administration of Enterprise Bonds, these regulations apply only to bonds issued by State-owned enterprises. At the local level, however, many cities and provinces have promulgated securities rules and regulations.

         The People's Bank of China (the "PBOC"), China's central bank, is authorized to regulate stocks, bonds and other negotiable instruments and administer China's financial markets, and it exercises this authority through its local branches. The State Commission for Restructing the Economic System has, in practice, assumed the principal role of formulating policies for the development of the securities markets. In addition, the Stock Exchange Executive Council, a nongovernmental organization, plays an important advisory role in the formulation of a regulatory framework for the national securities markets.

     CORPORATE LAW IN CHINA
          There is no national legislative framework in China providing for regulations governing joint stock companies. However, there have been in force in Shenzhen since February 1992 the Provisional Rules for Joint Stock Companies in Shenzhen (the "Shenzhen Provisional Rules"). The Shenzhen Provisional Rules include provisions governing the formation in Shenzhen of joint stock companies, issuance of shares and debentures, ownership and dealings in shares, reduction of capital, shareholders' rights and obligations, meetings and resolutions, directors, financial accounting, distribution and liquidation. More recently, the Provisional Regulations for Shanghai Municipality Joint Stock Limited Companies came into force on June 1, 1992, covering broadly the same areas as the Shenzhen Provisional Rules.


     SHENZHEN STOCK EXCHANGE
         The SZSE was established in April 1991, and officially opened in July 1991. As of December 6, 1995, 125 companies had shares listed on the SZSE, of which 33 also had "B" shares listed. Prices of "A" shares were subject to a price fluctuation limit, but all such limits have been removed except for the Shenzhen Champaign Company. The Shenzhen authorities have established a regulatory fund, funded from proceeds of new issues of "A" shares, to buy and sell shares on the open market in an attempt to minimize fluctuations of the prices of "A" shares. In the issuance of "A" shares by Shenzhen Konka Electronics, the first case in which this regulatory fund was introduced, an amount equal to 5% of the aggregate "A" share premium was required to be paid into the fund. It is expected that a similar percentage will be required for future new issues.

         The following table provides selected information regarding "B" shares of the companies listed on the SZSE as of December 6, 1995.


             INVESTMENT STATISTICS FOR "B" SHARES OF COMPANIES LISTED ON
                             THE SHENZHEN STOCK EXCHANGE*


                                         "B" SHARES       12/6/95           MARKET             12/6/95
                                          IN ISSUE         PRICE        CAPITALIZATION         TURNOVER
     STOCK NAME                          (MILLIONS)        (HK$)        (HK$ MILLIONS)      (HK$ MILLIONS)
     ----------                          ----------        -----        --------------      --------------
     Benelux-B ......................        26            1.41                36                0.00
     China Bicycles-B ...............       243            1.27               308                0.12
     China Merchant-B ...............       132            2.80               369                0.00
     China Vanke-B ..................        64            2.80               180                0.00
     Chiwan Base-B ..................       111            3.30               367                0.00
     Chiwan Wharf-B .................        66            3.00               199                0.00
     Fangda-B .......................        50            1.55                78                2.10
     Fiyta Hold-B ...................        23            3.17                71                0.01

                                                                     A-3






     Foshan Light-B .................        50            5.40               270                0.00
     Guangdong Power-B ..............       213            3.50               747                2.21
     Hainan Pearl-B .................        61            1.66               101                0.00
     Health Mineral-B ...............        24            1.31                32                0.03
     Huafa Elec-B ...................        77            1.25                96                0.00
     Int Enterprise-B ...............        50            1.40                70                0.02
     Intl Container-B ...............        63            5.50               347                0.08
     Jiangling Motor-B ..............       174            1.45               252                0.02
     Konka Elec-B ...................       118            4.00               473                0.28
     Lionda Hold-B ..................        36            1.60                58                0.12
     Lizhu Pharm-B ..................        79            2.90               230                0.00
     Nanshan Power-B ................        90            1.62               145                0.00
     North Jianshe-B ................       120            3.50               420                0.14
     Petrochem Ind-B ................        33            2.05                67                0.00
     Pro & Res Dev-B ................        56            1.55                87                0.01
     Sez Real Estate-B ..............       120            1.76               211                0.00
     Shenbao Ind-B ..................        22            1.20                26                0.00
     Shenzhen Textile-B .............        28            1.39                38                0.04
     Shzh Gintian-B .................        62            2.64               163                0.03
     Shzh Tellus-B ..................        26            1.25                33                0.02
     South Glass-B ..................       109            3.80               415                0.04
     Tsann Kuen-B ...................       148            1.60               237                0.03
     Victor on Text-B ...............        70            1.20                83                0.01
     Weifu-B ........................        68            2.50               170                0.00
     Zhongchu-B .....................        22            1.20                26                0.00
                                                                            -----                ----
     TOTAL OF "B" SHARES ...........................................        6,405                5.31
                                                                            =====                ====
     ----------
     Source: Lloyd George Management



          Market Index. The performance of the "B" shares on SZSE is measured by the Shenzhen B Index. This Index stood at 86.7 on December 31, 1994 and closed at 61.7 on December 6, 1995.


          Membership. The SZSE operates on a membership system. Membership is restricted to securities institutions approved by the PBOC. As of March 31, 1992, there were 15 members admitted to the SZSE, consisting of banks, finance companies, securities companies, insurance companies and trust and investment companies. All are either Shenzhen local companies or Shenzhen branches of national companies. Securities institutions in Shenzhen may join the Joint Meeting of Shenzhen Securities Institutions, whether or not they are members of the SZSE. This self-governing organization was formed in August of 1990 to facilitate communication among securities institutions and to strengthen self- discipline among members.

          Regulation. The SZSE is regulated by the PBOC, Shenzhen Special Economic Zone Branch and the local government in Shenzhen. The Shenzhen

     Municipal People's Government promulgated the Provisional Measures of Shenzhen Municipality for Administration of the Issue and Trading of Shares (the "SZSE Measures"), which became effective on June 15, 1991 and govern the establishment of the SZSE and the issuance and trading of shares in Shenzhen. The issuance and trading of "B" shares in Shenzhen are governed by the Provisional Measures of Shenzhen Municipality for Administration of Special Renminbi-denominated Shares, which became effective on December 16, 1991. These measures are supplemented by a set of Detailed Implementing Rules which also became effective on December 16, 1991. In addition, Provisional Rules of Shenzhen Municipality for Registration of Special Renminbi-denominated Shares were promulgated by the Shenzhen Securities Registrars Co., Ltd. on January 29, 1992, and Operating Rules of the Shenzhen Securities Exchange for Trading and Clearing of "B" shares were promulgated by the SZSE on January 31, 1992. These rules provide detailed regulations relating to the issuance, trading, settlement and registration of "B" shares.

         New Issues and Listing Criteria. Shares of local Shenzhen companies may either be listed on the SZSE or traded on the OTC markets. In accordance with the SZSE Measures and the Shenzhen Provisional Rules, an issuer must meet the following requirements when making a public share issue: (i) it must have obtained prior approval from the relevant authorities to be and have been established as or converted into a joint stock company; (ii) its production and operations must comply with Shenzhen's industrial policies; (iii) it must have a good financial and business record and net assets of at least RMB 10 million; (iv) for the year prior to applying for authorization to issue shares, the value of its net tangible assets must have accounted for no less than 25% of its gross tangible assets; (v) its promoters must subscribe for at least RMB 5 million worth of shares, representing no less than 35% of its total share capital; (vi) the number of shares to be issued to the public, i.e., investors other than specially designated individuals, must be equal to at least 25% of its total share capital; (vii) it must have a minimum of 800 shareholders following the issue; (viii) within three years prior to the proposed issue, neither the company nor its promoters may have any record of illegal activities or activities counter to the public interest; and
     (ix) the shares subscribed by the employees of the company cannot exceed 10% of the shares issued to the public and such shares are not assignable for a period of one year; thereafter, assignment of such shares may not exceed 10% of the shareholder's holding during any half year period.

         All public share issues must be handled by securities distributors. Issues of over RMB 30 million must be distributed by a syndicate made up of at least three members. Issues of over RMB 50 million must be distributed by a syndicate made up of at least five members.

         In order to qualify for listing on the SZSE, companies must meet additional requirements which are more stringent than those for public share issues. Such additional requirements include: (i) the total par value of shares of common stock actually issued must be more than RMB 20 million; (ii) there must have been a minimum return on capital of more than 10% in the year preceding listing and more than 8% over the two years prior to the year preceding the listing; (iii) the number of registered shareholders must exceed 1,000, and the total number of shares held by shareholders holding less than 0.5% of the company's shares must account for more than 25% of the total paid- up share capital; (iv) the company must have a continuous record of making profits and must have a business record of more than three years; and (v) for the year prior to applying for listing, the value of the net tangible assets must have accounted for more than 38% of its gross tangible assets and there must be no accumulated losses.

          Application for a public share issue must be made to the PBOC, Shenzhen Special Economic Zone Branch. Application for listing on the SZSE must be made to the PBOC, Shenzhen Special Economic Zone Branch and the SZSE. A company's prospectus for initial share issue must be published in a newspaper or other publication approved by the PBOC, Shenzhen Special Economic Zone Branch, ten days prior to the scheduled issuance date, which must include: (i) the name and domicile of the company; (ii) the scope of the company's production and business; (iii) resumes of the promoters or directors and the managers; (iv) the reason for and purpose of the share issue; (v) the total amount, class(es) and number of shares to be issued, and the par value and selling price of each share; (vi) the method of issue; (vii) the investors to whom the issue is marketed; (viii) the name(s) of the securities distributor(s), the total value of the shares to be distributed and the method of distribution; (ix) details of the company's history and conditions for future development, its main business and financial situation, and the total amount and composition of its assets and liabilities; and (x) a certified profit forecast.

          A company applying for a further issue of shares must satisfy the relevant authorities that the following conditions have been met: (i) its business record since the time of the last issue must have been good, and its utilization of capital must be above average in its line of business;
     (ii) not less than one year must have elapsed since its last share issue;
     (iii) the amount of shares it is applying to issue must not exceed the amount of its existing shares; (iv) its application of the proceeds of the issue must conform to the industrial policies of Shenzhen; and (v) the issue will be beneficial to the healthy development of the Shenzhen securities markets. Applications for approval to issue shares for the purpose of attracting foreign investment are not bound by (ii) and (iii).

         New Issues Criteria for "B" Shares in Shenzhen. A company wishing to issue "B" shares in Shenzhen must comply with the following requirements:
     (i) it must fulfill the issue requirements specified in the SZSE Measures;
     (ii) it must obtain written consent from the relevant department of the State to utilize foreign investment or to transform into a foreign investment enterprise, and its use of proceeds from the "B" share issue must conform to the laws and regulations of the State concerning the administration of foreign investment; (iii) it must have a stable, adequate source of foreign exchange revenue (sufficient to pay out the "B" share dividends and bonuses for each year); (iv) the percentage of "B" shares (including promoters' shareholdings) to the total shares of the company must not exceed the upper limit set by the PBOC, Shenzhen Special

     Economic Zone Branch; and (v) the company must have a business record of three years or more, or have received special permission from the PBOC, Shenzhen Special Economic Zone Branch. (Companies in high technology industries or other special industries are not bound by this restriction.)

         Subscription for "B" shares is carried out through authorized securities institutions within Shenzhen Municipality. These institutions may arrange for the participation of overseas securities institutions approved by the PBOC, Shenzhen Special Economic Zone Branch. The holding by any foreign investor of "B" shares of a joint stock company accounting for more than 5% of such company's total shares must be reported to the PBOC, Shenzhen Special Economic Zone Branch. Domestic securities institutions are not allowed to trade "B" shares for their own accounts unless approved by the PBOC, Shenzhen Special Economic Zone Branch.

         The issuance of "B" shares through a syndicate underwriting on behalf of the issuer must be managed by at least one authorized domestic securities institution. The issue price of "B" shares may not be lower than the issue price of "A" shares of the same company. During the distribution period, distributors must sell the shares at the same predetermined price.

         An issuer may request private placement of its "B" shares with institutions outside China with which it has close business connections, provided that such institutions are approved by the PBOC, Shenzhen Special Economic Zone Branch and the number of shares privately placed with them does not exceed 15% of the total number of "B" shares in such issue.

         Reporting Requirements. Within 60 days following the end of each half of the fiscal year, an issuer is required to submit an interim financial report, reviewed and approved by an accounting firm, or its annual financial report, audited by an accounting firm, to the PBOC, Shenzhen Special Economic Zone Branch and to publish the same in a newspaper or other publication approved by the PBOC, Shenzhen Special Economic Zone Branch. Such financial reports must also be submitted to the SZSE if the issuer's securities are already listed on the SZSE.

          Insider Trading Restrictions. All persons are prohibited from using insider information when engaging in the purchase or sale of securities.


     THE SHANGHAI SECURITIES EXCHANGE
         The SHSE was established on November 26, 1990 and officially opened on December 19, 1990. Prior to the establishment of SHSE, an active OTC market in local stocks and bonds existed in Shanghai.

         As of December 6, 1995, 184 companies had shares listed on the SHSE of which 36 also had "B" shares listed. Shares listed on the SHSE currently are not subject to any limit on daily price fluctuations.

         The following table provides selected information regarding the "B" shares of the companies listed on the SHSE as of December 6, 1995.

             INVESTMENT STATISTICS FOR "B" SHARES OF COMPANIES LISTED ON
                          THE SHANGHAI SECURITIES EXCHANGE*


                                         "B" SHARES       12/6/95           MARKET             12/6/95
                                          IN ISSUE         PRICE        CAPITALIZATION         TURNOVER
     COMPANY                             (MILLIONS)        (US$)        (US$ MILLIONS)      (US$ MILLIONS)
     -------                             ----------       -------       --------------      --------------
     Autom Instrume-B ...............        77            0.188               14                0.00
     Ch 1st Pencil-B ................        66            0.332               22                0.01
     Ch Text Mach-B .................       109            0.152               17                0.02
     China Travel-B .................        60            0.340               20                0.00
     Chlor Alkali-B .................       336            0.262               88                0.01
     Dajiang Group-B ................       263            0.498              131                0.04
     Dazhong Taxi-B .................        78            0.778               61                0.00
     Diesel Engine-B ................       110            0.376               41                0.14
     Erdos Cashmere-B ...............       110            0.436               48                0.02
     Erfangji-B .....................       193            0.170               33                0.01
     Forever Bicycle-B ..............        60            0.140                8                0.01
     Friendship-B ...................        48            0.470               23                0.05
     Goods & Material-B .............        55            0.168                9                0.02
     Haixin-B .......................        84            0.428               36                0.00
     Hua Xin Cement-B ...............        87            0.282               25                0.04
     Jinjiang Tower-B ...............        92            0.300               28                0.12
     Jinqiao Export-B ...............       143            0.428               61                0.01
     Jintai-B .......................        80            0.236               19                0.00
     Lianhua Fibre-B ................        65            0.170               11                0.11
     Lujiazui Devel-B ...............       200            0.598              120                0.06
     Narcissus-B ....................       100            0.198               20                0.01
     New Asia-B .....................       100            0.500               50                0.01
     P&T Equipment-B ................        60            0.450               27                0.05
     Phoenix-B ......................       100            0.172               17                0.07
     Rubber Belt-B ..................        33            0.170                6                0.00
     Sanmao Textile-B ...............        33            0.256                8                0.00
     Sewing Machine-B ...............        75            0.160               12                0.03
     Sh Refrig Comp-B ...............        65            0.400               26                0.07
     Shanghai Hero-B ................        46            0.276               13                0.03
     Shangling-B ....................        79            0.650               51                0.02
     Steel Tube-B ...................        88            0.142               12                0.00
     Tyre & Rubber-B ................       221            0.236               52                0.02
     Vacuum & Elec-B ................       145            0.230               33                0.00
     Wai Gaoqiao-B ..................       166            0.384               64                0.02
     Wing Sung-B ....................        30            0.188                6                0.01
     Yaohua Glass-B .................       165            0.890              147                0.00
                                                                            -----                ----
     TOTAL OF "B" SHARES ...........................................        1,359                1.02
                                                                            =====                ====
     ----------
     Source: Lloyd George Management

                                                                     A-8







          Market Index. The performance of the "B" shares on the SHSE is measured by the Shanghai Securities Exchange B Index. This Index stood at
     62.8 on December 31, 1994 and closed at 50.4 on December 6, 1995.


         Membership. The SHSE operates on a membership system. Membership is restricted to securities institutions approved by the PBOC. As of March 31, 1992, there were 29 members admitted to the SHSE, 20 of which are local institutions and 9 of which are from other provinces. The SHSE members are comprised of securities companies, insurance companies, trust and investment companies and open credit cooperatives. Members of the SHSE must join the Securities Trade Association, which is a self-governing trade organization whose articles of association specify such matters as the purpose, nature, conditions for membership, rights and obligations of members and accounting of the Association. The SHSE members may be classified as (1) members who trade for others' accounts; (2) members who trade for their own accounts only; or (3) members who trade both for their clients and for their own accounts. No member may buy or sell any listed securities outside the SHSE without permission.

         Regulation. The SHSE is regulated by the local branch of the PBOC and the local government in Shanghai. The Shanghai Municipal People's Government adopted the Measures of Shanghai Municipality for Administration of the Trading of Securities (the "SHSE Measures"), which came into effect on December 1, 1990 and govern the establishment of the SHSE and the issuance and trading of securities in Shanghai. In November of 1991, special regulations contained in the Measures of Shanghai Municipality for the Administration of Special Renminbi-denominated Shares and their Detailed Implementing Rules were promulgated by the PBOC and the Shanghai Municipal People's Government relating to the issue of "B" shares in Shanghai. Special rules for the trading and settlement of "B" shares were also enacted in February 1992.

         New Issues and Listed Criteria. To issue new securities, an issuer must file an application with the PBOC, Shanghai Branch, along with the issuer's articles of association, a prospectus to be used in offering the securities which meets the requirements of the SHSE Measures and other related documents. Issues of shares, or bonds of a value of RMB 10 million or more, must be distributed by a securities institution, unless otherwise provided by the State or placed privately. Issues with a total distribution value of RMB 30 million or more must be jointly distributed by a distribution syndicate formed and led by a securities company. Distribution of securities includes the underwriting of securities and the placement of securities by an agent.

         Under the SHSE Measures, an issuer which intends to issue its shares must submit: (i) the consent from the relevant authorities as to the establishment or restructuring of the enterprise as a joint stock company;
     (ii) in the case of a newly-established joint stock company, an investment certificate evidencing that its organizers have subscribed for not less than 30% of the total amount of shares; (iii) in the case of State-owned enterprise being restructured as a joint stock company, a confirmation of asset valuation issued by the Administration for State Assets with a report on the conclusions from the asset valuation issued by the relevant asset valuation agency, or, in the case of a non-State-owned enterprise being restructured as a joint stock company, a report on the conclusions from the asset valuation issued by an accounting firm and a registered accountant of that firm; (iv) in the case of an existing joint stock company issuing shares in order to increase its capital, financial statements of continuous profits during at least the preceding two years and the preceding quarter of the current year, certified by an accounting firm and a certified accountant of that firm, and a shareholders' resolution authorizing the issue; and (v) an application for share issue to the PBOC, Shanghai Branch, along with its articles of association, the prospectus to be used for the share issue, a distribution contract entered into with a securities distributor and, if the shares are to be issued to raise funds for fixed asset investment, the approval document(s) from the relevant administrative department(s). In addition, where the issuer also intends to list shares on the SHSE, it must submit (i) an application for the listing of and permission to deal in securities; (ii) a report on the listing of the securities; (iii) consent from at least one securities house to assist in the trading of the securities; and (iv) financial statements of continuous profits for at least two years, certified by an accounting firm and a registered accountant of that firm.

         New Issues and Listing Criteria for "B" Shares on the SHSE. A company wishing to issue "B" shares to be listed on the SHSE must comply with the following requirements: (i) it must be an approved joint stock company which has been registered with the relevant State authority or whose establishment has been approved and has met all the listing requirements set forth in the SHSE Measures; (ii) the proceeds from the issuance of the "B" shares must be used in accordance with State policies and regulations on the administration of foreign investment; (iii) it must have a stable, adequate source of foreign exchange revenue (i.e., sufficient to pay out the "B" share dividends); and (iv) the percentage of "B" shares among the total shares of a former state- owned enterprise reorganized as a joint stock company must not exceed the upper limit set by the PBOC, Shanghai Branch.

         Subscription for "B" shares is carried out through approved securities institutions. Approved domestic securities institutions may arrange for participation by foreign securities institutions approved by the PBOC, Shanghai Branch. Approval by the Shanghai Branch of the PBOC is required for the subscription by a single investor for "B" shares which exceed 5% of the total issued share capital of a company. In addition, "B" share trading must be carried out by approved securities institutions and be processed through a domestic securities house which is in the business of dealing in "B" shares. Every investor dealing in "B" shares must open a "B" share securities account with the SHSE. Domestic securities dealing organizations may open such "B" share securities accounts on behalf of individuals and institutional investors outside of China. Domestic securities institutions may not engage in "B" share business for their own account.

         The issuance of "B" shares in Shanghai may be through a public offering or a private placement. A public offering must be conducted on behalf of the issuer by an approved securities institution. The issuance of "B" shares through a distribution syndicate must be managed by a domestic securities institution. The prospectus for an issue of "B" shares must be published in a newspaper or other publication approved by and on dates designated by the PBOC, Shanghai Branch.

         Reporting Requirements. Once securities are approved for listing on the SHSE, the issuer must publish the report on the listing of the securities and certified financial statements showing continuous profits for at least two years preceding the listing. Issuers of listed securities are required to submit interim financial reports to the PBOC, Shanghai Branch in the middle of each fiscal year. Issuers of securities traded on the OTC markets or the SHSE are required to submit certified financial reports at the end of each fiscal year. Such reports are required to be submitted within 45 days after the end of the relevant period.

          Within 15 days after the occurrence of any of the following situations, an issuer of securities must submit a status report to the PBOC, Shanghai Branch, and the SHSE if the securities of such issuer are listed on the SHSE: (i) the conclusion with another party of a contract or agreement that will have a material effect on the assets or liabilities of the enterprise or the rights and interests of its shareholders; (ii) a major change in the business items or forms of business of the enterprise;
     (iii) the making of a decision on a major or relatively long-term investment; (iv) the incurring of major debts or losses; (v) major losses of the assets of the enterprise; (vi) a major change in the production or business environment; (vii) a change in the members of the board of directors or senior management personnel; (viii) a change in the shareholdings of shareholders who hold 5% or more of the total amount of shares or a change in the shareholdings in the company of the members of the board of directors or senior management personnel; (ix) involvement in a major lawsuit; (x) the making of such major policy decisions as on merger, consolidation, etc.; and (xi) commencement of liquidation or bankruptcy reorganization.

          The trading and registration of transfer of registered shares will be suspended 10 days before each announced date for payment of dividends or bonuses or the issuance of new shares. Under the SHSE Measures, if the transfer registration procedures are not completed within the specified time limits, the dividends, bonuses and newly issued shares will be issued to the persons in whose name the securities were registered at the time of such distribution or issuance.

         Insider Trading Restrictions. Certain persons involved in the issuance of shares, such as relevant personnel of the PBOC, Shanghai Branch, who are involved in securities administration, management personnel of the SHSE, personnel of a securities house who are directly connected with the issue and trading of shares and other insiders connected with the issue and trading of shares are prohibited from trading, directly or indirectly, for their own account.

     TRADING AND REGULATION OF "B" SHARES
         Trading of "B" Shares on the SZSE. Trading on the SZSE is conducted in blocks of 2,000 shares. Trading in "B" shares may only be conducted between non-Chinese investors. Investors outside China must trade "B" Shares through approved foreign brokers who in turn instruct approved Shenzhen brokers who actually effect trades on the SZSE. All trades must be transacted on the trading floor; no off-market transactions are allowed. Trading on the SZSE is carried out through a computerized automatic matching system which effects each transaction based on price and time priority. Investors subscribing for or buying "B" shares are required to produce their individual or corporate identification documents, while individual investors must also pay a deposit equal to 60% of the market price of the shares to be bought.

         Commissions for transactions in "B" shares are fixed at 0.6% of the purchase price. A stamp duty of 0.3% of the purchase price is also payable. In addition, the SZSE imposes a transaction levy of 0.1% of the actual transaction amount. A share transfer registration fee of 0.3% of the face value of the "B" shares transferred is also payable by the buyer to the official registrar of the "B" shares. Certain other fees may also be payable to the clearing and settlement bank and foreign brokers for their services.

         Any single investor holding "B" shares amounting to more than 5% of the total share capital of an issuer must report such holding to the PBOC, Shenzhen Special Economic Zone Branch. Short selling of "B" shares is prohibited. Newly purchased "B" shares may not be sold before the settlement and registration procedures for their purchase are completed.

         Trading of "B" Shares on the SHSE. In Shanghai, "B" shares are traded in blocks having a total face value of RMB 1,000. "B" shares may only be traded between non-Chinese investors. Investors outside of China must trade "B" shares through approved foreign brokers who instruct approved Shanghai brokers who then actually effect trades on the SHSE. All trades must be transacted on the trading floor; no off-market transactions are allowed.

         Brokerage commissions for "B" share transactions are fixed at 0.6% of the total amount of the transaction, with reduced rates of 0.5%, for transactions with a value of RMB 500,000 and 0.4% with a value exceeding RMB 5,000,000. A stamp duty of 0.3% of the amount of the transaction is also charged. The SHSE also levies a transaction fee on securities dealers equal to 0.03% of the amount of the transaction. A transfer fee of 0.1% of the face value of the shares transferred is also payable by the investor. Certain other fees may also be payable to the banks appointed to coordinate primary and secondary clearing and settlement and to foreign brokers for their services. Fees are calculated in renminbi and payable in U.S. dollars.

         Any single investor (individual or institutional) purchasing "B" shares of an amount exceeding 5% of the issuer's total share capital must obtain approval for such purchase from the PBOC. Newly purchased "B" shares cannot be sold before the transfer procedures for their purchase are completed.

         Trading in "B" shares is in a scripless manner using the automatic book- entry transfer system. Orders are matched automatically by computer by price and time priority. Market and trading information is transmitted through telecommunication links by an international information agency from the SHSE to overseas countries on a real time basis.

          Clearing and Settlement of "B" shares. In both Shenzhen and Shanghai, clearing and settlement of "B" share transactions are effected on the third day after the trade date. All clearing and settlement of "B" shares are effected in a scripless manner, through a book-entry clearinghouse system. No such certificates are issued to investors. Cash settlement is effected on a broker to broker, transaction by transaction basis.

         Clearing and settlement of "B" share transactions are conducted at two levels. The Bank of Communications is responsible for coordinating the primary settlement, for both shares and cash, between the Shanghai or Shenzhen brokers and the exchanges, which is effected through a book-entry system. Citibank, N.A. coordinates the secondary settlement, for cash only, which takes place between the Shanghai or Shenzhen brokers and the off-shore brokers. Clearing and settlement of "B" share transactions are handled by three approved banks: Citibank N.A., Standard Chartered Bank and HongkongBank.

         All "B" share prices and all dividends, bonuses and other income on "B" shares are calculated in RMB but paid in foreign currency (Hong Kong dollars or U.S. dollars). RMB amounts are converted to Hong Kong dollars or U.S. dollars at the weekly weighted average conversion rate as quoted by the Shanghai Foreign Exchange Transaction Center or the Shenzhen Foreign Exchange Adjustment Center (with the exception of share sale prices in Shenzhen, which are converted at the prior working day's conversion rate).

                           THE HONG KONG SECURITIES MARKET

         Formal trading of investment securities was established in Hong Kong in 1891 when the Association of Stockbrokers in Hong Kong was formed. It was renamed the Hong Kong Stock Exchange in 1914. In 1969, the Far East Exchange was formed, followed by the Kam Ngan Stock Exchange in 1971 and the Kowloon Stock Exchange in 1972. These four exchanges merged to form The Stock Exchange of Hong Kong Ltd. ("Hong Kong Stock Exchange" or "HKSE"), which commenced trading on April 2, 1986. The HKSE, with a total market capitalization as of October, 1994 of approximately H.K. $2,476 billion (approximately U.S. $320.3 billion), is now the second largest stock market in Asia, measured by market capitalization, behind only that of Japan. As of that date, 520 companies and 908 securities were listed on the Hong Kong Stock Exchange. The securities listed include ordinary shares, warrants and other derivative instruments.

         In addition to an active stock market, Hong Kong has an active foreign exchange market, an interbank money market, a large gold bullion market and a futures exchange. Hong Kong is also one of the major Asian centers for venture capital businesses, many of such businesses having their Asian head office in Hong Kong.

         Primary Market. Hong Kong has an active new issue market for equity securities. The following table summarizes the new issues on the Hong Kong Stock Exchange since 1986.


                                 NEW ISSUES ON THE HKSE


                                           VALUE OF                 VALUE OF
                                         SHARE ISSUES            RIGHTS ISSUES
                                   ------------------------  ----------------------
                        NUMBER       (H.K. $      (U.S. $     (H.K. $     (U.S. $
     YEAR             OF ISSUES     MILLION)     MILLION)     MILLION)    MILLION)
     ----             ---------     --------     --------     --------    --------
     1986 .........        8          3,268          419        1,184        152
     1987 .........       14          2,402          308        5,591        717
     1988 .........       20          1,443          185        2,401        308
     1989 .........        7          1,732          222        1,836        335
     1990 .........       41          7,067          906        2,511        322
     1991 .........       49          5,592          717        9,648      1,237
     1992 .........       59          9,633        1,235       11,227      1,439
     1993 .........       68         28,884        3,751        9,266      1,193
     1994 .........       53         16,732        2,165        5,643        130
     ----------------
     Source: HKSE.


         Secondary Market. The table below sets out selected data on the Hong Kong Stock Exchange for each year since 1986, including the value of securities traded during each year, and the number of companies and securities listed and the total market capitalization as of December 31 of each year.


                               SELECTED DATA ON THE HKSE



                                                                     A-14






                               VALUE OF                    DECEMBER 31 MARKET
                          SECURITIES TRADED                  CAPITALIZATION
                   --------------------------------  ------------------------------
                    (H.K. $    (U.S. $     LISTED      LISTED     (H.K. $   (U.S. $
     YEAR           MILLION)   MILLION)  COMPANIES   SECURITIES  MILLION)   MILLION)
     ----           --------   --------  ---------   ----------  --------   -------

     1986 .......    123,128    15,786      253         335        419,281   53,754
     1987 .......    371,406    47,616      276         412        419,612   53,796
     1988 .......    199,481    25,574      304         479        580,378   74,446
     1989 .......    299,147    38,352      298         479        605,010   77,565
     1990 .......    288,715    37,015      299         520        650,410   83,386
     1991 .......    334,104    42,834      357         597      1,052,012  134,873
     1992 .......    700,577    90,569      413         749      1,332,184  172,221
     1993 .......  1,149,265   148,670      477         891      2,975,379  381,459
     1994 .......  1,082,460   140,034      529       1,006      2,085,182  269,752
     Source: HKSE.


         Market Performance. The Hang Seng Index is the most widely followed indicator of stock price performance in Hong Kong. The Hang Seng Index is an arithmetic index based on the securities of 33 companies, weighted by their respective market capitalizations, and is thus strongly influenced by large capitalization stocks. The following table sets out high, low and end of year close for the Hang Seng Index for each year since 1986.





                                    HANG SENG INDEX
                                                                         % CHANGE
                                                                        FROM PRIOR
     YEAR                             HIGH        LOW       YEAR-END    PERIOD-END
     ----                             ----        ---       --------    ----------
     1986 .......................    2,568.3    1,559.4      2,568.3        --
     1987 .......................    3,949.7    1,894.7      2,302.8       (10.3)
     1988 .......................    2,772.5    2,223.0      2,687.4        16.7
     1989 .......................    3,309.6    2,093.6      2,836.5         5.5
     1990 .......................    3,559.9    2,736.6      3,024.6         6.6
     1991 .......................    4,297.3    2,984.0      4,297.3        42.1
     1992 .......................    6,447.1    4,301.8      5,512.4        28.3
     1993 .......................   11,888.0    5,438.0     11,888.0       115.7
     1994 .......................   12,201.1    7,707.8      8,191.0       (31.1)
     ----------------
     Source: HKSE.

         The Hong Kong stock market can be volatile and is sensitive both to developments in China and to the strength of other world markets. As an example, in 1989, the Hang Seng Index rose to 3,310 in May from its previous year-end level of 2,687, but fell to 2,094 in early June following the events at Tiananmen Square. See "Appendix A: People's Republic of China." The Hang Seng Index gradually climbed in subsequent months, but fell by 181 points on October 13, 1989 (approximately 6.5%) following a substantial fall in the U.S. stock market, and at the year end closed at a level of 2,837.

         Trading. Trading on the HKSE is conducted through a computerized system to convey bid and asked prices for securities. Trades are then effected on a matched trade basis directly between buyers and sellers. All securities are traded in board lots. For most companies a board lot is 1,000 shares, although board lots can vary in size from 100 to 5,000 shares. Odd lots are traded separately, usually at a small discount to the board lot prices. Share certificates in board lots, together with transfer deed, must be delivered on the day following the transaction. Payment is due against delivery. A brokerage commission of 0.25% (with a minimum of H.K. $50) is standard. In addition, trades are subject to a transaction levy of 0.025% payable equally to the HKSE and the Hong Kong Securities and Futures Commission (the "SFC") and a special levy of 0.03%. Finally, the Hong Kong government charges a stamp duty of H.K. $2.50 for every H.K. $1,000 of the transaction price or any part thereof.

         Regulation and Supervision. The SFC was established by the Hong Kong government in May 1989 as an autonomous statutory body outside the civil service which provides a general regulatory framework for the securities and futures industries. The SFC administers certain elements of Hong Kong securities law including those ordinances governing the protection of investors, disclosure of interests and insider dealing.

         The governing authority of the Hong Kong Stock Exchange is its Council, which is comprised of 30 members. The Council is responsible for formulating policies and oversees the operations of the HKSE through standing committees. Eighteen Council members are representatives of the brokerage firms in Hong Kong, nine are representatives of investment and merchant banking firms and two are appointed by the Hong Kong government. The chief executive officer of the HKSE serves on the Council on an ex-officio basis. Of the 18 broker representatives on the Council, four are elected by the top 14 major brokers which have the top third of market share, five are elected by the 51 middle tier brokers having the middle third of market share, and nine are elected by the entire brokerage community.

         The HKSE promulgates its own rules governing share trading and disclosure of information to shareholders and investors. Companies listed on the HKSE enter into a listing agreement with the exchange which includes provisions requiring that listed companies send interim and annual accounts to shareholders. In addition, the Hong Kong Code on

     Takeovers and Mergers (used by the SFC) provides guidelines for companies and their advisers contemplating, or becoming involved in, takeovers and mergers.

         Foreign Investment Restrictions. There are no regulations governing foreign investment in Hong Kong. There are no exchange control regulations and investors have total flexibility in the movement of capital and the repatriation of profits. Funds invested in Hong Kong can be repatriated at will; dividends and interest are freely remittable.



                             DIRECT INVESTMENTS IN CHINA

     Since 1978, foreign direct investments in China have increased and have become an important element in China's economy. Hong Kong and Macao have been the most important source of foreign direct investments in China, accounting for 64.9% in 1993 and 59.9% in 1994 of total direct foreign investments.


         Direct foreign investments in China, by number of contracts and contract value, during 1979 to 1993 were as follows:

                               DIRECT FOREIGN INVESTMENT


                                             1979-
                                             1984    1985   1986   1987   1988   1989   1990   1991   1992   1993   1994
                                             ----    ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
     Number of Contracts
       (in thousands) .....................  3.22    3.07   1.50   2.19   5.95   5.78   7.27   n.a.   48.0    83     48
     Value of  Contracts (in U.S. $
     billion)
       (pledged) ..........................  8.99    5.93   2.83   3.71   5.30   5.60   6.60   12.0   58.1   112.9   70.8
     Actual Value of Contracts Utilized
       (in U.S. $ billion) ................                  1.8    2.3    3.2    3.4    3.4    4.4    11.0   20.0    29.0
     ----------------

     Source: figures for 1979 to 1990, Ministry of Foreign Economic Relations and Trade; figures for 1991, State Statistical Bureau of the People's Republic of China.




     FORM OF DIRECT FOREIGN INVESTMENTS
         Direct foreign investments in China have taken a variety of forms, including:

         (a) Equity Joint Ventures

          Equity joint ventures are principally owned by The Law of the People's Republic of China on Joint Ventures Using Foreign and Chinese Investment, promulgated in 1979. This law is among the first principal pieces of legislation relating to foreign direct investments in China. It is supplemented by rules and regulations governing taxation, labor and other matters relating to equity joint ventures. Equity joint ventures are limited liability legal entities in which Chinese and foreign partners hold equity stakes.

         (b) Contractual or Cooperative Joint Ventures

         Contractual or cooperative joint ventures are governed by The Law of the People's Republic of China on Chinese-Foreign Cooperative Joint Ventures of 1988. They are established by contracts between a Chinese party and a foreign party. Unlike equity joint ventures, in which the rights, liabilities, obligations and profit sharing arrangements between the joint venture partners are usually defined by reference to their respective equity interests in the joint venture, the rights, liabilities, obligations and profit sharing arrangements between the parties in contractual or cooperative joint ventures usually are specifically negotiated and set out in the joint venture contract. This type of joint venture is generally perceived to have a greater degree of flexibility than equity joint ventures.

         (c) Wholly Foreign-Owned Enterprises


         Foreign companies are permitted to establish wholly-owned subsidiaries in China. Such wholly foreign-owned enterprises are governed by The Law of the People's Republic of China on Wholly Foreign-Owned Enterprises of 1986. These enterprises are required to utilize advanced technology and equipment or to export 50% or more of their finished products.

         (d) Processing and Assembly Agreements

         In this form of investment, the Chinese party normally provides the factory, power and other utilities, and labor, and the foreign party supplies the raw materials. The foreign party pays a processing or assembling fee to the Chinese party and has ownership of the finished products.

         (e) Compensation Trade

         In this form of investment, the foreign party provides services, equipment, training and/or technical know-how to the Chinese party and, in exchange, receives compensation in the form of finished products produced by the Chinese party.

     PRIORITY INVESTMENT AREAS

         In order to help modernize the Chinese economy, China has established zones in which foreign investment is encouraged.

         (a) Special Economic Zones

         In 1980, China established special economic zones to attract foreign capital, technology, and expertise by offering investors in these zones tax incentives and other preferential treatment. Four of the five special economic zones in China are located in the Guangdong and Fujian Provinces, Shenzhen, Shantou and Zhuhai in Guangdong Province and Xiamen in Fujian Province.

         (b) Open Coastal Cities

         In April 1984, 14 areas were designated "open coastal cities" where, like the special economic zones, preferential investment terms are offered to investors. These cities are Qinhuangdao, Dalian, Tianjin, Yantai, Qingdao, Lianyungang, Nantong, Shanghai, Ningbo, Wenzhou, Fuzhou, Guangzhou, Beihai and Zhanjiang.

         (c) Coastal Open Economic Zones

         In the late 1980s, five areas were designated coastal open economic zones: Liaodong Peninsula and Shangdong Peninsula in northeast China, the Yangtze River Delta in the eastern Jiangsu Province, the Minnan Delta in Fujian Province and the Pearl River Delta in southern Guangdong Province.

         (d) Shanghai's Pudong District

         In 1990, the Pudong area of Shanghai was also designated an open zone for foreign investments with autonomy equivalent to that of a special economic zone.

         (e) High and New Technology Industrial Development Zones

         High and new technology industrial development zones were first introduced in 1988 to offer preferential treatment to enterprises which have been confirmed as technology intensive in accordance with the requirements formulated by the State Science and Technology Commission. There are 27 high and new technology industrial development zones which have been approved by the State Council. These zones presently exist in Beijing, Changchun, Changsha, Chengdu, Chongqing, Dalian, Fuzhou, Guangzhou, Guilin, Hainan, Hangzhou, Harbin, Hefei, Jinan, Lanzhou, Nanjing, Shanghai, Shenyang, Shenzhen, Shijiazhuang, Tianjin, Weihai, Wuhaxn, Xi'an, Xiamen, Zhengzhou and Zhongshan.

                                                                      APPENDIX B

                                 CHINA REGION COUNTRIES


         The information set forth in this Appendix has been extracted from various government and private publications. The Board of Trustees make no representation as to the accuracy of the information, nor has the Board of Trustees attempted to verify it.


                               PEOPLE'S REPUBLIC OF CHINA
                                  GENERAL INFORMATION

     LOCATION AND GEOGRAPHY
         China is the world's third largest country occupying a region of 9.6 million square kilometers. It borders Russia and Mongolia in the north and joins the borders of Vietnam, Laos, Myanmar and Bhutan in the south. To the west and northwest are states of Afghanistan, Pakistan, India and Nepal and to the east is North Korea. The terrain in the west is dominated by steppes, vast deserts and high mountain ranges. Mountain areas and highlands account for about two-thirds of the Chinese territory. To the east, China has two of the world's greatest rivers, Huang He (Yellow River) and Chang Jiang (Yangtze River). Cultivation is concentrated in the north eastern half of the country where flatter terrain and proximity to the coast and major river basins compensate for lower rainfall.

         The country is divided into 23 provinces, three municipalities (Beijing, Shanghai and Tianjin) and five autonomous regions (Guangxi Xhuang, Nei Mongol, Ningxia Hui, Xinjiang Uygur and Xizang (Tibet)). The capital and political center of China is Beijing. Shanghai is the largest city and is also the commercial and financial capital.


     POPULATION
         China is the world's most populous nation, consisting of more than one- fifth of the human race. The estimated population was approximately
     1.199 billion as of December 1994. According to the government census, the figure represented an average annual increase of 1.48 percent over 1982. China has engaged in a 20-year plan for restraining population growth as part of its economic modernization program. Despite the plan, the population is likely to exceed 1.300 billion by the year 2000. Over 80 percent of the population is concentrated in the eastern half of the country as a result of systematic cultivation.

         The following table presents information regarding China's population growth since 1950.

                                       POPULATION


                                                              TOTAL                                       ANNUAL
                                                           POPULATION        URBAN          RURAL       GROWTH RATE
     YEAR                                                   (MILLION)          %              %             (%)
     ----                                                  ----------        -----          -----       -----------
     1950 .............................................       551.96         11.18          88.82          1.900
     1955 .............................................       614.65         13.48          86.52          2.032
     1960 .............................................       662.07         19.75          80.25          (.457)
     1965 .............................................       725.38         17.98          82.02          2.838
     1970 .............................................       829.92         17.38          82.62          2.583
     1975 .............................................       924.20         17.34          82.66          1.569
     1980 .............................................       987.05         19.39          80.61          1.187
     1985 .............................................     1,058.51         23.71          76.29          1.426
     1990 .............................................     1,143.33         26.41          73.59          1.439
     1991 .............................................     1,158.23         26.37          73.63          1.298
     1992 .............................................     1,171.71         27.63          72.37          1.160
     1993 .............................................     1,185.17         28.14          71.86          1.145
     1994 .............................................     1,198.50         28.62          71.38          1.121

     Notes: (i) Population figures for 1985 and 1990 were estimated based on the Fourth (1987) National Population Census.
              (ii) The 1985 growth rate was estimated based on the Third (1982) and Fourth (1990) National Population Census. The 1990 growth rate is from the National Sample Survey on Population Change in 1990. The earlier growth rates are from the Annual Report of the Ministry of Public Security.

     Source: China Statistical Yearbook 1995, State Statistical Bureau of the People's Republic of China.


         The population is homogeneous, composed of mostly the Han ethnic group. The national language is Putonghua which is based on Mandarin and was simplified in 1945. Over 93 percent of the population speaks one of the five main Sino-Tibetan dialects which are Mandarin, Cantonese, Fukienese, Hakka and Wu. Religion is not a major source of ethics for Chinese and is not a divisive force among its population. Some 20 percent of the population practice Confucianism and 8 percent are Buddhists.

     POLITICAL HISTORY
         The Chinese state has origins dating back to the second millennium BC. A long history of feudalism existed before a single Chinese empire was created. Gradually, an imperial system developed under the rule of successive Chinese and non-Chinese dynasties. The Manchu Dynasty, the last ruling dynasty, came to an end in 1911 as a result of both an erosion of power from unequal foreign treaties and a coup. Following the collapse of the dynasty, a period of political instability and power struggle ensued between the Kuomintang (Nationalist Party) and the Chinese Communist Party. In 1945, with the Japanese surrender, the Communist Party under Mao Zedong seized most of the formerly occupied China, defeating the Nationalist Party forces in a civil war. With the victory by the Communists, the Nationalists under the leadership of Chiang Kaishek fled the mainland to Taiwan where they established a separate government. In 1949, The Communist Party established the People's Republic of China.

         Since 1949, the Communist government engaged in numerous campaigns to industrialize the country with programs such as the "Great Leap Forward", which fell short of its goals to increase industrial production and gave rise to famine. In 1966, the government launched the Cultural Revolution seeking to purge many of its political dissidents in order to centralize the political power within the Communist Party. The campaign failed to significantly restore socialist ideals and the Party experienced a loss of credibility with the masses. The failure of the Communist Party to achieve substantive economic reform eventually led to political domination by the army.

         In the 1970's, the Chinese government, which had remained isolated from the world, opened its doors. President Nixon's historic visit to China in 1972 established diplomatic ties between China and the United States. China also renewed diplomatic and trade relations with Western Europe, Japan and other Asian nations such as Singapore, Indonesia and South Korea. Following Mao Zedong's death in 1976, and the election of Deng Xiaoping as China's paramount leader, China has continued to pursue an "Open Door Policy" encouraging foreign investment and expertise inside its borders. Deng's leadership has emphasized pragmatism rather than Party ideology.

         In 1989, a growing dissatisfaction with the Communist government led to anti-government student protests culminating in what is known as the Tiananmen Square incident. The government's use of the military to suppress a peaceful demonstration resulted in world-wide criticism. Currently, the leadership under Deng Xiaoping remains committed to basic economic reforms but continues to reject liberalization from the domination of the Communist Party in the political decision-making process. The Chinese leadership still faces the challenge of maintaining power under the Communist Party while fending off Western political ideologies.

         China currently has diplomatic ties with approximately 140 nations. It is a charter member of the United Nations and a permanent member of the United Nations Security Council. Currently, China is seeking admission to the General Agreement on Tariffs and Trade.

     GOVERNMENT

         China is currently governed under a new Constitution adopted on December 4, 1982. The highest ranking organization in the state power hierarchy is the National People's Congress (NPC) which is composed of deputies elected by all the regions for a term of five years. The NPC has 2,970 members with extensive powers to amend the constitution and make laws. However, many view the main purpose of this law-making body to be solely to approve Party policy. When the NPC is not in session, the NPC Standing Committee exercises its functions, including formulation of state policy, enactment of laws, examination and approval of state plans and budgets, and amending and enforcing the Constitution. The NPC elects the head of state and the State Council. The State Council is the highest executive body, composed of the Premier, Vice Premiers, State Councilors, Ministers, the Auditor General and the Secretary General. The State Council has the power to enact administrative rules and regulations, issue orders, appoint, remove and train administrative officers, supervise the ministries and local governments, coordinate the work of the ministries and state commissions and declare martial law. The current Premier is Li Peng and the current President is Yang Shangkun, a professional soldier from the Deng faction.

         The Chinese Communist Party was established in 1921 and has remained the ruling party since 1949. The Party is hierarchically organized, with a membership of over 48 million members. The Party's structure parallels that of the Government with a National Party Congress, Central Committee and Standing Committee. Because Party membership is a prerequisite for holding influential government positions, a significant overlap between the two structures exists which adds to administrative inefficiencies. Furthermore, the Party's close alignment with the military is a great source of political power as evidenced by the outcome of the Tiananmen incident. Efforts to reduce the Communist Party's participation in commercial and administrative decision-making have so far been largely unsuccessful.

                                  THE CHINESE ECONOMY

     OVERVIEW AND RECENT DEVELOPMENTS
         China has operated a centrally planned economy since 1949. The First Five- Year Economic Plan was set forth in 1953 to stimulate economic growth and development. Currently, China is in its second year of its Eighth Five-Year Economic Plan. In 1978, China instituted an economic reform program to shift from a completely centrally planned economy to a more mixed economy. The program liberalized China's economy and opened it to foreign investment. Currently, under a system called "socialism with Chinese characteristics," these economic reforms appear to continue in a more comprehensive manner. Managers of enterprises have been granted more decision-making powers, including the planning of production, marketing, use of funds and employment of staff. Goods which are controlled and distributed by the state are still sold at planned prices. However, the goods produced in excess of the state production plan may be sold at floating prices, negotiated prices or free prices.

         Over the past decade, China has achieved annual growth in real gross national product (GNP) averaging 10%. GNP in 1994 had increased to over
     3.8 times the GNP in 1980 in real terms. However, growth has been unsteady, with booms in 1984 and 1988 and downturns in 1981 and 1989. In 1988, the Chinese Government instituted an austerity program which slowed the Chinese economy in the following year. However, growth increased after 1989, achieving growth rates of 9.5% in 1991, 14% in 1992, 13.3% in 1993 and 11.6% in 1994.

         The economy in China consists of three sectors: state, cooperative, and private. The state sector, though decreasing from 76% of GNP in 1980 to approximately 50% in 1991, continues to constitute the bulk of the economy. In recent years, however, the economy has been significantly restructured through the abolition of the commune system in rural areas and the relaxing of government authority in the day to day operations in both agricultural and industrial enterprises. As the government assumes more of a regulatory and supervisory role and less of a direct management role, market forces have been allowed to operate. This has resulted in increased productivity and rising incomes.


         China's economic policy is set out in two overlapping plans, the 20-Year Plan (1981-2000) and the Ninth Five-Year Economic Plan (1996-2000). The 20- Year Plan calls for an average 7% growth in GNP over the entire 20-year period; the initial decade was to be a period of reorganization, with the second decade one of rapid economic progress. The 7% mark was exceeded in the initial decade, with growth rates averaging 9.4%. The second decade growth, thus far, is in step with the desired growth of the 20-Year Plan. The Ninth Five-Year Economic Plan calls for 6% annual growth, starting in 1995.

         The following table sets forth selected data regarding the Chinese economy.

                               MAJOR ECONOMIC INDICATORS

                                                1988        1989        1990       1991       1992       1993       1994
                                                ----        ----        ----       ----       ----       ----       ----
     Gross National Product
       (% annual real growth) ...............      11.3         4.1         3.8        9.3       14.2       13.5       11.8
       (nominal, RMB billion) ...............   1,492.8     1,690.9     1,853.1    2,161.8    2,663.5    3,451.5    4,500.6
       (nominal, U.S. $ billion)* ...........     401.3       358.2       355.8      368.1      463.2      595.1      533.2
     Per Capita GNP (U.S. $) ................     364.2       320.1       313.0      346.8      397.9      504.5      435.9
                                                   17.9         6.8         6.0       14.2       20.4       23.6       21.7
     Inflation (retail price index, % annual
       growth) ..............................      18.6        17.8         2.1        3.0        6.2       13.2       21.8
                                                   20.7        18.7        28.9       27.6       29.5       23.6       34.4
     Government Budget Surplus/Deficit
      (U.S. $ billion)* ....................      (2.1)       (1.9)       (2.7)      (3.9)      (7.8)     (10.3)

                                                                     B-5






     Exports (U.S. $ billion) ...............      47.6        52.5        62.1       71.9       85.1       91.7      121.0
       (% annual growth) ....................      20.8        10.2        17.9       15.8       18.3        7.93      31.9
     Imports (U.S. $ billion) ...............      55.3        59.1        53.3       63.8       80.8      103.9      115.7
       (% annual growth) ....................      28.0         6.8        (9.8)      19.5       26.6       28.9       11.2
     Trade Balance (U.S. $ billion) .........      (7.8)       (6.6)        8.6        8.1        4.3      (12.2)       5.3
     Exchange Rate (RMB/U.S. $) .............       3.72        4.72        5.22       5.43       5.75       5.8        8.44
     ----------------

     *Translated at the respective exchange rate for each year shown in the table.



     Sources: China Statistical Yearbook, 1995 State Statistical Bureau of the People's Republic of China, Baring Securities.

     PRINCIPAL ECONOMIC SECTORS
         Industry. In 1990, industry accounted for 45.8% of China's National Income. In the first three decades under Communist rule, China placed great emphasis on heavy industry. Since the reform program began in 1978, a much greater emphasis has been placed on light industry. Considerable industrial growth has come from industrial enterprises in rural townships which are engaged in the processing and assembly of consumer goods. These operations are concentrated in southern China, where a major light industrial base has developed. Industrial output has grown rapidly and is increasingly important to the Chinese economy.

         China's current industrial policy also places emphasis on high-technology industries supported by foreign technology, such as micro-electronics and telecommunications. However, overstocking and poor economic results continue to plague Chinese industry. Continued growth has been hampered by problems of access to raw materials and energy supplies.


         The following table sets forth the quantities and total value of China's major industrial products for selected years.

                                 INDUSTRIAL PRODUCTION

     ITEM                                                           1952    1978     1980      1985       1989      1990      1994
     ----                                                           ----    ----     ----      ----       ----      ----      ----
     Gross Output Value of Industry (RMB billions) ...............  34.9    423.7    515.4      971.6   2,201.7   2,392.4   7,690.9
     Output of Major Industrial Products Cloth (meters billions) .  3.83    11.03    13.47      14.67     18.92     18.88     21.13
       Machine-Made Paper and Paper boards (metric tons millions)   0.37     4.39     5.35       9.11     13.33     13.72     21.38
       Sugar (metric tons millions) ..............................  0.45     2.27     2.57       4.51      5.01      5.82      5.92
       Bicycles (metric tons millions) ...........................  0.08     8.54    13.02      32.28     36.77     31.42     43.65
       Sewing Machines (thousands) ...............................    66    4,865    7,678      9,912     9,563     7,610     8,612
       Wrist Watches (thousands) .................................  --     13,511   22,155     54,311    72,756    83,526   453,945
       Household Refrigerators (thousands) .......................  --         28       49      1,448     6,708     4,631     7,681

                                                                     B-6






       Television Sets (thousands) ...............................  --      517.3    2,492   16,676.6  27,665.1    26,847    32,833
         Color Television Sets (thousands) .......................  --        3.8       32    4,352,8   9,400.2  10,330.4  16,891.5
       Household Washing Machines (thousands) ....................  --        0.4      245      8,872   8,254.3   6,626.8  10,942.4
       Cassette Recorders (thousands) ............................  --         47      743     13,931    23,490    30,235    83,956
       Cameras (thousands) .......................................  --      178.9    372.8    1,789.7   2,451.8   2,132.2  28,300.2
       Coal (metric tons millions) ...............................    66      618      620        872     1,054     1,080     1,240
       Crude Oil (metric tons millions) ..........................  0.44   104.05   105.95     124.90    137.64    138.31    146.08
       Electricity (kilowatt hours billions) .....................   7.3    256.6    300.6      410.7     584.8     621.2     928.1
       Steel (metric tons millions) ..............................  1.35    31.78    37.12      46.79     61.59     66.35     92.61
       Rolled Steel (final products) (metric tons millions) ......  1.06    22.08    27.16      36.93     48.59     51.53     84.28
       Cement (metric tons millions) .............................  2.86    65.24    79.86     145.95    210.29    209.71    421.18
     ----------------
     Source: China Statistical Yearbook, 1995, State Statistical Bureau of the
             People's Republic of China.


         Agriculture. Although long term growth in agricultural production has slowed, China remains one of the world's largest agricultural producers. The government has emphasized diversification of production, and a commitment to the maintenance of grain outputs. Other agricultural products have also shown increases in production in recent years, with cotton production at the forefront.


         The following table sets forth the quantities and total value of China's leading agricultural products for selected years.

                                AGRICULTURAL PRODUCTION

     ITEM                                                          1952    1978      1980     1985    1989    1990   1994
     ----                                                          ----    ----      ----     ----    ----    ----   ----
                                                                   C>
     Gross Output Value (RMB billions) ..........................   46.1    139.7    192.3    361.9   653.5   766.2 1,595.0
     Output of Major Farm Products Grain (metric tons millions) . 163.92   304.77   320.56   379.11  407.55  446.24  445.10
       Cotton (metric tons thousands) ...........................  1,304    2,167    2,707    4,147   3,788   4,508   4,341
       Oil-Bearing Crops (metric tons thousands) ................  4,193    5,218    7,691   15,784  12,952  16,132  19,896
       Sugar Cane (metric tons thousands) .......................  7,116   21,116   22,807   51,549  48,795  57,620  60,927
       Beet Roots (metric tons thousands) .......................    479    2,702    6,305    8,919   9,253  14,525  12,526
       Tea (metric tons thousands) ..............................     82      268      304      432     535     540     588
       Fruits (metric tons thousands) ...........................  2,443    6,570    6,793   11,639  18,319  18,744  34,998
       Pork, Beef and Mutton (metric tons thousands) ............  3,385    8,563   12,054   17,607  23,262  25,135  36,927
      Aquatic Products (metric tons millions) ...................   1.67     4.66     4.50     7.05   11.52   12.37   21.43
     ----------------
     Source: China Statistical Yearbook, 1995, State Statistical Bureau of the People's Republic of China.


         The following table provides a breakdown of the value of China's agricultural production for 1989, 1990 and 1994.

                           VALUE OF AGRICULTURAL PRODUCTS(1)

                                                                                       1989              1990              1994
                                                                                  (RMB MILLION)     (RMB MILLION)     (RMB MILLION)
                                                                                  -------------     -------------     -------------
     Gross Output Value ........................................................     653,473           766,209          1,575,047
     Farming ...................................................................     367,446           448,174            916,922
         Grain .................................................................     219,551           270,492            462,407
         Industrial Crops ......................................................      64,661            83,842            396,112
         Other Crops ...........................................................      83,234            93,840            349,993
     Forestry ..................................................................      28,492            33,027             61,107
     Animal Husbandry ..........................................................     179,741           196,407            467,199
     Fishers ...................................................................      34,885            41,056            129,819

     ----------------
     (1) At current prices.

     Source: China Statistical Yearbook, 1995, State Statistical Bureau of the
             People's Republic of China.


         Energy. Although China has a vast potential for energy production, this potential has been largely untapped. However, China is the world's largest producer of coal and the world's fifth largest oil producer. Until recently, China did not have the capacity to utilize its off-shore oil fields due to the country's relatively low level of technology. Joint ventures with foreign companies, however, have allowed China to use the fields, and further growth in oil production, both off-shore and on-shore, is expected. China also has significant potential for harnessing hydroelectric power, but has utilized only a small portion of this potential. China is planning to make hydroelectric power a major source of energy in the years ahead.

         The following table sets forth China's energy production and consumption for the years 1980 to 1994, as well as the percentage contributions of the key energy sources.

                           ENERGY PRODUCTION AND CONSUMPTION


                        TOTAL                                              TOTAL
                      PRODUCTION          % OF TOTAL PRODUCTION         CONSUMPTION
                       (MILLION    -----------------------------------   (MILLION
                     METRIC TONS                   NATURAL    HYDRO-    METRIC TONS
     YEAR             OF SCE)(1)    COAL     OIL     GAS     ELECTRIC   OF SCE)(1)
     ----             ----------    ----     ---   -------   --------   ----------

                                                                     B-8







     1980 .........      637.35     69.4    23.8     3.0        3.8        602.75
     1981 .........      632.27     70.2    22.9     2.7        4.2        594.47
     1982 .........      667.78     71.3    21.8     2.4        4.5        620.67
     1983 .........      712.70     71.6    21.3     2.3        4.8        660.40
     1984 .........      778.55     72.4    21.0     2.1        4.5        709.04
     1985 .........      855.46     72.8    20.9     2.0        4.3        766.82
     1986 .........      881.24     72.4    21.2     2.1        4.3        808.50
     1987 .........      912.66     72.6    21.0     2.0        4.4        866.32
     1988 .........      958.01     73.1    20.4     2.0        4.5        929.97
     1989 .........    1,016.39     74.1    19.3     2.0        4.6        969.34
     1990 .........    1,039.22     74.2    19.0     2.0        4.8        987.03
     1991 .........    1,048.44     74.1    19.2     2.0        4.7      1,037.83
     1992 .........    1,072.56     74.3    18.9     2.0        4.8      1,091.70
     1993 .........    1,069.95     76.8    19.4     2.1        1.7      1,073.73
     1994 .........    1,140.09     77.1    18.3     2.0        2.0      1,180.95
     ----------------
     (1)      Excludes bio-energy, solar, geothermal and nuclear energy. All fuels converted to Standard Coal Equivalent (SCE); 1 kg of coal = 0.714 kg of SCE, 1 kg of oil = 14.6 kg of SCE, 1 cubic meter of natural gas = 1.33 kg of SCE; Hydroelectric converted to SCE based on coal required to produce equivalent thermal external-electric power.

     Source: China Statistical Yearbook, 1995, State Statistical Bureau of the
             People's Republic of China.


     ECONOMIC PLANS

         China's Eighth Five-Year Economic Plan for national economic and social development was adopted by the Standing Committee of the National People's Congress for 1991-95, along with a ten-year development program which extends to the year 2000. Included in both of these plans is an objective for China to quadruple its gross national output by the end of this century. In addition, the proposals emphasize a policy of opening to the outside world, expanded economic and technological exchanges with other countries, and further development of the export-oriented economy and the special investment areas. The basic guideline for China's economic activities in 1992 is to continue on a path of economic reform while following principles of socialism.

         During 1980 to 1990, China had an average annual GNP growth rate of approximately 9.0%, surpassing the 7.5% annual GNP growth rate target under the Seventh Five-Year Economic Plan (1986-1990).

         China's objective to quadruple the 1980 industrial and agricultural output by the year 2000 requires the country's output to grow at an average annual rate of growth of about 6% in the 1990's. To enable China to accomplish this growth target under the prevailing economic environment, China's economic policy aims to provide a stable and non-inflationary environment to revive growth. Another prevailing goal is to relieve the supply bottlenecks arising from imbalanced growth over the last 10 years with resources to be allocated to the priority areas of agriculture, energy, transportation, telecommunications and basic materials industries. Emphasis is also placed on export-oriented and import-substitute production.

     THE FINANCIAL SYSTEM
         The Ministry of Finance is responsible for overseeing state finances and the collection of revenue and taxation. The banking system is managed by China's central bank, the People's Bank of China ("PBOC"). The PBOC, like the Ministry of Finance, is a state administrative organ under the leadership of the State Council. Its primary functions include: the formation of national financial regulations and policies; the issuance of currency and regulation of its circulation; the co-ordination and implementation of credit plans; overseeing the establishment and operation of financial institutions and financial markets, including stock exchanges; administration of China's foreign exchange and gold reserves and adjustment of exchange rates against foreign currencies; and administration of China's securities markets.

         There are currently five specialized banks, namely, the Industrial and Commercial Bank of China, the China Investment Bank, the Agricultural Bank of China, the People's Construction Bank of China, and the Bank of China (the "BOC"). Trust and investment companies and credit cooperatives also provide financial services in China. Major trust and investment corporations include China International Trust and Investment Corporation ("CITIC"), Shanghai Investment and Trust Corporation ("SITCO"), and Guangdong International Trust and Investment Corporation ("GITIC").

     SAVINGS AND INVESTMENT
         Historically, China has had a relatively high rate of national savings. The following table sets out the value of savings deposit balances for selected years.

                                SAVINGS DEPOSIT BALANCES
                                     (RMB BILLION)

     YEAR-END                                                                   TOTAL             URBAN AREAS          RURAL AREAS
     --------                                                                   -----             -----------          -----------
     1955 ..............................................................         1.99                 1.69                 0.30
     1960 ..............................................................         6.63                 5.11                 1.62
     1965 ..............................................................         6.52                 5.23                 1.29
     1970 ..............................................................         7.95                 6.45                 1.50
     1975 ..............................................................        14.96                11.46                 3.50
     1980 ..............................................................        39.95                28.25                11.70
     1985 ..............................................................       162.26               105.78                56.48
     1990 ..............................................................       703.42               519.26               184.16
     1994 ..............................................................     3,682.98             1,584.45
     ----------------

     Source: China Statistical Yearbook, 1995, State Statistical Balances of the People's Republic of China.

         The following table provides a breakdown of total fixed investment in China for the years 1985 to 1990 and 1994.

                                 TOTAL FIXED INVESTMENT
                                     (RMB MILLION)

     ITEM                       1985         1986         1987         1988        1989(A)      1990(A)               1994
     ----                       ----         ----         ----         ----        -------      -------               ----
     Total Investment .....      254,319      301,962      364,086      449,654      413,773      444,929(c)          1,637,033
     Ownership
       State-Owned Units ..      168,051      197,850      229,799      276,276      253,548      291,864(c)            932,249
         Capital
     Construction .........      107,437      117,611      134,310      157,431      155,174      170,381               643,674
         Technical Updating
     and Transformation ...       44,914       61,921       75,859       98,055       78,878       83,019
       Other Investment in
     Fixed Assets(b) ......       15,700       18,318       19,630       20,790       19,497       19,907
       Collective -- Owned
     Units ................       32,746       39,174       54,701       71,171       56,999       52,948               266,470
         Urban ............       12,823       14,639       18,130       25,497       18,563       16,338
         Rural ............       19,923       24,535       36,571       45,674       38,436       36,610               198,857
       Individual
         Investment .......       53,522       64,938       79,586      102,208      103,226      100,117               197,056
         Urban ............        5,679        7,456       10,051       15,685       14,023       12,470
         Rural ............       47,843       57,482       69,535       86,523       89,203       87,647               151,924
     Source of Finance
       State Appropriation        40,780       44,063       47,554       41,001       34,162       38,765                52,957
       Domestic Loans .....       51,027       63,831       83,594       92,668       71,636       87,088               370,311
       Foreign Investment .        9,148       13,216       17,537       25,899       27,415       27,826               176,895
       Self-Raised Funds ..                   148,851      174,518                   235,550      232,949               800,148
                                 153,364                                290,087
       Others .............                    32,000       40,883                    45,009       58,301               254,339
     ----------------

     Notes:
              (a) 1989 and 1990 figures exclude projects with value of RMB 20-50 thousand.
              (b) Includes investment in oilfield maintenance and development, mine expansion projects, highway maintenance and bridge construction, warehouse construction and projects valued RMB 20-50 thousand for fixed asset construction or equipment purchase.
              (c) Includes RMB 18.557 billion investment to purchase buildings.
              Source: China Statistical Yearbook, 1995, State
              Statistical Bureau of the People's Republic of China.


     INFLATION AND MONETARY POLICY

         Inflationary pressures are a major concern in the Chinese economy. While the retail price index has been relatively stable in recent years, this figure understates inflation, especially urban inflation. A more informative measure is the cost of living index in 35 major cities, which has generally risen at a higher rate. In light of the on-going reforms of price subsidies and continued growth, relatively high inflation should be expected.

         The following table provides information regarding wage and price inflation in China during the years 1980 to 1994.

                              WAGE AND PRICE INFLATION (%)

                                                                           GENERAL RETAIL           COST OF              NOMINAL
     YEAR                                                                      PRICES               LIVING                WAGES
     ----                                                                  --------------           -------              -------
     1980 ..............................................................         6.0                  7.5                  4.1
     1981 ..............................................................         2.4                  2.5                  1.3
     1982 ..............................................................         1.9                  2.0                  3.4
     1983 ..............................................................         1.5                  2.0                  3.5
     1984 ..............................................................         2.8                  2.7                 17.9
     1985 ..............................................................         8.8                 11.9                 17.9
     1986 ..............................................................         6.0                  7.0                 15.8
     1987 ..............................................................         7.3                  8.8                  9.8
     1988 ..............................................................        18.5                 20.7                 19.7
     1989 ..............................................................        17.8                 16.3                 10.8
     1990 ..............................................................         2.1                  1.3                 10.6
     1991 ..............................................................         2.9                  5.1                  9.3
     1992 ..............................................................         5.4                  8.6                 15.9
     1993 ..............................................................        13.2                 16.1                 24.3
     1994 ..............................................................        21.7                 25.0                 34.6
     ----------------
     Source: China Statistical Yearbook, 1995, State Statistical Bureau of the
             People's Republic of China.


         China's monetary policy has vacillated between expansionist and contractionist. This varying monetary policy has contributed to a fundamental cycle of the Chinese economy in recent years: reform and expansion leading to overheating of the economy and tightening of control.

     PUBLIC FINANCE
         Persistent fiscal deficits have been a macroeconomic management problem in China in recent years. Despite efforts by the government to increase revenues and control spending, deficits continue to be a problem.

         The following table illustrates the persistent budget deficits for the years 1980 to 1994.

                                   GOVERNMENT BUDGET


                                                                                                     TOTAL
                                                                            TOTAL REVENUE         EXPENDITURE            BALANCE
     YEAR                                                                   (RMB BILLION)        (RMB BILLION)        (RMB BILLION)
     ----                                                                   -------------        -------------        -------------
     1980 ..............................................................       108.52               121.27               (12.75)
     1981 ..............................................................       108.95               111.50                (2.55)
     1982 ..............................................................       112.40               115.33                (2.93)
     1983 ..............................................................       124.90               129.25                (4.35)
     1984 ..............................................................       150.19               154.64                (4.45)
     1985 ..............................................................       186.64               184.48                 2.16
     1986 ..............................................................       226.03               233.08                (7.05)
     1987 ..............................................................       236.89               244.85                (7.96)
     1988 ..............................................................       262.80               270.66                (7.86)
     1989 ..............................................................       294.79               304.02                (9.23)
     1990 ..............................................................       331.26               345.22               (13.96)
     1991 ..............................................................       361.09               381.36               (20.27)
     1992 ..............................................................       415.31               438.97               (23.66)
     1993 ..............................................................       508.82               538.74               (19.92)
     1994 ..............................................................       521.81               579.26               (37.95)
     ----------------
     Source: China Statistical Yearbook, 1995, State Statistical Bureau of the
             People's Republic of China.

         The following table provides information regarding how China finances its deficit.

                                                            GOVERNMENT DEBT
                                                             (RMB MILLION)

                                            DEBT ISSUED                          DEBT RETIRED AND INTEREST PAID
                              ---------------------------------------  ---------------------------------------------------
                                             DOMESTIC
                                             BONDS AND                                                          PEOPLE'S
                                             TREASURY       FOREIGN                  DOMESTIC      FOREIGN        BANK
     YEAR                        TOTAL         BILLS         DEBT        TOTAL        BONDS         DEBTS         LOANS
     ----                        -----       --------       -------      -----       --------      -------        -----
     1980 ..................      4,301         --           4,301        2,858         --          2,440          418
     1981 ..................      7,308         --           7,308        6,289         --          5,780          500
     1982 ..................      8,386        4,383         4,003        5,552         --          4,962          590
     1983 ..................      7,941        4,158         3,783        4,247         --          3,656          591
     1984 ..................      7,734        4,253         3,481        2,891         --          2,274          617
     1985 ..................      8,985        6,061         2,924        3,956         --          3,259          697

                                                                     B-13






     1986 ..................     13,825        6,251         7,574        5,016          798        3,449          769
     1987 ..................     16,955        6,307        10,648        7,983        2,318        5,196          469
     1988 ..................     27,078       13,217        13,861        7,675        2,844        4,258          573
     1989 ..................     28,297       13,891        14,406        7,236        1,930        4,583          723
     1990 ..................     37,545       19,724        17,821       19,040       11,375        6,821          844
     1991 ..................     46,140       28,127        18,013                    24,680        8,022          989
     1992 ..................     66,968       46,077        20,891                    43,857        8,026        1,578
     1993 ..................     73,922       38,132        35,790                    33,622        8,922        2,270
     1994 ..................    117,525      102,857        14,668       99,936       36,496       10,717        2,723
     ----------------
     Source: China Statistical Yearbook, 1995, State Statistical Bureau of the
             People's Republic of China.

     [/R]

     FOREIGN TRADE
         As a result of the economic reforms commenced in 1978, China's foreign trade has grown considerably in value, range of products and number of trading partners. A major goal of China's trade policy is to increase the percentage of manufactured goods in the country's total exports. Gradual progress has been made in recent years with the aid of the imported foreign technology. Textiles and garments together form the single largest export category, representing 25% of total export values.

         China's trade balance has fluctuated over the last five years. In 1991 China's foreign trade yielded a foreign trade surplus of U.S. $8.1 billion. Exports reached U.S. $71.9 billion, an increase of 15.8% over that of 1990, and imports reached U.S. $63.8 billion, an increase of 19.5% over the 1990 figure. Total trade for the year was approximately U.S. $135.7 billion, up 17.5% over 1990. In 1990, China experienced a trade surplus of $8.7 billion. In contrast, the country experienced trade deficits of $7.8 billion and $6.6 billion, respectively, in 1988 and 1989.


         The following table provides information about China's total import and export values for the years 1981 to 1994.

                           IMPORTS, EXPORTS AND TRADE BALANCE
                                    (U.S. $ BILLION)


                                                                                                                          TRADE
     YEAR                                                   TOTAL TRADE           EXPORTS             IMPORTS             BALANCE
     ----                                                   -----------           -------             -------             -------
     1981 .............................................        44.02               22.01               22.02               (0.01)
     1982 .............................................        41.61               22.32               19.26                3.04
     1983 .............................................        43.62               22.23               21.39                0.84
     1984 .............................................        53.55               26.14               27.41               (1.27)
     1985 .............................................        69.61               27.35               42.25              (14.90)

                                                                     B-14






     1986 .............................................        73.85               30.94               42.90              (11.96)
     1987 .............................................        82.65               39.44               43.22               (3.78)
     1988 .............................................       102.78               47.52               55.27               (7.75)
     1989 .............................................       111.68               52.54               59.14               (6.60)
     1990 .............................................       115.41               62.06               53.35                8.71
     1991 .............................................       135.70               71.90               63.80                8.10
     1992 .............................................       165.53               84.94               80.57                4.35
     1993 .............................................       195.70               91.74              103.96              (12.22)
     1994 .............................................       236.73              121.04              115.69                5.35
     ----------------
     Sources:         China's Customs Statistics, General Administration of Customs of the People's Republic of China; China
                      Statistical Yearbook, 1995, State Statistical Bureau of the People's Republic of China.


         Hong Kong is the leading destination for Chinese exports, accounting for over 40% of total export volume. Hong Kong is also a major re-export center for Chinese goods. Other large export markets for China include Japan, the United States, and Germany. Over the past few years, China's imports have continued to expand and diversify. Hong Kong, Japan and the United States are China's top three suppliers. Other major suppliers include Germany and Italy.


         The following table lists China's top-ten trading partners, along with the U.S. dollar value of the trade between China and each country for the years 1989, 1990, 1991 and 1994.

                                 MAJOR TRADING PARTNERS

                               (U.S. $ MILLION)
                                 TOTAL TRADE                      EXPORTS FROM CHINA            IMPORTS TO CHINA
                          -----------------------------   -----------------------------   ---------------------------
                           1989    1990    1991    1994   1989    1990    1991     1994   1989   1990   1991   1994
                           ----    ----    ----    ----   ----    ----    ----     ----   ----   ----   ----   ----

     Hong Kong ........... 34,456  40,907  49,600  41,821  21,915  26,650  32,137  32,365 12,540 14,257 17,146 94,566
     Japan ............... 18,928  16,599  20,284  47,894   8,394   9,011  10,252  21,373 10,533  7,587 10,032 26,321
     United States ....... 12,273  11,767  14,202  35,432   4,409   5,179   6,194  21,461  7,863  6,588  8,008 13,470
     Germany .............  4,987   4,971   5,405  11,898   1,608   2,034   2,356   4,762  3,379  2,936  3,049  7,137
     U.S.S.R.
       (Russia) ..........  3,995   4,379   3,904   5,077   1,849   2,239   1,823   1,581  2,146  2,139  2,081  3,496
     Singapore ...........  3,190   2,882   3,077   5,040   1,692   1,974   2,014   2,558  1,498    857  1,063  2,482
     Italy ...............  2,550   1,904   2,389   4,654     714     835     931   1,591  1,835  1,069  1,458  3,068
     France ..............  1,948   2,308   2,306   3,363     528     645     734   1,424  1,420  1,663  1,572  1,939
     Australia ...........  1,895   1,808   2,110   3,940     423     455     554   1,488  1,472  1,353  1,556  2,452
     United Kingdom ......  1,718   2,026   1,670   4,184     635     643     728   2,414  1,083  1,383    942  1,770
     ----------------

                                                                     B-15






     Sources: China Statistical Yearbook, 1995, State Statistical Bureau of the
              People's Republic of China; China's Customs Statistics, General
              Administration of Customs of the People's Republic of China.



     EXTERNAL DEBT AND FOREIGN CAPITAL UTILIZATION
         China has traditionally adopted a policy of self-reliance when financing development; overseas borrowings have been minimal. The country has remained a conservative borrower but, since the early 1980s, has been making greater use of foreign capital and financing, including government-assisted facilities and project and trade financing.

         The primary sources of foreign capital for China, in order of importance, are as follows:

             1) International Monetary Fund and World Bank loans and credits;

             2) government low interest loans and credits; and

             3) commercial loans and credits.

         The following table shows the sources and types of foreign capital utilized by China.

                              FOREIGN CAPITAL UTILIZATION
                                    (U.S. $ MILLION)

     ITEM                                                                1985              1989             1990             1994
     ----                                                                ----              ----             ----             ----
     Total .......................................................     9,867.42         11,478.78         12,085.69         3,756.10
     Foreign Loans ...............................................     3,534.21          5,184.69          5,099.37        10,668.00
       Loans from International Monetary Organizations ...........     1,131.51            855.80          1,893.00         4,409.00
       Governmental Loans ........................................     1,020.53          1,471.25            719.37           125.00
       Other .....................................................     1,382.17          2,857.64          2,487.00         5,009.00
     Direct Investment by
       Foreign Businesses ........................................     5,931.10          5,599.76          6,596.11        82,679.77
       Joint Venture .............................................     2,029.70          2,659.02          2,703.95        40,193.52
       Co-Operative Operation ....................................     3,496.15          1,083.22          1,254.10        20,300.93
       Co-Operative Development ..................................       359.59            203.74            194.25           236.66
       Foreign Enterprises(1) ....................................        45.66          1,653.78          2,443.81           219.48
     Other Foreign Investments ...................................       402.11            694.33            390.21           408.33
       Compensation Trade ........................................       260.34            474.75            202.65           195.60
       Processing and Assembly ...................................       141.77            147.60            136.48           195.63
       International Rent ........................................        --                71.98             51.08            17.10
     ----------------

     Note: (1) Includes equipment supplied by foreign businesses in transactions in

                                                                     B-16






               compensation trade, processing and assembly and value of equipment supplied in financial leasing transactions.
     Source: China Statistical Yearbook, 1995, State Statistical Bureau of the
             People's Republic of China.


     EXCHANGE RATE AND FOREIGN EXCHANGE CONTROL
         There is centralized control and unified management of foreign exchange in China. The State Administration of Exchange Control (the "SAEC") is responsible for matters relating to foreign exchange administration, while the Bank of China (the "BOC") is in charge of foreign exchange operations. Cooperating closely with the BOC, the SAEC fixes the official daily exchange rate of RMB against major foreign currencies.

         There are two types of monetary instruments in China today, the RMB and Foreign Exchange Certificates ("FEC"). The RMB is the official currency in China and is currently not convertible into foreign exchange unless converted with express written authorization from the SAEC. The FEC is a Chinese currency established for use by foreigners in lieu of RMB and is convertible into hard currency. Both RMB and FEC are denominated in the monetary unit of "yuan" and are officially at par with each other. It is expected that FECs will be withdrawn from circulation in the near future.

         While foreign investment enterprises are able to remit from China any profits earned in foreign exchange, RMB earnings within China cannot be freely converted into foreign exchange except at the foreign exchange adjustment ("swap") centers established by the SAEC. In order to provide some relief from the controls imposed by the earlier foreign exchange legislation, the State Council promulgated on January 15, 1986 the "Regulations Concerning the Balance of Foreign Exchange Income and Expenditure of Chinese-Foreign Equity Joint Ventures," which provide for a number of mechanisms to allow foreign investment enterprises to "balance" their foreign exchange income and expenditure. These mechanisms include the sale of joint venture products within China for foreign exchange, the export of products purchased with RMB from Chinese enterprises to generate foreign exchange, short-term loans and the "swapping" of RMB for foreign exchange with other foreign investment enterprises and Chinese enterprises, among others.

         The exchange rate fluctuates from time to time and from swap center to swap center depending on supply and demand. The renminbi has been devalued progressively in recent years, depreciating by almost 70% against the U.S. dollar between 1981 and 1990.

         The following chart lists comparative average exchange rates for the renminbi and other selected currencies since 1986.



                                                                     B-17






                                                               EXCHANGE RATES
                                                         (CURRENCY UNITS PER U.S. $)

                            1986       1987       1988       1989       1990       1991       1992       1993      1994
                            ----       ----       ----       ----       ----       ----       ----       ----      ----
     Australia .............   1.491      1.472      1.275      1.262      1.280      1.284      1.363      1.974     1.370
     New Zealand ...........   1.872      1.613      1.563      1.693      1.675      1.774      1.881      1.806     1.560
     China .................   3.7221     3.7222     3.7221     4.7221     5.2221     5.4000     5.8400     5.800     8.621
     Hong Kong .............   7.8030     7.7980     7.8060     7.8000     7.7950     7.7780     7.7400     7.730     7.730
     Singapore .............   2.1750     1.9985     1.9462     1.8944     1.7445     1.6190     1.6400     1.610     1.527
     Korea ................. 861.4000   792.3000   684.1000   679.6000   716.4000   756.3000   781.0800   808.100   803.620
     Taiwan ................  35.5000    28.5500    28.1700    26.1600    27.1100    25.7475    25.2000    26.700    26.360
     Malaysia ..............   2.6030     2.4928     2.7153     2.7033     2.6980     2.7410     2.6700     2.700     2.620
     Philippines ...........  20.5300    20.8000    21.3350    22.4400    28.0000    26.0500    23.6000    27.100    26.300
     Thailand ..............  26.1300    25.0700    25.2400    25.6900    25.2900    25.2600    25.9900    25.300    25.100
     Indonesia .............1641.0000  1650.0000  1731.0000  1793.0000  1901.0000  1994.5000  2064.0000  2111.250  2161.000
     ----------------
     Source: Wardley Investment Services, Baring Securities.


                                         TAIWAN
         Taiwan is the most invisible country on the planet, and Taiwan is recognized by very few countries, mostly small island states like itself in the South Pacific and the Caribbean. And yet it is an oriental paradox -- it has a financial and diplomatic influence which is out of all proportion to its small size. For historical and cultural reasons Taiwan stands between China and Japan. (The slow pace of the Sino-Japanese relationship since 1972 may be partly caused by this conundrum.)

         Indeed, if Taiwan is now going to be brought back into the fold it is also reasonable to expect the level of Japanese investment and trade in China to accelerate. It is very probable that Japan will use Taiwan as a "middle-man" for trade and investment in China.

         Taiwan is dependent on its close relationship with the United States and its very successful diplomacy and public relations campaign which, ever since Madame Chiang Kai-Shek's days in the 1940s has sustained a high level of sympathy in Washington for the Nationalist regime. Taiwan also has close relations with South Africa, from which it buys essential raw materials such as coal, and also with Israel, with whom it has had military as well as trade links.

         For all these reasons, much of the real Taiwan has been hidden for many years. It is misunderstood by Westerners -- the country has been the most difficult of all Asian countries to follow and understand. However, since the lifting of martial law in 1987 much of this has changed. People in Taipei are again willing to talk openly and it is possible to begin to understand the sense in which Taiwan has become a repository of much of the best of the old Chinese traditions. In Taiwan can be found many of the old Chinese arts -- a strong family life, Confucianism, a flourishing trade in traditional Chinese medicines, the martial arts, an excellent standard of Chinese movies and television, and the tradition of Chinese law.

         Nevertheless, the basic geopolitical fact about Taiwan is that it sits under the shadow of mainland China and under the threat of reunification, whether peaceful or by military means. However in the last few years and especially since June 1989, the leadership of the Communist Party in Peking and in Taipei have begun, for the first time since 1949, to have serious talks and regular communication. At the same time the flow of investment from Taiwan into mainland China, especially into the neighbouring province of Fujian, has grown dramatically and the two-way trade is now approaching US $4 billion annually. In the early days of this two-way business, the authorities in Taipei turned a blind eye to the many small projects that Taiwanese businesspeople were embarking upon with PRC partners. Also, there was an enormous increase in the number of annual visitors from Taiwan into China. Along with the travel and tourism came the investment and it is now estimated that there is over US $500 million of direct Taiwanese capital in plants and small businesses in China. Many of the most successful toy and electronics factories in Shenznen, across the border from Hong Kong, are owned and managed by Taiwanese. Speaking Mandarin or the Fujianese dialect, they have the same natural advantage in dealing with mainland officials and businesspeople that the Hong Kong Cantonese have with the inhabitants of Guangdong Province.

         So the analysis of risk and reward in Taiwan must already take account of this rapidly growing economic integration between Taiwan and China which, has led to over 30 percent of Taiwan's trade being with the mainland and that the total investment from Taiwan to China may approach US $5 billion or even US $10 billion. As with Hong Kong, increasingly an investment in Taiwan will be seen indirectly as a "play" or an investment in China itself. Nevertheless, Taiwan remains a free capitalist enclave with some very successful entrepreneurial and export-oriented companies. The government's role in the economy is relatively small. It has pursued consistently, since 1950, a laissez-faire policy which allows small family run companies typically to change their product line every two or three years to meet the demands of American or other international clients. Statistics clearly indicate that the exports strengths, which have powered the Taiwanese economic boom for thirty or forty years, remain intact despite the shortage of skilled labour, the high cost of labour and the strong New Taiwan dollar, which has impelled many Taiwanese businesspeople to shift their production to Thailand, the Philippines, and Malaysia as well as China. The best measure of Taiwan's economic success is in its US $80 billion of foreign exchange reserves.

         What then is the real risk to Taiwan? After Hong Kong is taken over in 1997 Taiwan will appear more isolated and it will have lost its neutral meeting point with China which the British colony has represented. On the other hand, by that time Taiwan and China may have grown sufficiently close in economic, if not in political, terms that Hong Kong will have become unnecessary. Direct trade and investment are already commencing. Some form of political agreement allowing for Taiwan's autonomy, if not independence, may be worked out. The one country two systems formula applied to Hong Kong and Macau was always designed by Peking with the objective of regaining Taiwan in the long term. That long term may not be as long as some observers have predicted. The passing away of the older generation who fought in the bitter civil wars between the communists and the KMT from 1927 to 1949 will remove much of the bitterness and open up the way for a new dialogue between the younger leaders in the two Chinas.

          The strongest argument for a political compromise and a formula for coexistence is the natural complementarity of the two Chinese communities on an economic basis. China has the labour, the land and the resources. Taiwan has the capital, the technology and the trained entrepreneurs. A formidable Chinese Economic Community could be a reality before the end of the century. However, a more pessimistic view would be to see a return to ideological extremism in Peking resulting in a renewed cold war across the Taiwan Straits, a cut off of business and cultural links, and a potential military conflict. Even in this very gloomy scenario Taiwan may be able to defend itself and maintain its economic prosperity because it will still have the economic support of both Japan and the United States.



         The following table gives details of the overall economic performance of Taiwan from 1987 to 1994.

                   EXCHANGE     GDP              TRADE            MARKET    MARKET
                     RATE     GROWTH            SURPLUS          YEAR-END  CAPITAL
                   AV. US $     (%)     CPI     (US $BN)   P/E   CLOSING   (US $BN)
                   ---------  -------  ------  ----------  ----  --------  --------
         1987        31.85     12.3     0.5       18.7     28.7  2,339.26   48.45
         1988        28.57      7.3     1.3       10.9     68.9  5,119.11   120.1
         1989        26.41      7.6     4.4       14.0     92.0  9,624.18   240.0
         1990        26.39      6.9     4.1       14.9     33.0  4,530.16   112.4
         1991        25.50      7.3     3.6       15.7     28.0  4,600.67   123.7
         1992        25.20      6.1     4.5       12.5     30.1  3,377.06   100.1
         1993        27.00      6.2     2.9        7.8     30.3  6,071.00   191.0
         1994        26.36      6.5     4.1        7.8     22.6  7,125.00   242.1
         1995*       27.30      6.6     3.4        --      16.2     --      186.7

         *Estimate



         The risks for an investor in The Taiwan Stock Exchange Corp. are specifically those of a highly priced and highly volatile securities market with very weak regulations and poor accounting standards. It was once estimated that, out of 140 listed companies in Taiwan, perhaps twenty or thirty counters were those of companies which were technically bankrupt. Investors take little account of security analysis or of the investment fundamentals which might count more for long-term Western investors. The speculative atmosphere of The Taiwan Stock Exchange Corp. does, therefore, portray a high degree of risk. However, the New Taiwan
     (NT) dollar is a very steady currency in relation to the U.S. dollar. The economy of the island has shown a steady and non-inflationary growth rate and savings are very high in relation to disposable income.

         The most important risk to consider for a Western investor trying to get into the Taiwanese market is the choice of a trustworthy and reliable local partner. This is much more difficult to achieve in Taiwan than in, say Hong Kong, where the British legal and commercial system and the educational system are more familiar. Taiwan has a purely Chinese culture and way of life even though most of the younger business people are educated in the universities of the United States and many have PhDs. Nevertheless, the way of doing business remains a traditional Chinese way. Therefore, nothing can be achieved by means of legal contracts or agreements in the accepted Western sense. Even more than in China, Taiwan depends on the personal contact and trust between the two individuals involved. Many Western banks have come to grief in their pursuit of the elusive Taiwan millionaires in the private banking sector and in their corporate loans to apparently sound Taiwanese companies, which either cannot or will not repay. Recourse is very hard to enforce and the legal system is undeveloped. These are the major risks in doing business in Taiwan but the potential rewards should not be underestimated. Those who have had a long-term commitment to the island republic, have had good contacts with the government and have done business in the Chinese way with a good local Chinese partner have been able to demonstrate very good long-term returns on their investments. In addition, the links that Taiwan business people have built around the globe, in the United States in particular but also increasingly in Canada, where they have followed Hong Kong investors into Bristish Columbia, in Australia, in the Philippines and in Bangkok, are impressive.

                                         KOREA
         Political volatility has characterized the history of South Korea (referred to as Korea throughout this section) during the past forty years, while at the same time an extraordinary economic boom has occurred. Rigid discipline has been characteristic of the military government under President Park during the 1960s and 1970s, which were the most successful decades in economic terms particularly in the growth of Korea's exports and in the per capita income. It is important to remember how completely the cities and transport system of the southern part of the Korean peninsula had been destroyed in the civil war of the 1950s. The effort of reconstruction was, therefore, enormous. Living standards in the 1960s were extremely low. The threat from North Korea has exerted a continuous military pressure on the South in the past forty years which is probably unique to any country in the world, even including West Germany or Taiwan. Seoul is only 30 kilometers from the demilitarized zone and, therefore, lives in a continuous state of tension and fear of an imminent invasion. This very real threat is also translated into a very high percentage of military spending in the national budget. If Korea is compared with Japan, the Koreans have had to spend ten times more of their national income on defense than the Japanese and yet have succeeded in recording higher rates of economic growth.

         The fierce political in-fighting, which has been a constant characteristic of Korean history, was suppressed for a period in the 1970s and 1980s, both before and after the assassination of President Park. Since 1987 the opening up of the democratic process has been smoothly handled despite the continuing student riots and disturbances. In fact, stock market investors have generally ignored the television images of riot police, tanks firing tear gas and students throwing petrol bombs, to concentrate more on the continuous success of Korean companies in their conquest of overseas export markets and their impressive earnings growth. Nevertheless, the threat from the North and the fierceness of the Korean political opposition do combine to give Korea a lower score for political stability than its neighbours. We have the sense in Korea of a higher risk but also a much greater potential should the rapprochement with the North lead to a peaceful reunification.


         The following table gives details of the overall economic performance of South Korea from 1987 to 1994.

     ------------------------------------------------------------------------------
                                                 TRADE
                   EXCHANGE     GDP             SURPLUS/          MARKET    MARKET
                     RATE     GROWTH           (DEFICIT)         YEAR-END  CAPITAL
                   AV. US $      %      CPI     (US $BN)   P/E   CLOSING   (US $BN)
                   ---------  -------  ------  ----------  ----  --------  --------
         1987       822.57     13.0     3.0        7.7     10.6   525.1      33.0
         1988       731.47     12.4     7.1       11.4     13.6   907.2      94.3
         1989       671.46      6.7     5.7        4.6     22.9   909.7     140.9
         1990       707.76      9.3     8.6       (2.0)    18.5   696.1     110.2
         1991       731.60      8.3     9.7       (7.0)    15.0   610.9      96.4
         1992       781.08      4.7     6.2       (2.1)    15.0   678.4     107.4
         1993       808.10      5.5     6.5       (1.6)    17.5   866.0     139.0
         1994       803.62      8.4     6.3       (3.1)    18.0 1,027.0     190.0
         1995*      768.40      9.0     5.2        0.7     15.1     --      203.0

         *Estimate


         South Korea has the highest overall score for economic growth in the world over the past twenty years even when compared with the other Asian tigers. The average growth over a twenty-year period has been close to 9 percent in real terms, at certain times reaching even 13-14 percent. This means that the average Korean today has a per capita income of nearly U.S. $6,000 per annum, an income which has grown nearly thirty times in thirty years. There have been tremendous social changes resulting from this economic boom, notably the shift of population from the countryside into the cities and the shift in the economic structure from agriculture to industry and, more recently, to the service sector. This has all occurred in a shorter period of time than in almost any other advanced economy. What took England one hundred years and Japan thirty years, has taken Korea typically less than ten years. There has been some slowing during the 1980s compared to the 1970s, but Korea still has among the highest overall ratings for GNP growth. Its industrial workforce has not lost its competitive edge and the average working week in Korea is still in excess of fifty hours, the longest working week in the world. These are the foundations of Korea's continued economic success. It is unlikely that such characteristics, being social in origin, will disappoint us in the next decade. Therefore it is reasonable to expect Korea's economy to continue to be one of Asia's most succesful.

         The flexibility of its large trading companies, the chaebol, has been recently underlined again as they have shifted their emphasis from the United States, Canada and Europe towards the new markets of China and the Soviet Union. There is little doubt that Korean exporters will be leading the Japanese in providing Russian consumers with basic consumer goods. The readiness to take risks in new areas has continuously paid off for Korean companies just as it did when they were able to grab the major construction contracts in the Middle East during the oil boom of the 1970s. (These new trade links have also translated into new diplomatic links with China, Hungary, Poland and the Soviet Union, thus further isolating North Korea from its communist neighbours.)

         Inflation in Korea has been higher than in Japan or Taiwan. In the 1970s, Korea experienced an annual average inflation rate of nearly 15 percent. Beginning in 1982, however, the tight monetary policy succeeded in bringing this annual consumer price index down to single digits until 1990 when the rate jumped again to 8.6 percent. The Korean export boom has led to a big inflow of foreign exchange accompanying Korea's trade surpluses of the past five years. This, in turn, has led to a sharp increase in money supply and a boom in real estate prices in Seoul. Thus the rise of both the Korean share market and property market since 1985 has in a sense been a lagging indicator of the economic boom of earlier years with its inevitable build up of national and personal wealth among the Korean population. Nowhere has the number of investors grown faster than in The Korea Stock Exchange during the 1980s. Thus rising prices have reflected rising national wealth. This inflation problem has been, and can again be, tamed by a strong central bank response and this is what would be expected in the 1990s.

         The exchange rate of the Korean won against the U.S. dollar has reflected both the relative inflation rates of Korea and its international trading partners and also the more recent success of Korea in repaying much of its foreign debt and building up its reserves. The won was held very steady during the 1970s and then allowed to devalue between 1980 and 1985 from 484 won to the dollar to its lowest level of 890 won to the dollar. With the sharp improvement in Korea's overseas trade position the won started to appreciate from 1986 onwards. With the subsequent relapse of Korea into a new trade deficit in 1990 and the recovery of the dollar in world exchange markets, the Korean won has again depreciated slightly. However, there is a high degree of stability and the currency is managed by the central bank. A devaluation of more than 5 percent per annum should not be expected unless Korea's trade or inflation problems worsen significantly.

         It is likely that Korea's foreign trade position will improve again thanks to the country's competitive position in export markets. In a more liberated domestic economy with lower tariffs on foreign goods, however, it will be more difficult to restrain the growth of imports as Korean consumers demand a greater choice. Korea's main deficit is with Japan and consists largely of capital goods. This is likely to continue as long as Korean manufacturers wish to maintain their competitive edge in the most modern plant and equipment.
                                        THAILAND
         Thailand is unique in South East Asia in that it has escaped the colonial experience and maintained its freedom and independence. In addition, the monarchy plays a key role in maintaining the country's political stability and independence. It is, nevertheless, sobering to realize that since the absolute monarchy was ended in 1932 there have been no less than twenty-one coup d'etats, of which twelve have been successful. The recent international perception of Thailand was very much coloured by the experience of the past fifteen years as there had been no successful coup d'etat since 1977. Thus the one that took place in February 1991 was a surprise to many foreign observers and investors, although it had broad popular support and the tacit blessing of King Bhumibol himself. The army was felt to be acting not only to further its own cause but to stamp out political corruption and restore, within a period of six months, a democratically elected government. The Cabinet, which was put in place immediately after this coup, contained fifteen PhDs out of a total of twenty-three ministers, and the generals were in a small minority compared to the businesspeople, diplomats and civil servants with a record of disinterested public service. Thus it seems that Thailand in the 1990s will remain democratic but that the King and the army will continue to play a role which would be described in a Western democracy as that of "checks and balances" on the excesses of elected politicians.

         Political risk in Thailand needs to be seen in this cultural context. Thailand has been given a higher rating for political stability because of the existence of the monarchy first of all. King Bhumibol, who has been on the throne since 1946, commands enormous personal respect and popular reverence. It is impossible, therefore, for any government or military group to gain power without his tacit approval. This factor mitigates much of the instability which may be suggested by the record for the past sixty years of attempted military coups. At the same time Thailand has differed from its neighbours Burma and Vietnam in possessing a free and independent peasant population which has, on the whole, enjoyed a higher standard of living than their neighbours and, therefore, the communist movement has never made much headway among the rural people. On the other hand again, Thailand's extraordinary economic growth in the 1980s (averaging 10 percent per annum) has put great strains not only on the urban environment because of traffic jams and pollution, but also on the social and family system. Many rural families have been forced to send their teenage children to the cities to find employment. The contrast of living standards between Bangkok and the north east provinces (an estimated per capital income would be perhaps US $2,500 per annum for the former and less than US $500 per annum for the latter) must eventually create social tensions and potential unrest. The laissez-faire policy of the Bangkok government has thus far worked extremely well although the lack of planning, in terms of the proliferation of factories around the capital, leaves something to be desired.

         The fact that Thailand is a majority Buddhist country may do much to explain the non-violent changes of power and exchanges of politically different views which characterizes its public life. So, along with the monarchy, Buddhism must be counted as a major factor of political stability. The army is the third element which can be considered, on balance, to be a positive factor. During the 1970s when it seemed more than probable that Thailand would bear out the Pentagon "domino theory" by which each country in succession -- China in 1949, North Vietnam in 1954, South Vietnam in 1975, Laos, Cambodia in 1975-7...Thailand, Malaysia, Singapore -- would fall to the irresistible southward movement of the communist militias. But Thailand was the point at which communism stumbled and fell back. Much of this has to do with the professionalism of the army and the basic resistance of the people to a foreign ideology. As Siam had resisted British and French colonial pressure in the nineteenth century, so Thailand in the twentieth century resisted the Marxist Leninist dictatorship which engulfed its once prosperous neighbour, Vietnam.

         Thailand is, finally, the most open country to foreigners and receives almost 5 million tourists a year. The self-confidence and strong sense of cultural identity of the Thai people is in no way diminished by the superlative standards of service which characterize their hotels, tourist resorts and airlines. Any independent observer or visitor to Thailand can, therefore, assess the real nature of the underlying social stability of the country which supports the high degree of political stability predicted for the country.


         The following table gives details of the overall economic performance of Thailand from 1987 to 1994.
     --------------------------------------------------------------------------
                                             TRADE
               EXCHANGE     GDP             SURPLUS/          MARKET    MARKET
                 RATE     GROWTH           (DEFICIT)         YEAR-END  CAPITAL
               AV. US $      %      CPI     (US $BN)   P/E   CLOSING   (US $BN)
               ---------  -------  ------  ----------  ----  --------  --------
     1987        25.72      9.5     2.5      (1.6)      9.3    284.99     5.4
     1988        25.29     13.2     3.9      (3.9)     16.3    386.73     8.86
     1989        25.70     12.2     5.4      (5.4)     26.4    879.19    25.67
     1990        25.56     10.0     6.0      (9.9)     13.8    612.86    23.86
     1991        25.05      8.2     5.7      (9.6)     15.6    711.40    35.7
     1992        25.49      7.5     4.1      (8.5)     15.2    893.40    58.20

     1993        25.50      7.8     4.8      (9.2)     27.6  1,183.00   130.0
     1994        25.10      8.2     5.0      (9.5)     21.3  1,360.00   150.0
     1995*       24.90      8.8     5.2     (11.9)     17.6     --      140.0

         *Estimate



          Thailand's economy has been the fastest growing in the world for the past three years. The take-off really began in 1986-7 with the flood of new foreign investment into the country, largely from Japan and Taiwan. The rapid appreciation of the Japanese yen against the dollar in 1985-6 forced many Japanese manufacturers to consider moving some of the low technology, low labour cost activities, such as textiles, consumer electronics and footwear, offshore. Thailand was a natural destination for Japan's industrialists, made easier by the low degree of red tape and bureaucratic delays. Hence as the figures published by the Board of Investment between 1985 and 1992 show the rising tide of foreign capital was a major cause of Thailand's economic boom. GDP growth reached over 12 percent in 1988 and 1989 and it seems likely that in the 1990s Thailand can sustain a medium-term growth of nearly 7 percent annually in real terms.

           There has been a large shift away from agriculture towards manufacturing. As recently as 1980, 50 percent of Thailand's exports consisted of rice and tapioca and other agricultural products. By 1990, 75 percent of the total volume of exports were manufactured goods, mainly from the newly established assembly plants in Bangkok and the south. This has resulted in large changes in employment and moves of populations. Nevertheless, the profound change in the structure of Thailand's economy has been well absorbed and sets the stage for a move into higher value added products in the years up to 2000.

         It is surprising, considering the very high rate of economic growth that the economy has experienced, that prices, as measured by the consumer price index, have been kept under control. The last serious bout of inflation in Thailand occurred during the two oil crises, first in 1973-4 when the CPI touched 24 percent and then again in 1980-1 when there was a resurgence of inflation to nearly 20 percent. In the later 1980s, and thanks largely to a more stable oil price, inflation has been held in single digits and has not exceeded 6 percent. Nevertheless, the boom of the past three years, particularly in Bangkok, has led to a rapid escalation of real estate values and rents. It is likely that the slowdown in the economy in 1991 will result in a lower inflation rate and, therefore, it is expected that Thailand's inflation will be held at 5 percent or below in the next few years.

         Once again the record is one of extraordinary stability. The Thai baht has been carefully managed by the Bank of Thailand against a basket of currencies which is thought to be around 80 percent dollars and 20 percent yen. When measured against the U.S. dollar it has resulted in a very small annual variation of less than 3 or 4 percent. In fact, during the last six years there has been virtually no change in the value of the baht compared with the dollar. Clearly, the weaker dollar of the 1985-90 period has favoured Thailand's exports. (The same effect is observable with the Hong Kong dollar which is also pegged to the American unit.) Therefore, it is expected that Thailand's currency will remain extremely stable in dollar terms in the future.

                                        MALAYSIA
         The central dilemma in assessing Malaysia's political risk is the perennial question of relations between the Malay and Chinese communities representing as they do about 60 percent and 30 percent of the population respectively. Since the 1969 anti-Chinese riots in Kuala Lumpur the country has been unruffled by any serious inter-racial violence and during this period a great deal has been accomplished in transforming the economy and in transferring the wealth of the country from foreign and Chinese hands into the hands of the bumiputra (or the sons of the soil), which is the dominant Malay majority. The success of this New Economic Policy is unquestioned and has given a great deal of legitimacy to the continued run of the United Malay National Organisation (UMNO) under its successive prime ministers and most recently under Dr. Mahathir Mohammed who has now held power for a decade. This economic success has also done much to defuse the threat from the Islamic fundamentalists who have tended to get co-opted into the ruling party. The Chinese community has also done well in economic terms although the political disunity in the Malay Chinese Association (MCA) has left them somewhat leaderless in the political sphere.

         Politics in Malaysia continues to be a question to revolve around its leading personalities. It should also be noted, however, that Malaysia shares one characteristic with Thailand, which is a strong monarchical system. In Malaysia's case it is less visible because the kingship is shared on a five- year revolving basis among the sultans of the various states of the federation. This clear distinction of the British model between the head of state, or monarch, and the prime minister, or political leader, is important to Malaysia's overall stability.

         The geographical divide between peninsular Malaysia and East Malaysia, consisting of the states of Sabah and Sarawak, also underlines the need for a great deal of political decentralization. Sabah and Sarawak have very different histories from the other Malaysian states and can be examined for their political make-up on a separate basis including the question of the Christian minority in Sabah. Overall, however, it must be judged that Malaysia's economic success has led to a far greater degree of political stability than was expected following independence in 1963.

         Malaysia's relations with its neighbours on the whole are excellent and, in particular, the relationship with Singapore, which remains the largest investor in the country, is a key one. The Singapore government is obviously enthusiastic to diversify its industrial base across the causeway into Johore and further north into peninsular Malaysia. This is good news for Malaysia's economic and political stability.

         The following table gives details of the overall economic performance of Malaysia from 1987 to 1994.
     --------------------------------------------------------------------------


                                            TRADE
               EXCHANGE     GDP             SURPLUS/          MARKET    MARKET
                 RATE     GROWTH           (DEFICIT)         YEAR-END  CAPITAL
               AV. US $      %      CPI     (US $BN)   P/E   CLOSING   (US $BN)
               ---------  -------  ------  ----------  ----  --------  --------
     1987         2.52       5.4     0.8       5.9      78.0    261.19    18.49
     1988         2.61       8.9     2.5       5.6      36.0    357.38    29.05
     1989         2.70       9.2     2.8       3.9      28.7    562.28    39.73
     1990         2.70       9.8     3.1       1.9      39.8    505.9     48.81
     1991         2.75       8.8     4.3      (6.4)     29.3    556.2     57.49
     1992         2.62       8.0     4.7       2.8      21.0    644.0     92.20
     1993         2.70       8.5     3.6       3.8      34.3  1,275.0    241.00
     1994         2.62       9.2     3.7      (2.2)     23.2    971.0    275.00
     1995*        2.55       9.2     3.7      (6.7)     20.4     --      204.00

         *Estimate



          Malaysia, along with Singapore, experienced a sharp recession in 1985-6 owing to an excessive tight monetary policy in both countries. Since 1987 Malaysia has, however, returned to the path of high growth and low inflation. Nevertheless, over a twenty year period Malaysia ranks behind Singapore, Thailand and Hong Kong, although ahead of Indonesia in past overall economic growth. The change in the past five years has also been accompanied by an accelerated shift into manufacturing and away from the old dependence on the plantation sector. This manufacturing growth has been led by investment from Japan and Taiwan and notable national projects such as the Proton car. Malaysia is attempting to move up market into the new product areas such as electronics, car assembly and consumer goods. It is likely to be successful in doing so owing to its literate and trainable workforce. Therefore, one can be fairly confident that Malaysia's economic record will continue to be bright.

         The exchange rate of the Malaysian ringgit has been closely tied to that of the Singapore dollar which itself has been very stable if not strong against other world currencies, expecially the US dollar. Therefore, the ringgit has had a very stable record against the dollar and is likely to maintain this stability. Malaysia's foreign trade has generally been in surplus, although between 1990 and 1991 this figure fell sharply partly owing to fall-off in Malaysia's energy exports. As manufactured goods assume a larger importance in the composition of exports compared with crude oil, rubber and palm oil, Malaysia's trade position should gradually become steadier. For an investor Malaysia remains attractive although vulnerable to external shocks either in terms of commodity prices or in a fall in export demand in its principal markets. The infrastructure, high literacy rate and relative political stability in recent years are all bonus points for the country's overall image.

                                       SINGAPORE
         "The silent success", in the words of a Singapore government minister, of this region is based on a high literacy rate and a well-educated and trainable workforce. The investment in human capital has proven to be more important to a lasting economic growth success story than the availability of finance or technology. The demise of communism is also promoting greater confidence and political stability in the Association of South East Asian Nations (ASEAN) region, of which Singapore is the de facto financial centre.

         Essentially Singapore's aim in the 1990s will be to emulate what Hong Kong has done in Guangdong Province and the hinterland of southern China. But in Singapore's case its export of jobs and lower value added industries will be mainly to neighbouring Malaysia and, to a lesser extent, to Indonesia. The plantations in the southern part of the Malaysian peninsula depend almost entirely on the large annual in-take of illegal workers from Indonesia. With 100 million people in Java alone, Indonesia needs to provide employment for 2- 3 million a year. Thus mobility of labour within ASEAN is as important, if not more so, than mobility of capital.

         Singapore is aiming its investment at Johore in Malaysia and Batam Island in Indonesia. This is the so-called growth triangle. There is a political aspect to this. Singapore is a small Chinese island surrounded by a sea of Muslims. It needs to ensure political stability among its neighbours. One of the best ways of doing this (as Hong Kong has found in southern China) is to invest and create jobs and raise per capita incomes from their present low level.

         The other aspect of political risk when considering Singapore is, of course, the handover of political power from one generation to another. Although Lee Kwan Yew stepped down as Prime Minister in 1990, he continues to wield a large influence and power behind the scenes. Nowhere in the world could it be truer to say that the state is the creation of one man, thus his succession poses a very real problem. His son, Lee Hsien Loong may not take up the post of Prime Minister for three to five years. In any case, the question of dynastic succession in a parliamentary democracy, even within a limited Confucian Chinese democracy, is, to say the least, a questionable one. Many of the elder Lee's policies, such as imposing the Mandarin Chinese language on the Singapore educational system, have aroused fierce opposition among the older, anti-communist generation of Singapore Chinese. The tight control of the media and the suppression of all political opposition or criticism of the government, the People's Action Party or the Prime Minister himself, has also aroused criticism both at home and internationally.

         But, on balance the enormous success of Lee Kwan Yew's achievement in creating modern Singapore cannot be doubted. It is clean, efficient and notably lacking in corruption compared to other Asian cities. The Central Provident Fund, which takes 35 percent of every person's income as a compulsory savings scheme, has built up an enormous reservoir of capital for future use in Singapore. Notable public works such as Changi Airport or the transport system have been the result. Long-term planning has not been as successful anywhere else, with the possible exception of Japan. The paternalistic attitude of the Singapore government towards its citizens is unlikely to change in the immediate future especially since the younger generation of Singaporeans have been thoroughly versed in the disciplined Confucian thinking and authoritarianism which characterizes the school system as well as government. Singapore also has a well run and modern citizens' army based, like the Swiss model, on an annual call-up of every able-bodied man aged between 18 and 50. The city state is thus well equipped to defend itself against any aggressor. Singapore will also benefit from the inflow of human and financial capital from Hong Kong as 1997 approaches. In this sense it does not need to change but merely to retain its present stability and attractive lifestyle in order to continue to prosper. Thus, the conclusion to be drawn is that Singapore scores an equally high rating in terms of very low political risk and a high degree of stability as Japan.

         The following table gives details of the overall economic performance of Singapore from 1987 to 1994.
     --------------------------------------------------------------------------

                                             TRADE
               EXCHANGE     GDP             SURPLUS/          MARKET    MARKET
                 RATE     GROWTH           (DEFICIT)         YEAR-END  CAPITAL
               AV. US $     (%)     CPI     US $BN)    P/E   CLOSING   (US $BN)
               ---------  -------  ------  ----------  ----  --------  --------
     1987        2.10       9.4     0.5      (5.2)     17.8    270.34     17.86
     1988        2.01      11.1     1.5      (4.7)     18.5  1,038.6      24.00
     1989        1.95       9.2     2.4      (4.8)     18.3  1,481.3      35.95
     1990        1.74       8.3     3.4      (5.3)     13.1  1,159.5      34.26
     1991        1.62       6.7     3.4      (4.6)     18.5  1,490.7      51.20
     1992        1.64       5.8     2.3      (4.9)     19.6  1,524.4      52.20
     1993        1.61       9.9     2.4      (0.8)     36.0  2,426.0     132.05
     1994        1.53      10.1     3.1      (5.9)     22.5  2,239.5     170.00
     1995*       1.43       7.3     2.1      (4.9)     20.6     --       160.00
     [/R]

         *Estimate

     Note: Market capital figures for Singapore for incorporated companies only.

         The Singapore economy has been characterized by the highest degree of government involvement and intervention outside of the socialist world. Nevertheless, the growth rate has been quite impressive, averaging around 7-8 percent, except during the 1985-6 recession, and even more impressive has been the tight control of inflation which, along with that of Japan, has remained extremely low at below 3 percent for the past decade. The economic stability of Singapore, therefore, scores high on a comparative basis although being a small island state it is very sensitive to developments in its two main neighbours, Indonesia and Malaysia, with their large commodity-based economies. Thus, Singapore runs a regular trade deficit of around US $5 billion per annum which is easily covered by its current account surplus on invisibles. Singapore's foreign reserves held by the Monetary Authority of Singapore (MAS) and the Government Investment Corporation of Singapore (GICS) are estimated to be in excess of US $50 billion which would give this tiny Asian city state the third highest foreign exchange reserves after Japan and Taiwan.

         Thus, the overall management of "Singapore Inc." is extremely conservative, with a very high degree of self-reliance, a high savings rate and an ample cushion for unexpected global events. This financial conservatism has been reflected in the strong performance of the Singapore dollar which has advanced steadily against the US dollar during the past five years with an average appreciation of 5 percent per annum. It is reasonable to expect these trends -- high economic growth, high savings rate, low inflation and steady currency appreciation -- to continue during the 1990s.

                                       INDONESIA
         It can at least be argued that Indonesia has had fewer changes in its political system than its Asian neighbours. In fact, there have been only two rulers of Indonesia since independence was gained from the Dutch in 1948 -- Sukarno and Suharto. But equally it should not be forgotten that the two major turning points in the country's modern history -- independence and the 1965 revolution -- were unusually violent episodes in the life of any country. The stability which Indonesia has enjoyed during the past twenty-five years under Suharto should, therefore, be placed against this background.

         In many ways the same three pillars of stability which are found in Thailand -- the army, the king and the national religion -- are present in Indonesia except that the President, Suharto, stands in the place of the monarchy and the national religion is Islam rather than Buddhism. The question of monarchical or presidential succession remains perhaps the major political risk confronted by the foreign investor as so many aspects of the business life of the country relate directly to Suharto or his immediate family. The role of the army in Indonesia is a great deal more clear cut and predictable than in either Thailand or in the Philippines. In effect, there have been no attempted military coups since 1966. The army remains wholly in support of Suharto. It has been suggested, in fact, that anyone who might be considered as a candidate to succeed Suharto must be Javanese and must be a general.

         The role of Islam in the national life of Indonesia is a more complex subject. The Mohammedan religion first reached the shores of western Sumatra through the coming of the Arab traders around 1400. The western-most state of Aceh has remained a stronghold of Islamic fundamentalist belief ever since. Sumatra in general has remained restive and unwilling to bend to the yoke of a tight central control from Java. In fact, this is also true of many other island provinces of the huge Indonesian archipelago which will have, by the year 2000, a population of over 200 million. Following the 1958 uprising in Sumatra and Celebes (or Sulawesi) the Javanese policy was to plant more settlers in these outlying islands from Java (where 80 percent of the population lives). Political and religious factors, therefore, cannot be disentangled in the future horoscope of Indonesian political life.

         Fundamentalism is on the rise, as also in Malaysia, and politicians with fundamentalist Islamic beliefs and supporters are likely to take a more active role. However, the situation cannot be compared with Iran or Saudi Arabia. In neither Indonesia nor Malaysia has Islam taken over all aspects of every day life with its rules about the role of women or the consumption of alcohol or the exaction of interest or usury on capital. In all these respects Indonesian life is relatively "modern." There is a more easy-going Asian approach to matters of religious belief.

         However, the social question, which one cannot ignore, concerns the role of the minority and non-Muslim peoples in Indonesia, in particular the Chinese community in Java. Although the total Chinese population is less than 5 million, or around 3 percent of the total, 80 percent of the commerce and much of the capital wealth remains in the hands of this small but tight-knit Chinese community. In 1966 there were violent anti-Chinese riots and killings in Jakarta, Surabaya and other Javanese cities. Many thousands of Chinese fled to Hong Kong and to China but this is a spectre which has been banished from the life of the nation since Suharto came to power. He is well known to have close links with the leading members of the Chinese business community.

         The role of Chinese business people in Indonesia has been brought into much greater focus by the explosion of the Jakarta stock market in the late 1980's. Much of the wealth which was rumoured to exist in the hands of the great Chinese families is now visibly calculated on a daily basis in the large listed capitalization of the Indonesian-Chinese industrial groups such as Indo-Cement and Astra. There is, of course, a two-way flow of capital involved in this process of the rapid evolution of the capital market in Jakarta, by which up to U.S. $5 billion of foreign capital has entered the country in the form of equity investment, largely from foreign fund managers, and a substantial amount of Chinese capital has been able to leave the country in the opposite direction.

         The enormous economic potential of Indonesia, its vast natural resources and its large labour force being two principal attractions, cannot be doubted. However, the main element of political risk is the possibility of a further violent episode in the political life of the country when the next transfer of power occurs at the top.




         The following table gives details of the overall economic performance of Indonesia from 1987 to 1994.

     --------------------------------------------------------------------------
                                             TRADE
               EXCHANGE     GDP             SURPLUS/          MARKET    MARKET
                 RATE     GROWTH           (DEFICIT)         YEAR-END  CAPITAL
               AV. US $     (%)     CPI     (US $BN)   P/E   CLOSING   (US $BN)
               ---------  -------  ------  ----------  ----  --------  --------
     1987        1,720      3.6     9.0       4.6                83.0      0.07
     1988        1,735      5.6     7.4       4.9      41.2     305.0      0.26
     1989        1,784      7.4     6.0       5.8      24.7     399.0      2.42
     1990        1,889      7.4     9.6       3.9      19.9     418.0      6.2
     1991        1,984      6.5     9.5       5.5      17.1     247.0      8.1
     1992        2,064      6.0     4.9       6.9      14.4     274.0     12.1
     1993        2,110      6.5     7.0       9.0      27.4     589.0     43.0
     1994        2,160      7.3     9.2       7.8      18.8     470.0     52.0
     1995*       2,316      7.2     9.6       7.0      14.5      --       55.0


         *Estimate

         Indonesia began the 1980s principally as an oil exporter. During the 1970s it had a high rate of inflation but also a very rapid economic growth on the back of the oil boom. The fall in oil prices in the early 1980s, which became precipitate in the spring of 1986, therefore, forced a review of their priorities. Reducing inflation, diversifying the economy away from oil and maintaining a stable growth in the economy to provide as full employment as possible for the large young population, were selected as the main objectives. It is remarkable to see the extent to which these aims have been achieved during 1985-90. Inflation has been brought from 20 percent, at the beginning of the decade, to around 6 percent in 1989-90. Economic growth, having fallen to 2.5 percent in 1985 regained the level of 7.4 percent by 1990. The rupiah, which had undergone a 30 percent once-and-for-all evaluation in the autumn of 1985, had stabilized on a "crawling peg" system with an annual devaluation of around 5 percent. The trade surplus continued at a healthy US $4-5 billion annually and the inflow of foreign capital more than offset Indonesia's foreign debt position. Therefore, it is possible to conclude that the good macroeconomic management, which was achieved by the small group of technocrats employed by Suharto to direct the economy, had been very successful in reducing the economic risk of the country. The future path of the Indonesian economy will, therefore, depend as much on the development of low wage manufacturing and the inflow of Japanese capital, on the liberalization of the banking system and the capital market, as on the price of basic commodities. This gives a much greater degree of stability to the Indonesian economy as a whole.

                                    THE PHILIPPINES
         The Philippines is a special case in Asia. Culturally and politically it has a very distinct national personality. The Roman Catholic Church plays a leading role in its national life, not least in recent political changes. The fact that the Philippines was the only American colony in Asia also gave it a very different tradition from Indonesia or Malaysia, which had similar languages but very different cultural traditions. The

     Spanish occupation of the previous four hundred years also left some deeper traces than the Dutch did in Indonesia.

         When speaking of political risk, however, the real problem in the Philippines has been the lack of legitimacy which has plagued successive governments and has led to the constant pendulum between dictatorship and weak democratic governments.

         The U.S. tutelage has left a lasting imprint on the country. The charismatic leadership of Magsaysay in the 1950s also left a vivid example to his successors. The attempts, in the 1960s, to solve the enormous economic problems of the Philippines, especially the rural poverty and the rapid growth of population, were not successful when pursued in a socialist direction. Marcos arrived in power in 1965 and inherited a country which still had higher living standards than most other Asian countries such as Hong Kong, Korea, Taiwan and Singapore. Therefore, judgment on his twenty year rule must be very negative as a result, if only judged as an economic failure.

         The question most investors, therefore, raise is whether the Philippines is capable of responsible government and economic planning which would give it a GNP growth rate approaching that of its Asian tiger neighbours. Many observers dismiss this prospect out of hand citing the endemic problems of corruption, political in-fighting and the lack of Confucian work ethic present in North Asia. However, there is no doubt that the Philippines possesses enormous natural advantages and it would be wrong to generalize about the whole archipelago of 7,000 islands from the political life of Manila alone. The island of Cebu, for example, has seen a successful economic transformation in the past twenty years. Manufacturing investment has grown and has begun to replace agriculture as a principal source of employment. The Philippines has a very high rate of literacy and the work ethic cannot be doubted by anyone who has employed Filipino domestic workers overseas. Their earnings are an important source of remittance back to the Philippines each year. The Filipino population in the United States is now the largest Asian ethnic group in that country approaching 2 million, mainly in California. Both natural resources, therefore, and an intelligent, hardworking population favour the country.

          Unfortunately, the political system has never been able to maintain the long-term stability for its promise to be fulfilled. The years of the Aquino government, during which democratic procedures were restored to Philippine political life, have also been disappointing in that many of the features of Washington political life have been reproduced in Manila -- continuous discord between Congress, Senate and the President, making important national decisions extremely difficult to reach. On top of that, of course, there have been the continuing attempts by the military to unseat the elected government. Although all of these have failed they have, nevertheless, done much to undermine the confidence of international investors in the political stability of the country. In particular, the failed attempt of December 1989 led to a slump in the economy and the stock market and scared away much needed foreign capital.

         There are signs that Japanese and Taiwanese investors and banks are coming back to the Philippines. Nevertheless, it can only be concluded that democracy is a fragile plant in the Philippines which may be damaged in the future as it has been in the past. There is continued rivalry for political and business influence among a small group of leading Filipino families. The press, although perhaps the freest in Asia, is considered to be irresponsible and corrupt and does much to undermine the legitimacy of the ruling government. Political risk, therefore, is judged to be higher here than in other Asian countries.




         The following table gives details of the overall economic performance of the Philippines from 1987 to 1994.
     --------------------------------------------------------------------------
                                             TRADE
               EXCHANGE     GDP             SURPLUS/          MARKET    MARKET
                 RATE     GROWTH           (DEFICIT)         YEAR-END  CAPITAL
               AV. US $     (%)     CPI     (US $BN)   P/E   CLOSING   (US $BN)
               ---------  -------  ------  ----------  ----  --------  --------
     1987        20.5       4.8       3.8    (1.0)     15.9    642.72      2.97
     1988        21.0       6.3       8.8    (1.1)     19.6    841.65      4.20
     1989        21.7       5.0      10.6    (2.6)     16.8  1,145.45     11.82
     1990        27.2       2.1      12.7    (4.0)     14.3    651.78      5.73
     1991        26.2      (1.0)     17.7    (3.2)     12.7  1,152.00     11.10
     1992        23.6       0.0       8.9    (4.7)     13.5  1,256.00     16.00
     1993        27.1       1.7       9.8    (6.4)     29.4  3,196.00     39.00
     1994        26.3       4.3       9.1    (7.8)     24.5  2,786.00     56.00
     1995*       25.8       5.4       7.7    (9.3)     19.2     --        56.00


         *Estimate

         The GDP growth, which had been running at 5.5 percent average for the previous three years, fell to only 2 percent in 1990 and inflation rose to 12 percent. The peso was rather weak and the trade deficit doubled to nearly US $4 billion. The stock market tumbled by over 50 percent, from a high of 1,145 to less than 600, and the overall value of listed Philippine shares fell from US $12 billion to less than US $6 billion. Such is the real economic risk for investors of this fragile political system. Nevertheless, the recovery of confidence in early 1991 is testament to the long-term value that investors see in the country. Even if relative to its Asian neighbours the Philippines continues to have economic problems (and notably its high foreign debt), it will benefit from regional trends and it will present, from time to time, very interesting buying opportunities. The educated and literate labour force is a major resource of wages and relatively low taxes.

         At the worst point of the last years of the Marcos regime inflation in the Philippines reached 50 percent, the highest recorded in Asia during the past decade. With the strong support of the central bank under

     Governor Jobo Fernandez, the money supply was reined in, the peso was stabilized and inflation came down to single digits between 1986 and 1988. The tight monetary policy has been maintained and interest rates have been as high as 35 percent to control the supply of credit. Therefore, with good macroeconomic management the inflation problems in the Philippines can be contained.

         The same rule can be applied to the value of the peso which has had a poor long-term record and, despite the efforts of a strong and independent central bank, has again slid in value against the dollar in the past two years. With the benefit of strict International Monetary Fund prescriptions it is hoped that the Philippines will now be able to reschedule its foreign debt particularly with the help of the Japanese banks, stabilize the currency and maintain a reasonable growth in its export trade.

                                       PART C

     Item 24.         Financial Statements and Exhibits

              (a)     Financial Statements


                      The financial statements called for by this Item are incorporated by reference in Part B and listed in Item 23 hereof.

              (b)     Exhibits


                      1.       (a)     Declaration of Trust dated September 1,
                               1992 filed herewith.



                               (b) Amendment to Declaration of Trust dated October 6, 1992 filed herewith.



                      2. By-Laws of the Registrant as adopted September 1, 1992 and revised October 6, 1992 filed herewith.



                      5. Investment Advisory Agreement between the Registrant and Lloyd George Management (Hong
                               Kong) Limited dated October 27, 1992 filed herewith.



                      6. Placement Agent Agreement with Eaton Vance Distributors, Inc. dated October 27, 1992 filed herewith.



                      8.       (a)     Custodian Agreement with Investors Bank
                                       & Trust Company dated October 27, 1992
                                       filed herewith.



                               (b) Amendment to Custodian Agreement dated February 7, 1994 filed herewith.

                               (c) Amendment to Custodian Agreement dated November 13, 1995 filed herewith.



                      9.       (a)     Administration Agreement between the
                                       Registrant and Eaton Vance Management
                                       dated October 27, 1992 filed herewith.



                               (b)     Form of Letter Agreement relating to
                                       Investment Advisory Agreement filed
                                       herewith.



                      13. Investment representation letter of Eaton Vance Management dated October 7, 1992 filed herewith.


     Item 25.         Persons Controlled by or under Common Control with
     Registrant

              Not applicable.

     Item 26.         Number of Holders of Securities


                              (1)                         (2)
                        Title of Class           As of December 12, 1995
                     Beneficial Interests       Number of Record Holders

                                                           5





     Item 27.         Indemnification


              Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as Exhibit 1(a) hereto.


              The Trustees and officers of the Registrant and the personnel of the Registrant's administrator are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940.

     Item 28.         Business and Other Connections of Investment Adviser


              Lloyd George Management (Hong Kong) Limited ("Lloyd George") serves as investment adviser to the Portfolio. Lloyd George, a corporation organized under the laws of Hong Kong, is a wholly owned subsidiary of Lloyd George Management (B.V.I.) Limited ("LGM"). LGM and its subsidiaries act as investment adviser to various individual and institutional clients.


              To the knowledge of the Portfolio, none of the directors or officers of Lloyd George, except as set forth on its Form ADV as filed with the Securities and Exchange Commission, is engaged in any other business, profession, vocation or employment of a substantial nature, except that certain directors and officers also hold various positions with and engage in business for LGM.

     Item 29.         Principal Underwriters

              Not applicable.

     Item 30.         Location of Accounts and Records


              The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and at the following locations:

            Name                                Address

            Eaton Vance Distributors, Inc.      24 Federal Street
             (placement agent)                  Boston, MA  02110

            Lloyd George Management             3808 One Exchange Square
            (Hong Kong) Limited                 Central, Hong Kong
             (investment adviser)

            Eaton Vance Management              24 Federal Street
             (administrator)                    Boston, MA  02110


            Investors Bank and Trust Company    89 South Street
             (custodian)                        Boston, MA  02110


     Item 31.         Management Services

              Not applicable.

     Item 32.         Undertakings

              Not applicable.

                                      SIGNATURE



              Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston and the Commonwealth of Massachusetts on the 28th day of December, 1995.



                                                GREATER CHINA GROWTH PORTFOLIO



                                                By: /s/ James B. Hawkes
                                                    -------------------
                                                James B. Hawkes
                                                Vice President

                                  INDEX TO EXHIBITS

     Exhibit No.               Description of Exhibit
     -----------               ----------------------

     1.       (a)     Declaration of Trust dated September 1, 1992



              (b)     Amendment to Declaration of Trust dated October 6, 1992



     2. By-Laws of the Registrant as adopted September 1, 1992 and revised October 6, 1992



     5. Investment Advisory Agreement between the Registrant and Lloyd George Management (Hong Kong) Limited dated October 27, 1992



     6. Placement Agent Agreement with Eaton Vance Distributors, Inc. dated October 27, 1992



     8.       (a)     Custodian Agreement with Investors Bank & Trust Company
                      dated October 27, 1992



              (b)     Amendment to Custodian Agreement dated February 7, 1994



              (c)     Amendment to Custodian Agreement dated November 13, 1995



     9.       (a)     Administration Agreement between the Registrant and Eaton
                      Vance Management dated October 27, 1992



              (b) Form of Letter Agreement relating to Investment Advisory Agreement

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     13.      Investment representation letter of Eaton Vance Management dated
              October 7, 1992

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